   As filed with the Securities and Exchange Commission on February 18, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ORCHID BIOSCIENCES, INC.
             (Exact name of registrant as specified in its charter)

                                  ----------

             Delaware                             8731                            22-3392819
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or organization)      Classification Code Number)           Identification Number)

                                  ----------

                            ORCHID BIOSCIENCES, INC.
                             303 College Road East
                              Princeton, NJ 08540
                                 (609) 750-2200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ----------

                              DALE R. PFOST, Ph.D.
          Chairman of the Board, President and Chief Executive Officer
                            ORCHID BIOSCIENCES, INC.
                             303 College Road East
                              Princeton, NJ 08540
                                 (609) 750-2200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ----------

                                   Copies to:

       Joseph E. Mullaney III, Esq.                  Peter H. Jakes, Esq.
         John J. Cheney III, Esq.                 Gregg B. Shulklapper, Esq.
       Mintz, Levin, Cohn, Ferris,                 Willkie Farr & Gallagher
         Glovsky and Popeo, P.C.                      787 Seventh Avenue
           One Financial Center                  New York, New York 10019-6099
       Boston, Massachusetts 02111                 Telephone: (212) 728-8000
        Telephone: (617) 542-6000                  Telecopy: (212) 728-8111
         Telecopy: (617) 542-2241

                                  ----------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                  ----------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                               Proposed Maximum
                                                                  Aggregate
                    Title of each Class of                         Offering        Amount of
                 Securities to be Registered                       Price(1)     Registration Fee
------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share......................   $90,000,000.00      $23,760
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933.

                                  ----------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 18, 2000

                                       Shares

                                     (LOGO)

                                  Common Stock

                                   --------

  Orchid BioSciences, Inc. is selling    shares of common stock. Prior to this
offering, there has been no public market for our common stock. The initial
public offering price of our common stock is expected to be between $     and
$    per share. We have applied to have our common stock approved for quotation on The Nasdaq Stock Market's National Market under the symbol "ORCH."

  The underwriters have an option to purchase up to a maximum of    shares to
cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

                                                     Underwriting
                                            Price to Discounts and Proceeds to
                                             Public   Commissions    Orchid
                                            -------- ------------- -----------
Per Share..................................   $          $            $
Total......................................  $          $            $

  Delivery of the shares of common stock will be made on or about      , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                 Robertson Stephens

                                                            Salomon Smith Barney

                  The date of this prospectus is       , 2000.

   [Gatefold layout of graphic representation of our GBA primer-extension, including the steps involved in the process in the "Technology" section and the criteria for wetware. Photos will represent our product and service offerings, including SNPstream, SNPware kits and our GeneScreen facility, as well as a graphic illustration of our microfluidic technology and MegaSNPatron facility. Captions under each of the images will identify the steps of the SNP scoring process.]

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    4
Risk Factors........................    8
Special Note Regarding Forward-
 Looking Statements.................   22
Use Of Proceeds.....................   23
Dividend Policy.....................   23
Trademarks..........................   23
Capitalization......................   24
Dilution............................   25
Selected Financial Data.............   26
Unaudited Pro Forma Financial Data..   27
Management's Discussion And Analysis
 Of Financial Condition And Results
 Of Operations......................   30

                                   Page
                                   ----
Business.........................   36
Management.......................   53
Transactions With Executive
 Officers, Directors And Five
 Percent Stockholders............   66
Principal Stockholders...........   67
Description Of Capital Stock.....   69
Shares Eligible For Future Sale..   72
Underwriting.....................   74
Notice To Canadian Residents.....   76
Legal Matters....................   77
Experts..........................   77
Where You Can Find More
 Information.....................   77
Index To Financial Statements....  F-1

   This prospectus contains references to our trademarks GBA(R) and GeneScreen(R). Genetic Bit Analysis, SNPstream, SNPware, SNPkit, DNAstream, Chemtel, Agile Arrays, MegaSNPatron, SNPcode, Clinical Genetics Network, Regional GeneScreen Centers, SNP CONFIRM, SNP ASSOCIATE, SNP WIDEMAP, GENESCREEN IDENTITY, GENESCREEN FORENSIC, GENESCREEN TRANSPLANT TESTING, and the Orchid logo are our trademarks for which registration applications have been filed with the United States Patent and Trademark Office. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                     Dealer Prospectus Delivery Obligation

   Until       , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in the offering. Therefore, you should read the entire prospectus carefully.

Orchid BioSciences

   We are a leader in the development and commercialization of genetic diversity technologies, products and services. We expect our proprietary technologies will significantly enhance the way companies generate information about single nucleotide polymorphisms, or "SNPs", the most common form of genetic diversity. Genetic diversity information can be used to facilitate the development of highly specific and efficacious drugs, to improve the effectiveness of existing drugs, and to increase the likelihood of success of tissue transplants. Our proprietary technologies also have other commercial applications outside of the healthcare field, including forensics and paternity testing, as well as improved crop development and livestock breeding programs.

The Opportunity

   As the sequencing of the human genome nears a successful completion, we believe we are entering a post-genomics era that will be driven by the identification of genetic variation from person to person. We expect millions of SNPs will be discovered over the next several years, fueling a dramatic increase in the demand for studies associating particular SNPs or combinations of SNPs with medically important attributes. These studies are expected to create a need for the performance of billions of SNP analyses, or SNP scores. The methods traditionally used to conduct SNP scoring have significant limitations, including high expense, low accuracy, lack of flexible design, lack of scalability and sensitivity to variations in experimental conditions. The transition to the post-genomics era and the increase in the number of SNP association studies is creating a pressing need for fast and flexible SNP scoring systems that can score SNPs with a higher level of accuracy and at a lower cost than is achievable with current methods.

Orchid's Unique Solution

   We believe our proprietary Genetic Bit Analysis, or GBA, primer-extension SNP scoring technology is superior to all other SNP scoring technologies. Our SNP scoring system is able to rapidly generate highly accurate information relating to SNPs at a cost that is significantly lower than conventional systems. We have designed our GBA primer-extension technology to be automated and scalable. It is also adaptable to a wide variety of hardware platforms and laboratory conditions. We believe the combination of our GBA primer-extension technology with our proprietary microfluidics technology will enable us to gain competitive advantages in the cost and throughput of SNP scoring conducted at our ultra high-throughput MegaSNPatron facility. As we develop our microfluidics technologies, we intend to integrate them into our facility in order to increase its throughput to millions of SNP scores per day and reduce SNP scoring costs to pennies per SNP score.

   We believe our unique approach to SNP scoring will enable pharmaceutical companies to improve their identification of lead drug candidates for optimization and development by allowing them to generate and rapidly convert genetic variation data into diverse collections of potentially useful targets and drug candidates. In addition, we believe our technologies will be used by pharmaceutical companies to assess the efficacy and toxicity of drug candidates within their product pipelines as well as their currently-marketed drugs. We intend to use our technologies to develop proprietary applications of SNPs which improve medical treatment. We believe our proprietary technologies will also be applicable to the development of agricultural and diagnostic products. We believe these applications of genetic diversity will be an important part of the post-genomics era.

Our Target Markets

   We are targeting our SNP scoring technologies at a number of the most rapidly developing markets in the field of genetic diversity. Specifically, we believe our SNP scoring technologies can provide significant value in many aspects of drug discovery, development and marketing as well as disease predisposition assessment, diagnostic test development, transplantation matching and development of agricultural products. Each of these markets presents us with a wide range of opportunities for our technologies, including SNP confirmation and SNP association studies, as well as the application of SNP scoring to clinical trials and in clinical diagnostics.

Our Strategy

   Our objective is to become the premier provider of instruments, consumables, services and technologies for SNP scoring and of other genetic diversity tests. The key elements of our strategy to achieve this objective include the following:

  . Rapid commercialization. We intend to rapidly commercialize our products and services, including our line of SNPstream instruments and SNPware kits for SNP scoring. We intend to commercialize SNPware kits for use on our hardware instrument platform, as well as on other SNP scoring platforms. For example, we are developing our SNPware consumable product line for Affymetrix, a leading DNA chip company. In addition, we intend to offer our products and services to other major companies for distribution to their customers. We currently provide SNP scoring services at our ultra high-throughput MegaSNPatron facility.

  . Market extension. We intend to leverage our strong position in the research market to expand into the clinical and diagnostic markets. We believe these markets have the largest long-term growth potential in the genetic diversity field. We also intend to expand geographically by establishing international SNP scoring facilities to create additional service revenue and promote the sale of our entire line of products. We also intend to provide SNP scoring directly to consumers and physicians through one of our Web sites.

  . Proprietary SNP value creation. We intend to continue to create proprietary rights covering the association of SNPs with medically important attributes. We expect this will result in proprietary rights covering a broad range of new and existing drugs consisting of both "composition of matter patents", which cover the drugs themselves, and "use patents", which extend the drugs' label coverage.

  . Sustained competitive advantage. We plan to expand our scientific leadership in the genetic diversity field through scientific collaborations and acquisitions. We intend to use our microfluidics technologies to leverage our SNP scoring technologies and to maintain a competitive advantage in SNP scoring costs and throughputs.

Our Products and Services

   We currently offer our SNPstream hardware system for turn-key SNP scoring capabilities, our SNPware consumable kits for conducting SNP scoring, and our ultra high-throughput MegaSNPatron scoring services. We intend to market our SNPware on our Web site where customers will be able to order custom SNP panels to fit their individual needs. We also offer genetic diversity testing services through our Regional GeneScreen Centers for use in forensic and paternity testing as well as to improve the success of bone marrow transplants.

Our History

   We were incorporated in Delaware on March 8, 1995 and in February 2000 we changed our name from Orchid Biocomputer, Inc. to Orchid BioSciences, Inc. Our principal office is located at 303 College Road East, Princeton, NJ 08540 and our telephone number is (609) 750-2200. Our corporate Web site is located at http://www.orchid.com. Information contained on any of our Web sites should not be considered a part of this prospectus.

                                  The Offering

Common stock offered......................     shares

Common stock to be outstanding after this
 offering.................................     shares

Use of proceeds........................... For general corporate and working capital purposes, including
                                           potential acquisitions. See "Use of
                                           Proceeds."

Proposed Nasdaq National Market symbol.... ORCH

   The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding on December 31, 1999 and excludes:

  . 1,463,011 shares of common stock that may be issued upon exercise of options outstanding as of December 31, 1999 at a weighted average exercise price of $1.04 per share; and

  . 1,229,228 shares of common stock that may be issued upon exercise of warrants outstanding or obligated to be issued as of December 31, 1999 at a weighted average exercise price of $4.68 per share.

                                  ------------

   Unless otherwise indicated, information in this prospectus assumes the following:

  . the conversion of all of our outstanding shares of convertible preferred stock upon the closing of this offering; including 5,971,903 shares of Series E mandatorily redeemable convertible preferred stock sold in January 2000 and 1,040,341 shares issued in January 2000 of Series E mandatorily redeemable convertible preferred stock, which was recorded as to be issued at December 31, 1999, into 24,671,450 shares of common stock;

  . the filing of our amended and restated certificate of incorporation concurrently with the closing of this offering; and

  . no exercise of the underwriters' over-allotment option.

                Summary Historical and Pro Forma Financial Data
                     (in thousands, except per share data)

   In the "Pro Forma Year Ended December 31, 1999" column, below, we have adjusted the consolidated statements of operations data to give pro forma affect to the acquisition of GeneScreen, Inc. on December 30, 1999 as if it had occurred on January 1, 1999. In the "As Adjusted" column in the consolidated balance sheet data below, we have adjusted the actual balance sheet data as of December 31, 1999 to give effect to the automatic conversion of all of our outstanding convertible preferred stock, including the sale of Series E mandatorily redeemable convertible preferred stock in January 2000 and the issuance in January 2000 of Series E mandatorily redeemable convertible preferred stock recorded as to be issued at December 31, 1999, into 24,671,450 shares of common stock immediately prior to the closing of this offering. We have further adjusted the actual balance sheet data to give effect to receipt
of the net proceeds from the sale of     shares of common stock in this
offering at an assumed initial public offering price of $   per share, after
deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

                             Period from
                            March 8, 1995                                          Pro Forma
                             (inception)         Year Ended December 31,           Year Ended
                                 to         ------------------------------------  December 31,
                          December 31, 1995  1996     1997      1998      1999        1999
                          ----------------- -------  -------  --------  --------  ------------
                                                                                  (unaudited)
Consolidated Statements
 of Operations Data:
Revenues................       $2,795       $ 6,230  $ 3,763  $  2,781  $  1,793    $ 15,456
Operating expenses:
 Cost of laboratory
  testing revenue.......          --            --       --        --        --        9,035
 General and
  administrative........           37           718    2,842     5,024     8,567      14,942
 Research and
  development...........        2,795         6,727   10,812     7,574    13,412      13,510
 Compensation expense
  from equity
  issuances.............          --            --        86       175       646         646
 Acquisition of in-
  process research and
  development...........          --            --       --      2,353       --          --
                               ------       -------  -------  --------  --------    --------
Total operating
 expenses...............        2,832         7,445   13,740    15,126    22,625      38,133
                               ------       -------  -------  --------  --------    --------
Operating loss..........          (37)       (1,215)  (9,977)  (12,345)  (20,832)    (22,677)
                               ------       -------  -------  --------  --------    --------
Other income (expenses),
 net....................           31            91       49       866    (3,271)     (3,180)
                               ------       -------  -------  --------  --------    --------
Net loss................           (6)       (1,124)  (9,928)  (11,479)  (24,103)    (25,857)
                               ======       =======  =======  ========  ========    ========
Net loss allocable to
 common stockholders....           (6)       (1,124)  (9,928)  (11,479)  (68,468)     70,222
                               ======       =======  =======  ========  ========    ========
Basic and diluted net
 loss per share
 allocable to common
 stockholders...........       $ (.05)      $ (3.45) $(27.57) $ (17.09) $ (90.20)   $ (92.51)
Shares used in computing
 basic and diluted net
 loss per share
 allocable to common
 stockholders...........          131           326      360       672       759         759
Unaudited Pro Forma Net
 Loss Per Share Data:
Pro forma basic and
 diluted net per share
 allocable to common
 stockholders
 (unaudited)............                                                $ (10.19)
Shares used in computing
 pro forma basic and
 diluted loss per share
 allocable to common
 stockholders
 (unaudited)............                                                   6,718

                                                            December 31, 1999
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                                    (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents................................. $34,204
Working capital...........................................  27,225
Total assets..............................................  66,305
Long-term debt, less current position.....................   4,122
Mandatorily redeemable convertible preferred stock........  88,995
Convertible preferred stock issued........................   1,075
Total stockholders' equity (deficit)...................... (36,964)

   Please see Note 1 to our consolidated financial statements for an explanation of the method used to calculate net loss allocable to common stockholders and pro forma net loss per share allocable to common stockholders and number of shares used in the computation of per share amounts.

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those described below, that are not presently known to us or that we currently believe are immaterial may also impair our business. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed. In that case, the market price of our common stock could decline, and you could lose all or part of your investment. See "Special Note Regarding Forward-Looking Statements."

                         Risks Related to Our Business

We have a relatively short operating history. There is a limited amount of information about us upon which you can evaluate our business and prospects for future success.

   We were incorporated on March 8, 1995 and have only a relatively limited operating history upon which you can evaluate our business and prospects for future success. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as the market for products and services derived from genomics and microfluidics technologies. Some of these risks and uncertainties relate to our ability to:

  . anticipate and adapt to changes in our rapidly evolving markets;

  . retain current customers or collaborators and attract new customers and collaborators;

  . implement and successfully execute our business strategy and sales and marketing initiatives;

  . attract, retain and motivate qualified personnel;

  . respond effectively to competitive and technological developments;

  . increase our brand recognition; and

  . effectively manage our anticipated growth.

If we are unsuccessful in addressing these risks and uncertainties, our business and financial condition could be materially and adversely affected.

We had an accumulated deficit of $46.6 million as of December 31, 1999, expect to continue to incur substantial operating losses for several years and may never achieve or maintain profitability.

   We have had substantial operating losses since our inception and our operating losses are expected to continue over the next several years. Accordingly, we may never be profitable. For example, we experienced net losses of $24.1 million in 1999, $11.5 million in 1998 and $9.9 million in 1997. As of December 31, 1999, we had an accumulated deficit of $46.6 million. In order to further develop our single nucleotide polymorphism, or SNP, scoring and microfluidics technologies, we will need to incur significant expenses in connection with our internal research and development and commercialization programs. As a result, we expect to incur operating losses for several years. Our ability to achieve significant revenue or profitability will depend upon obtaining research collaborations and customers for our products and services. If we fail to attract new collaborations and customers, our results of operations and financial condition will be materially and adversely affected.

Fluctuations in our quarterly revenue and operating results may negatively impact our stock price.

   Our revenue and results of operations have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

  . demand for our products and services;

  . our ability to attract and retain customers;

  . our ability to attract, retain and motivate qualified technical and scientific personnel;

  . the number, timing and significance of new products and services introduced by our competitors;

  . our ability to develop, market and introduce new and enhanced products and services on a timely basis;

  . changes in the mix of our products and services offered;

  . changes in our operating expenses;

  . changes in the cost, quality and availability of reagents and components required to manufacture or use our products;

  . changes in commercial and government funding of research using our products;

  . regulatory actions; and

  . changes in third-party reimbursement policies.

   A substantial portion of our operating expense is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and is therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenue. If actual revenue is below our expectations, our results of operations and financial condition would be materially and adversely affected.

   It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to fall and you could lose all or part of your investment.

We are in the early stages of developing our technologies and commercializing our products.

   We have just begun to incorporate our technologies into commercialized products, and we cannot assure you that our commercialization of them will be successful.

   Our technologies are still in the early stages of development and we have just begun to incorporate our technologies into commercialized products. Our ability to successfully develop our technologies and commercialize our products is subject to a variety of factors, including our ability:

  . to obtain substantial additional capital to support the expenses of developing our technologies and commercializing our products;

  . to develop markets for our products or services;

  . to successfully transition from a company with a research focus to a company capable of supporting commercial activities; and

  . to attract and retain qualified management, sales, technical and scientific staff.

   We have limited experience in manufacturing products for commercial sale and will need to acquire new facilities to manufacture our products on a commercial scale.

   We have limited experience manufacturing products for commercial sale. We have limited capacity to manufacture our products. We currently have a manufacturing facility located in Princeton, New Jersey, which can only produce limited quantities of our SNPware products for sale to our customers and for internal use. To achieve the production levels necessary for successful commercialization, we will need to scale-up our manufacturing facilities and establish automated manufacturing capabilities. We are presently searching for a facility to meet our manufacturing needs beyond 2000. If we are unable to acquire additional manufacturing facilities or successfully scale-up our existing manufacturing capability, we may not be able to provide our customers with the quantity of products and services they require, which would adversely affect our business and result in reduced revenue. If our manufacturing facility were significantly damaged by any natural disaster or if other events were to cause our operations to fail, we could be prevented from developing and manufacturing our products. Furthermore, we may not have adequate insurance to cover the damage, which would adversely affect our business and operations.

   We have limited sales and marketing experience. As a result, we may be unable to compete successfully with our competitors or commercialize any potential products we may develop.

   We have limited experience in sales and marketing. We do not have a direct sales force. We intend to market our SNP scoring and microfluidics technologies and applications through collaborations and distribution agreements with pharmaceutical and biotechnology companies. We cannot assure you that we will be able to establish a successful direct sales force or to establish collaboration or distribution arrangements to market our products, which could have a material adverse effect on our business and financial condition.

We may not be able to successfully manage our growth, which could adversely affect our business.

   We have grown rapidly in recent years and expect to continue to grow rapidly. From inception to January 31, 2000, our employee headcount has grown to 201 and several members of our senior management team have only recently joined us through our acquisitions of Molecular Tool, Inc. and GeneScreen, Inc. Our growth has placed, and is expected to continue to place, a significant strain on our management and operating systems. Our ability to effectively manage any future growth will depend upon our ability to strengthen our management team and our ability to attract and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our work force. In addition, we must continue to take steps to provide resources to support our collaborative parties and customers as their numbers increase. Our inability to manage our growth effectively could materially and adversely affect our business and results of operations.

Our technologies and initial commercial products have not achieved market acceptance and may not be commercially viable or successful, which would adversely affect our business.

   We have not yet completed the development of our SNP scoring technologies or our ultra high-throughput MegaSNPatron facility for SNP scoring, both of which are important elements of our business strategy. We may not be able to successfully develop these technologies or this facility. Even if these technologies are developed, we cannot be certain that they will be valued by our prospective customers. We are currently developing and commercializing only a limited number of products based on our SNP scoring technologies. We cannot assure you that we or our customers will be able to use these technologies to successfully identify and score SNPs. Even if we are able to use these technologies to identify and score SNPs, any SNPs so identified and scored may not be useful in assisting pharmaceutical or diagnostic product development. Our technology and development focus with respect to our SNP scoring technologies are in part directed toward complex diseases associated with one or more genes. There is limited scientific understanding generally relating to the role of genes and polymorphisms in these diseases, and relatively few products based on gene discoveries and/or polymorphisms have been developed and commercialized. Accordingly, even if we are successful in scoring SNPs and associating these SNPs with specific drug responses or diseases, we cannot be certain that these discoveries will lead to the development of therapeutic or diagnostic products. If we fail to successfully develop our SNP scoring technologies or any therapeutic or diagnostic products based on such technologies, our business and results of operation would be materially harmed.

   Our SNP scoring technologies involve novel uses of instrumentation, software and technologies that have not been previously used in commercial applications. It is possible that previously unrecognized defects or limitations of our SNP scoring technologies will emerge as they are used. We may be unable to validate or achieve the improvements in the components of our SNP scoring technologies necessary for their successful commercialization. Our SNP scoring technologies will also need to compete against well-established techniques and enhancements for discovering novel drugs, including combinatorial chemistry and high-throughput screening. We may be unable to compete successfully against existing techniques and instruments, which would materially and adversely affect our business and results of operations.

   Even if we are able to develop products for commercial use based on our SNP scoring technologies, we may not be able to develop products that:

  . meet applicable regulatory standards in a timely manner, if ever;

  . can successfully compete with competing products or services;

  . can avoid infringing the proprietary rights of others;

  . can be manufactured in commercial quantities at a reasonable cost; or

  . can be marketed successfully.

   We expect that it will be a few years, if ever, before we recognize significant revenue from the sale of our SNP scoring technologies and products, or any therapeutic or diagnostic products that are developed from any of our technologies. If we are unable to develop or commercialize our potential products, our financial condition would be harmed.

We expect to derive a significant portion of our revenue from the sale of our SNPware consumables and kits and SNPstream systems. We will need our customers to purchase sufficient quantities of these products for us to ever become profitable.

   Our customers may not generate sufficient throughput using our SNPstream product line. This may limit their purchases of our SNPware consumables, kits and other consumables necessary to conduct SNP scoring with our SNPstream systems. Other factors which may limit the use of our kits and consumables include the acceptance of our technologies by our customers and the training of our customers' personnel. If our customers are slow to, or never, achieve sufficient results using our SNPstream system, or fail to purchase sufficient quantities of our SNPware consumables and kits, we may never achieve profitability. Further, our SNPware consumables and kits may not be adopted by customers who use their own instrument systems, and even if adopted, may not work on their systems, which would materially and adversely affect our business and results of operations.

We rely heavily on paternity testing service contracts we have with various state agencies. Our business would be seriously harmed if we fail to maintain any such contracts or fail to enter into any such contracts in the future.

   We currently derive a substantial portion of our revenues from the DNA testing services we provide in the forensic and paternity fields. These services are heavily dependent upon contracts we have with various state agencies, which are typically open to bid and awarded every one to three years. The process and criteria for these awards are typically complex and highly competitive. We may not be able to maintain any of our existing state contracts or be the successful bidder on any additional state contracts which may become available in the future on terms acceptable to us, which would adversely affect our results of operations and financial condition.

We anticipate that we will need to raise additional funding which may not be available on terms acceptable to us, if at all.

   We anticipate that our existing capital resources may not be sufficient to fund our future operating plans and we may therefore need to raise significant additional capital. We expect our capital and operating expenses to be significant over the next several years as we expand our infrastructure and increase our research and development and commercialization activities. The amount of additional capital which we expect we will need to raise will depend on many factors, including:

  . our progress with research and development;

  . the number and breadth of our research programs;

  . our internal use of and our level of success in selling our SNP scoring products and associated technologies;

  . our ability to establish and maintain successful collaborations; and

  . the costs incurred by us in enforcing and defending our patent claims and other intellectual property rights.

   We believe the proceeds from this offering, together with cash on hand, will be sufficient to fund our operating costs for at least the next 18 months. However, we may need additional financing sooner if we:

  . decide to expand faster than planned;

  . develop new or enhanced services or products ahead of schedule;

  . need to respond to competitive pressures; or

  . decide to acquire complementary products, businesses or technologies.

   If we raise additional funds through the sale of equity or convertible debt or equity-linked securities, your percentage ownership in the company will be reduced. In addition, these transactions may dilute the value of our outstanding stock. We may issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through collaborations or licensing arrangements, we may relinquish rights to certain of our technologies or products, or grant licenses to third parties on terms that are unfavorable to us. We may be unable to raise additional funds on terms acceptable to us. If future financing is not available to us or is not available on terms acceptable to us, we may not be able to fund our future needs which would have a material adverse effect on our results of operations and financial condition.

We intend to rely on research collaborations and licensing agreements to implement our business strategy and commercialize our products. Our business could be seriously harmed if we are unable to enter into new collaborations or licensing arrangements.

   Our strategy for developing and commercializing products based on our discoveries depends upon our ability to form research collaborations and licensing arrangements. As a result, we may be dependent on our collaborators and licensees for regulatory approval, manufacturing and marketing of therapeutic and diagnostic products resulting from the application of our technologies. We may not be able to enter into such research collaborations and licensing arrangements or implement our strategy to develop and commercialize therapeutic and diagnostic products based upon our discoveries which would have a material adverse effect on our results of operation and financial condition.

   The early termination of any of our collaborations or licenses could harm our business and financial condition.

   Our collaboration agreement with Affymetrix may be terminated early under certain circumstances, including in the event of a breach of a material term by us. In addition, we intend to seek additional collaborations and licenses with third parties, who may negotiate provisions with us that allow them to terminate their agreements with us prior to the expiration of the negotiated term under certain circumstances. If Affymetrix or any other third party collaborator or licensee were to terminate its agreement with us or otherwise fail to conduct its obligations under our collaboration or to complete them in a timely manner, we could lose significant revenue.

   We intend to establish relationships with new collaborators, consultants and scientific advisors. We cannot be certain that any of them will choose to work with us to research or develop our technologies.

   We have historically maintained relationships with collaborators, consultants and scientific advisors at academic and other institutions who have conducted research on our behalf. The majority of these individuals have commitments to other entities and have limited time available to us. Some of these entities may also compete with us. We intend to establish new relationships with collaborators, consultants and scientific advisors in our genetic diversity fields. We will have little, if any, control over the activities of any new collaborators and can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover and score SNPs and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. We cannot be certain that any of our existing collaborations will be successful. Further, we may not be able to negotiate acceptable collaborations in the future with additional collaborators, consultants, or scientific advisors at academic and other institutions.

   Our collaborators could also develop competing products, preclude us from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with us prematurely or fail to devote sufficient resources to the development and commercialization of products. Any of these developments could harm our product development efforts, which would adversely affect our business and financial condition.

We may not be able to retain commercialization rights, which could limit our income potential.

   In our research collaborations, we may seek to retain commercialization rights for the development and marketing of any pharmaceutical, agricultural and diagnostic products or services developed as a result of the collaboration. No such pharmaceutical, agricultural or diagnostic products or services have been developed by us to date. Further, even if developed, we may not be successful in retaining such rights. We may seek to commercialize any such retained rights, as well as any products developed in our internal development programs, directly or through collaborations with others. In addition, we may not realize any value from any retained commercialization rights and products developed internally, which would adversely affect our business and financial condition.

We may not be able to compete successfully with our competitors, which would harm our business.

   We are subject to significant competition from organizations that are pursuing products and services that are substantially similar to our proposed products and services. Many of the organizations competing with us have greater experience in financial, manufacturing, marketing, sales distribution and technical regulatory matters, than we do. In the SNP scoring field, we compete with several companies offering alternative technology concepts which differ in the areas of sample amplification, analysis process, sample separation or SNP detection and are all based on indirect detection of the molecule through hybridization and/or labeling. We may also compete against our customers, which could adversely affect our relationships with them.

   We believe our future success will depend, in large part, on our ability to maintain a competitive position in each of the instrument and kit-based SNP scoring, pharmacogenetics and microfluidics product fields and in the SNP scoring services field. If we or our competitors rapidly develop new technologies in product and service development, we may never recover our investments in research and development and our products or services could become obsolete, which would adversely affect our business and financial condition. Less expensive or more effective technologies developed by others could also make our products and services obsolete. Our inability to make the enhancements to our technologies necessary to compete successfully with newly emerging technologies would have a material adverse effect on our business and competitive position.

If we are unable to protect our proprietary methods and technologies, we may not be able to operate our business profitably.

   If our patent applications do not result in issued patents, our competitors may obtain rights to commercialize our discoveries and adversely affect our business.

   Our commercial success will depend, in large part, on our ability to obtain patent protection on many aspects of our business, including the discovery and the association of particular SNPs with disease predisposition and adverse drug metabolism, and on the products, methods and services we develop. We intend to apply for patent protection on novel SNPs of known genes and their uses, as well as novel uses for previously identified SNPs discovered by third parties. In the latter cases, we would need a license from the holder of the patent with respect to such SNP in order to make, use or sell any related products. We may not be able to acquire such licenses on terms acceptable to us, if at all.

   The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including us, are frequently uncertain and involve complex legal and factual questions. Our patent applications may not protect our technologies, products or SNP discoveries for any one or more of the following reasons:

  . some or all of our pending patent applications may not result in issued patents;

  . we may develop additional proprietary technologies that are not patentable;

  . any patents issued to us may not provide a basis for commercially viable products;

  . any patents issued to us may not provide us with any competitive advantages; and

  . any patents issued to us may be challenged, circumvented or invalidated by third parties.

   The scope of our issued patents may not provide us with adequate protection of our intellectual property from our competitors, which would harm our business and financial condition.

   We may not be able to obtain new patents for our products or methods. Even if we are able to obtain new patents, these patents may not provide us with substantial protection or be commercially beneficial to us. In addition, patent filing and maintenance fees are very expensive and if we fail to pay these fees, we may not be able to protect our discoveries which would adversely affect our business. The issuance of a patent is not conclusive as to its validity or its enforceability. Furthermore, a patent does not provide the patent holder with an absolute right to practice such patented technology. Thus, it is quite possible that third parties may have patents of their own which could, if asserted, prevent us from practicing our patented technologies. This inability to practice our own patented technologies may adversely affect our business. Any of our patents could be challenged by litigation and, if the outcome of such litigation were adverse to us, competitors could be free to use the subject matter covered by the patent, or we may have to license the technologies to others in settlement of such litigation. If key patents owned by or licensed to us were invalidated or if any of our pending patent applications were not issued, our competition could increase and harm our business and financial condition.

   If any genomic sequence information related to a SNP is publicly released prior to the time we apply for patent protection on a related SNP we may be unable to obtain patent protection with respect to that SNP. In addition, certain other groups are attempting to rapidly identify and characterize genes and SNPs through the use of gene expression analysis and other technologies. To the extent any patents issue to other parties on such partial or full-length genes or SNPs or uses for such genes or SNPs, the risk increases that the sale of products, including therapeutics, or processes developed by us or our collaborators may give rise to claims of patent infringement against us. We may not prevail in any such action based on a patent infringement claim, which would adversely affect our ability to commercialize our products. Others may have filed and, in the future, are likely to file patent applications covering SNPs. Any such patent application could have priority over our patent applications and could further require us to obtain rights to previously issued patents covering SNPs. We cannot assure you that any license that we may require under any such patent will be made available to us on commercially acceptable terms, if at all. We believe there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources.

   If we are unable to gain access to or to obtain a license to use identified SNPs that are important to the research and development of our products and services, our business and financial condition would be adversely affected.

   We currently obtain significant data on SNPs from several sources, including The SNP Consortium, Ltd., a group of leading pharmaceutical companies identifying SNPs. Through The SNP Consortium and these other sources, information relating to identified non-proprietary SNPs is made publicly available without licensing fees. We cannot be sure the SNP data will remain largely non-proprietary or made available to us without payment of licensing fees to third parties, if at all. There are other sources of SNP data which may patent SNPs and their uses more rapidly than the sources which make their SNPs publicly available. There is a risk that The SNP Consortium or other sources of SNP data might cease to make SNP data publicly available, which would adversely affect our business.

   The U.S. Patent and Trademark Office has issued at least one patent relating to a SNP. If SNPs are patented by third parties we will need to obtain rights to them in order to develop and use them. If we fail to obtain licenses to them, we may never achieve significant revenue or become profitable. Third parties may be unwilling to license rights to us on commercially acceptable terms, if at all. Our failure to obtain rights to important patented SNPs would have an adverse effect on our business. If we were required to pay licensing fees to develop and use SNPs, our business and financial condition could be adversely affected.

   We may need to initiate lawsuits to protect or enforce our patents, which would be expensive. If we lose, we may forfeit some of our intellectual property rights, which would adversely affect our ability to compete in the market.

   In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. These lawsuits could be expensive, take significant time, and could divert management's attention from other business concerns. These lawsuits would put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke these third parties to assert claims against us. Patent law relating to the scope of claims in the biotechnology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these suits or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these announcements to be negative, it could cause the market price of our stock to decline.

   Our success will depend partly on our ability to operate without infringing on or misappropriating the intellectual property rights of others.

   We may be sued for infringing on the intellectual property rights of others. Intellectual property litigation is costly, and, even if we prevail, the costs of such litigation could adversely affect our business and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license to the intellectual property in question. Any required license may not be available on terms acceptable to us, if at all. In addition, some licenses may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we fail to obtain a required license or are unable to design around any third party patent, we may be unable to sell some of our products, which could have a material adverse effect on our business and results of operations.

   The non-patent rights we rely upon to protect our intellectual property may not be adequate to protect our products and services, which could enable third parties to use our technologies and would reduce our ability to compete in the market.

   In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require employees, academic collaborators, consultants and other third parties to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

  . the agreements may be breached;

  . we may have inadequate remedies for any breach;

  . proprietary information could be disclosed to our competitors;

  . others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies; or

  . we may not be able to meaningfully protect our trade secrets.

   We may not be able to maintain the confidentiality of our technologies and other confidential information in connection with each academic collaboration or advisory arrangement, and any unauthorized dissemination of our confidential information could harm our business and results of operations. Further, any collaborator, consultant or advisor may enter into an employment agreement or consulting arrangement with one of our competitors. The measures that we take may not provide protection for our trade secrets or other proprietary information. If we are unable to protect our intellectual property, our ability to execute our business plan would be harmed.

Future acquisitions or investments could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our business.

   We have recently completed acquisitions of Molecular Tool and GeneScreen. Although we have no commitments or agreements with respect to any additional acquisitions at present, we anticipate that a portion of our future growth may be accomplished by acquiring existing businesses. Factors that will affect the success of any acquisition we might make include our ability to integrate acquired, personnel, operations, products and technologies into our organization effectively, to motivate key personnel and to retain customers of acquired businesses. We may not be able to identify suitable acquisition opportunities, obtain any necessary financing for such acquisitions on acceptable terms or successfully integrate acquired personnel and operations. In addition, as a public company, the cost of acquiring companies may increase relative to the cost of acquiring similar companies when we were a private company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our business. Any future acquisitions would involve certain other risks, including the assumption of additional liabilities and potentially dilutive issuances of equity securities.

We are dependent upon certain of the technologies we license from others and may be adversely affected by changes in the terms of any of these licenses.

   We have acquired or licensed certain components of our technologies from third parties. Changes in such third party license agreements, or the early termination of any of these license agreements, could harm our research and development capabilities, which would adversely affect our business and financial condition.

Compliance with government regulation is critical to our business. Our failure to comply with any applicable government regulation may adversely affect our results of operation.

   Our research and development, production and service activities involve the controlled use of hazardous materials and chemicals and patient samples. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products, conveyance, processing, and storage of and data on patient samples. Further, with our recent acquisition of GeneScreen, we acquired three laboratories which are subject to specific government regulation under the Clinical Laboratory Improvement Act, or CLIA, administered by the United States Department of Health and Human Services relating to the certification of all clinical laboratories performing tests on human specimens for the purpose of providing information for the diagnosis, prevention or testing of any diseases. Although we believe our procedures for handling and disposing of such materials comply in all material respects with the standards prescribed by federal, state and local laws and regulations, including CLIA, the risk of accidental contamination or injury from these materials cannot be completely eliminated. If we fail to comply with applicable laws or regulations or in the event of an accident, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources.

We are subject to industry regulations by various federal and state authorities. The accreditation related to some of our services may be revoked if we fail to comply with these regulations, which would interrupt our operations and have an adverse affect on our business.

   All three of our GeneScreen laboratories are subject to various industry regulations and accreditation standards with which we must comply in order to continue to provide our paternity testing, forensic testing and bone marrow typing services. In order to provide paternity testing, we must be accredited by the American Association of Blood Banks, or AABB. In order to provide criminal forensic testing services, we must be accredited by the National Forensic Science Testing Center. In order to provide bone marrow donor typing services, we must be accredited by the American Society of Histocompatibility and Immunology. Our GeneScreen laboratory located in Dayton is accredited by the New York Department of Health as a clinical laboratory for paternity and bone marrow donor typing. If we fail to comply with the applicable regulations promulgated by any of these agencies or if we were to lose our accreditation by any of them, our business and results of operation would be adversely affected.

The sale of our products and services involves a lengthy sales cycle which will make our revenue forecasting extremely difficult.

   Our ability to obtain customers for our products and services will depend in significant part upon the perception that our products and services can help accelerate or improve drug discovery and development efforts or have beneficial effects on human health. Our average sales cycle is lengthy due to the education effort that is required as well as the need to effectively sell the benefits of our products and services to a variety of constituencies within potential collaborators and customers, including research and development personnel and key management. In addition, each collaboration will involve the negotiation of agreements containing terms that may be unique to each customer or collaborator. We may expend substantial funds and management effort with no assurance that a sale or a collaboration will result.

If our customers fail to accurately prepare sample preparations for use with our products or services, the overall market demand for our products could be reduced significantly.

   Before using our SNPstream product line and MegaSNPatron SNP scoring service facility, customers must prepare samples by following several steps that are prone to human error, including DNA isolation and DNA segment amplification. If DNA samples are not prepared appropriately, our SNPstream products and MegaSNPatron SNP scoring service will not generate an accurate reading. If our customers experience similar difficulties, they may achieve lower levels of throughput than those for which our system was designed. If our customers are unable to generate expected levels of throughput, they may not continue to purchase our consumables or services, they may express their discontent with our products in the marketplace, potentially driving down demand for our products and services, or they may collaborate with others to jointly use our products and services. Any or all of these actions would reduce the overall market demand for our products which could harm our business and financial condition.

We may be held liable for any inaccuracies associated with our research and DNA testing services, which may require us to defend ourselves in costly litigation, the expense and negative publicity of which would adversely affect our business.

   Our Regional GeneScreen Centers frequently provide pharmacogenetic, forensic, and paternity testing services. Claims may be brought against us for false identification of paternity or other inaccuracies. Litigation of these claims is costly. We cannot assure you we will be able to pay for potential litigation or damages or that we will successfully defend ourselves from any claims brought against us.

We rely on single or limited sources of supply for some components of our products.

   Certain key components of our SNP scoring and microfluidic chip system technologies are currently available only from a single source or a limited number of sources. We currently rely on outside vendors to manufacture certain components of our SNPstream system and certain reagents we provide in our SNPware kits. Some or all of these key components may not continue to be available in commercial quantities at acceptable costs. For example, we have an agreement with Beckman Coulter under which they supply us with the components of our SNPstream system and with NEN Life Science Products, Inc. under which they supply us with some of the key reagents contained in our SNPware kits. We also currently rely on DNA samples provided by suppliers and rely on other third parties to perform DNA synthesis for us. If we are required to seek alternative sources of supply, it could be time consuming and expensive. In addition, we are dependent on our vendors to provide components of appropriate quality and reliability and to meet applicable regulatory requirements. Consequently, in the event that supplies from these suppliers were delayed or interrupted for any reason, our ability to develop and supply our products could be impaired which would adversely affect our results of operations.

If we fail to retain any key personnel or hire, train and retain qualified employees, we may not be able to compete effectively, which would adversely affect our business and result in reduced revenue.

 Senior Management

   Our future success will depend on the continued services and on the performance of our senior management, in particular the services of:

  . Dale R. Pfost, Ph.D., our Chairman of the Board, President and Chief
    Executive Officer; and

  . Donald R. Marvin, our Senior Vice President, Chief Operating Officer,
    Chief Financial Officer and Secretary.

   The loss of the services of either of these individuals could seriously impair our ability to operate, compete in our industry, and improve our products and services, which could reduce our revenue and have a material adverse effect on our business and financial condition.

 Key Personnel

   To succeed, we must hire, train, motivate and retain key personnel and manage employees with skills related to instrument and kit-based product, pharmacogenetics and microfluidics fields. Individuals who have expertise and can perform the research or develop our technologies are scarce. We might not be able to hire enough experienced individuals or to train, motivate, retain and manage the employees we do hire. This could hinder our ability to complete existing projects or perform our obligations under certain agreements. In addition, because the competition for qualified employees in the biotechnology industry is intense, hiring, training, motivating, retaining and managing employees with the strategic and technical skills we need is both time-consuming and expensive. While our key employees are subject to non-competition agreements, these agreements may be difficult to enforce. If we fail to attract, train and retain key personnel, our ability to compete effectively would be materially and adversely affected.

Our international expansion plans may not succeed.

   A key element of our business strategy is to expand our sales and marketing efforts and our operations into international markets with our Regional GeneScreen Centers. We have limited experience in marketing, selling and delivering our services internationally, and we may have difficulty in managing our international operations because of distance, as well as language and cultural differences. We may be required to enter into collaboration and distribution arrangements for the marketing of our products outside of the United States. We cannot assure you that we will be able to enter into these arrangements or to market and operate our services successfully in foreign markets.

                  Risks Related to the Biotechnology Industry

Ethical and other concerns surrounding the use of genetic information may adversely affect demand for our products.

   Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on, or regulation of the use of, genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could materially and adversely affect our business and financial condition.

Commercializing pharmaceutical products has associated risks, including compliance with manufacturing regulations.

   Although it is likely to be years before we develop any potential pharmaceutical products, any future products will require significant research and development and pre-clinical testing, and will require extensive clinical testing prior to submission of any regulatory application for commercial use. Such activities, if undertaken without the collaboration of others, would require the expenditure of significant funds. Such potential pharmaceutical products will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the following possibilities:

  . that such potential pharmaceutical products will be found to be unsafe or non-efficacious or otherwise fail to receive necessary regulatory clearances;

  . that the products, if safe and efficacious, will be difficult to manufacture on a large scale or uneconomical to market;

  . that proprietary rights of third parties will preclude us or our collaboration partners from marketing such products; or

  . that third parties will market superior or equivalent products.

As a result, we may not be able to develop any commercially viable products. Clinical trials or marketing of any such potential pharmaceutical products may expose us to liability claims from the use of such pharmaceutical products. We may not be able to obtain product liability insurance or, even if obtained, we cannot assure you that sufficient coverage can be acquired at a reasonable cost. In addition, should we choose to develop pharmaceutical products ourselves, we will have to make significant investments in pharmaceutical product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the regulations of the FDA regarding good manufacturing practices. We cannot assure you that we will be able to develop or commercialize successfully any potential pharmaceutical products.

                      Risks Associated With This Offering

The future sale of shares of substantial amounts of our common stock could negatively affect our stock price.

   After this offering, we will have approximately     shares of common stock
outstanding. Of these shares, the shares being offered in this offering will generally be freely tradable. If our stockholders sell substantial amounts of our common stock following this offering, including shares issued upon the exercise of outstanding options and warrants, in the public market, the market price of our common stock is likely to fall.

   Our directors, executive officers and substantially all of our other stockholders have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days from the date of this prospectus. However, Credit Suisse First Boston Corporation may, at any time or from time to time and without notice, release all or any portion of the shares subject to the lock-up agreements.

Future issuance of preferred stock may dilute the rights of our common stockholders.

   Our Board of Directors will have the authority to issue up to five million shares of preferred stock and to determine the price, privileges and other terms of these shares. The Board of Directors may exercise this authority without any further approval of our stockholders. The rights of the holders of common stock may be adversely affected by the rights of our holders of our preferred stock that may be issued in the future.

We have various mechanisms in place to discourage takeover attempts that you as a stockholder may not consider favorable.

   Following this offering, certain provisions of our certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company that you as a stockholder may consider favorable. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

  . a classified Board of Directors with staggered, three-year terms, which may lengthen the time required to gain control of our Board of Directors;

  . prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;

  . requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

  . limitations on who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of stockholders; and

  . establishing advance notice requirements for nominations of candidates for election to the Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, Section 203 of the Delaware General Corporation Law and our stock incentive plan may discourage, delay or prevent a change in control of our company.

We expect the market price of our common stock to be volatile and the market price could fall below the initial public offering price. As a result, you could lose all or part of your investment.

   The initial public offering price will be determined through negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future market performance. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. An active public market for our common stock may not develop or be sustained after this offering, and the market price could fall below the initial public offering price. As a result, you could lose all or part of your investments.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business and the market for our common stock.

Our directors, executive officers and principal stockholders will have substantial control over our affairs.

   Our directors, executive officers and principal stockholders will
beneficially own, in the aggregate, approximately    % of our common stock
following this offering. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination of which you might otherwise approve.

We do not have an exact plan for the use of the net proceeds of this offering and will therefore have broad discretion as to the use of these proceeds, which we may not use effectively.

   We have no exact plan with respect to the use of the net proceeds of this offering and have not committed these proceeds to any particular purpose apart from expenses of the business and general working capital. Accordingly, our management will have broad discretion in applying the net proceeds of this offering and may use the proceeds in ways with which you and our other stockholders may disagree. We may not be able to invest these funds effectively which would adversely affect our financial condition.

You will suffer substantial dilution in the net tangible book value of the common stock you purchase.

   The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our common
stock. Based on an assumed initial public offering price of $    per share, if
you purchase shares of common stock in this offering, you will suffer immediate
and substantial dilution of $    per share in the net tangible book value of
the common stock. To the extent outstanding options and warrants are exercised, you will suffer further dilution.

There is a large number of shares that may be sold in the market following this offering, which may depress the market price of our common stock.

   Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that our stockholders have entered into with the underwriters and with us. Those lock-up agreements restrict our stockholders from selling, pledging or otherwise disposing of their share for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. However, Credit Suisse First Boston Corporation may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. The following
table indicates approximately when the     shares of our common stock that are
not being sold in the offering but which were outstanding as of January 31, 2000 will be eligible for sale into the public market:

                                                                 Eligibility of
                                                                   Restricted
                                                                Shares for Sale
                                                                in Public Market
                                                                ----------------
On the date of this prospectus.................................
180 days after the date of this prospectus.....................
At various times after the date of this prospectus.............

If we or our suppliers fail to be year 2000, or Y2K, compliant it could cause interruptions in our supply of products and generate substantial expenses for our business.

   The Y2K issue is a situation that results from computer systems and software products being coded using two digits rather than four digits to define the applicable year. Computer systems and software products often utilize embedded technology that is time-sensitive and may recognize a date falling in the year 2000 as falling in the year 1900 which could cause computer system failures and errors leading to a disruption of our business operations. Although the transition from the year 1999 to year 2000 has occurred, some date recognition issues may not yet be apparent, and may need to be addressed. The Y2K issue could affect not only our operations but also the operations of our business partners, customers and suppliers among others. If we or our suppliers fail to be Y2K compliant, our business, financial condition and results of operations could be materially disrupted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000" for additional information regarding the Y2K issue.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations and Business", as well as in this prospectus generally. We generally use words such as "believe," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. This prospectus also contains third-party estimates regarding the size and growth of the biotechnology market in general. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

   Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

   Our net proceeds from the sale of     shares of common stock we are
offering, at an assumed initial public offering price of $    per share, are
estimated to be $    million after deducting underwriting discounts and
commissions and the estimated offering expenses payable by us. We expect to use the net proceeds for general corporate purposes, including potential acquisitions.

   The amount and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations, competition, and sales and marketing activities. We may also use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that we believe can complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions or make any investments. Further, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to use the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

   The principal purposes of this offering are:

  . to increase our equity capital;

  . to facilitate future access by us to public equity markets;

  . to provide increased visibility and credibility in a marketplace where several of our current and prospective competitors are, or may in the future be, public companies; and

  . to enhance our ability to use our common stock as consideration for acquisitions and as a means of attracting and retaining key employees.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock. We currently anticipate retaining all of our future earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying any cash dividends for the foreseeable future. The terms of future credit agreements may prevent us from paying any dividend or making any distributions or payment with respect to our capital stock.

                                   TRADEMARKS

   GBA and GeneScreen are our registered trademarks. Genetic Bit Analysis, SNPstream, SNPware, SNPkit, DNAstream, Chemtel, Agile Arrays, MegaSNPatron, SNPcode, Clinical Genetics Network, Regional GeneScreen Centers, SNP CONFIRM, SNP ASSOCIATE, SNP WIDEMAP, GENESCREEN IDENTITY, GENESCREEN FORENSIC, GENESCREEN TRANSPLANT, and the Orchid logo are our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                 CAPITALIZATION

   The following table presents the following information:

  .  our actual capitalization as of December 31, 1999;

  . our pro forma capitalization reflecting the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock and convertible preferred stock into common stock, including Series E mandatorily redeemable convertible preferred stock sold in January 2000, and the issuance in January 2000 of Series E manditorily redeemable convertible preferred stock recorded as Series E to be issued at December 31, 1999, upon the closing of this offering; and

  .  our pro forma as adjusted capitalization reflecting the aforementioned
     pro forma adjustments and the sale of     shares of common stock offered
     by us at an assumed initial public offering price of $    per share,
     less underwriting discounts and commissions and the estimated offering expenses payable by us.

   This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and notes appearing elsewhere in this prospectus.

                                                December 31, 1999
                                         --------------------------------------
                                                                   Pro Forma
                                          Actual     Pro Forma    As Adjusted
                                         ----------  -----------  -------------
                                                           (unaudited)
                                                  (in thousands,
                                         except share and per share data)
Current portion of long-term debt.......      1,141        1,141         1,141
Long-term debt, less current portion....      4,122        4,122         4,122
                                         ----------   ----------    ----------
Mandatorily redeemable convertible
 preferred stock, $.001 par value,
 21,493,692 shares designated,
 15,366,588 shares issued and
 outstanding or to be issued on an
 actual basis (none authorized, issued
 or outstanding on a pro forma or pro
 forma as adjusted basis)...............     88,995          --            --
Stockholders' Equity (Deficit):
  Preferred stock, $.001 par value,
   authorized 23,400,000 shares, 38,961
   shares with no designation, no shares
   issued or outstanding on an actual
   basis (5,000,000 authorized and none
   issued or outstanding on a pro forma
   or pro forma as adjusted basis)......        --           --            --
  Convertible preferred stock, $.001 par
   value, 1,867,347 shares designated,
   1,074,740 shares issued and
   outstanding on an actual basis (none
   authorized, issued or outstanding on
   a pro forma or pro forma as adjusted
   basis)...............................          1          --            --
  Common stock, $.001 par value,
   30,000,000 shares designated,
   845,450, 19,544,997 and
   issued and outstanding on an actual,
   pro forma and pro forma as adjusted
   basis................................          1           26
  Common stock to be issued (10,000
   shares) .............................         58           58            58
  Additional paid-in capital............     16,054      134,598
  Deferred compensation.................     (6,437)      (6,437)       (6,437)
  Accumulated deficit...................    (46,641)     (46,641)      (46,641)
                                         ----------   ----------    ----------
Total stockholders' equity (deficit)....    (36,964)     (81,604)
                                         ----------   ----------    ----------
  Total capitalization..................     57,294       86,867
                                         ==========   ==========    ==========

This table excludes the following shares:

 . 1,463,011 shares of common stock that may be issued upon exercise of stock options outstanding as of December 31, 1999 at a weighted average exercise price of $1.04; and

 . 1,229,228 shares of common stock that may be issued upon the exercise of warrants outstanding or obligated to be issued as of December 31, 1999 at a weighted average exercise price of $4.68.

                                    DILUTION

   The pro forma net tangible book value of our common stock as of December 31, 1999, after reflecting the sale of Series E mandatorily redeemable convertible preferred stock in January 2000, the issuance in January 2000 of Series E mandatorily redeemable preferred stock recorded as Series E to be issued at December 31, 1999, and conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering, was $62,615,507, or $2.45 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding, assuming conversion of all outstanding shares of mandatorily redeemable and convertible preferred stock, including shares of Series E mandatorily redeemable convertible preferred stock sold in January 2000 and the issuance in January 2000 of Series E mandatorily redeemable preferred stock recorded as Series E to be issued at December 31, 1999, into shares of common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Assuming our sale
of     shares of common stock offered by this prospectus at an assumed initial
public offering price of $    per share, and after deducting underwriting
discounts and commissions and the estimated offering expenses payable by us, our net tangible book value as of December 31, 1999 would have been
approximately $   , or $    per share. This represents an immediate increase in
net tangible book value to existing investors of $    per share and decrease in
net tangible book value of $    per share to new investors purchasing shares of
common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.....................       $
  Pro forma net tangible book value per share as of December 31,
   1999............................................................. $2.45
  Increase per share attributable to new investors..................
                                                                     -----
Pro forma net tangible book value per share after this offering
                                                                           ----
Dilution per share to new investors.................................       $
                                                                           ====

   The following table summarizes, on a pro forma basis as of December 31, 1999, assuming the sale of all outstanding shares of mandatorily redeemable convertible preferred stock and convertible preferred stock into common stock, including the sale of Series E mandatorily redeemable convertible preferred stock in January 2000 and the issuance in January 2000 of Series E mandatorily redeemable preferred stock recorded as Series E to be issued at December 31, 1999, differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares of common stock in this offering.

                                    Shares
                                  Purchased    Total Consideration      Average
                                -------------- ---------------------   price per
                                Number Percent  Number     Percent       Share
                                ------ ------- ---------  ----------   ---------
Existing stockholders..........              %  $                    %   $
New investors..................
                                 ---    -----   ---------  ----------    ----
  Total........................         100.0%  $               100.0%
                                 ===    =====   =========  ==========

   The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants or those obligated to be issued at December 31, 1999. The exercise of all options and warrants outstanding as of December 31, 1999 having an exercise price less than the initial public offering price would
increase the dilutive effect to new investors to $    per share.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our consolidated financial statements included elsewhere in this prospectus which have been audited by KPMG LLP, independent certified public accountants. The consolidated statement of operations data for the period from March 8, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from our audited financial statements not included in this prospectus, which have been audited by KPMG LLP. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                             Period from
                           March 8, 1995         Year Ended December 31,
                           (inception) to   ------------------------------------
                          December 31, 1995  1996     1997      1998      1999
                          ----------------- -------  -------  --------  --------
Consolidated Statements
 of Operations Data:
Revenues:
 Contract revenue from
  related parties.......        2,795         6,230    3,763     2,748       --
 Contract revenue from
  unrelated parties.....          --            --       --        --        828
 Grant revenue..........          --            --       --         33       811
 License and other
  revenue...............          --            --       --        --        154
                               ------       -------  -------  --------  --------
Total revenues..........        2,795         6,230    3,763     2,781     1,793
                               ------       -------  -------  --------  --------
Operating expenses:
 General and
  administrative........           37           718    2,842     5,024     8,567
 Research and
  development...........        2,795         6,727   10,812     7,574    13,412
 Compensation expense
  from equity
  issuances.............          --            --        86       175       646
 Acquisition of in-
  process research and
  development...........          --            --       --      2,353       --
                               ------       -------  -------  --------  --------
Total operating
 expenses...............        2,832         7,445   13,740    15,126    22,625
                               ------       -------  -------  --------  --------
Operating loss..........          (37)       (1,215)  (9,977)  (12,345)  (20,832)
                               ------       -------  -------  --------  --------
Other income (expense):
 Interest income........           31            91       49       932       203
 Interest expense.......          --            --       --        (66)   (3,474)
                               ------       -------  -------  --------  --------
Total other income
 (expenses).............           31            91       49       866    (3,271)
                               ------       -------  -------  --------  --------
Net loss................           (6)       (1,124)  (9,928)  (11,479)  (20,103)
Beneficial conversion
 feature of preferred
 stock..................          --            --       --        --     44,365
                               ------       -------  -------  --------  --------
Net loss allocable to
 common stockholders....           (6)       (1,124)  (9,928)  (11,479)  (68,468)
                               ======       =======  =======  ========  ========
Basic and diluted net
 loss per share
 allocable to common
 stockholders...........       $ (.05)      $ (3.45) $(27.57) $ (17.09) $ (90.20)
Shares used in computing
 basic and diluted net
 loss per share
 allocable to common
 stockholders...........          131           326      360       672       759
Unaudited Pro Forma Net
 Loss Per Share Data:
Pro forma basic and
 diluted net loss per
 share allocable to
 common stockholders
 (unaudited)............                                                $ (10.19)
Shares used in computing
 pro forma basic and
 diluted shares
 allocable to common
 stockholders
 (unaudited)............                                                   6,718

                                    December 31,
                         -------------------------------------
                         1995  1996    1997    1998     1999
                         ----- -----  ------  -------  -------
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ 1,710 1,618   6,405      473   34,204
Working capital.........   544  (201)    773    5,733   27,225
Total assets............ 1,961 2,406   6,884   15,599   66,305
Long-term debt, less
 current portion........   --    --      --     3,547    4,122
Mandatorily redeemable
 preferred stock........   --    --    9,230   27,530   88,995
Convertible preferred
 stock..................     1     1       1      212        1
Total stockholders'
 equity (deficit).......   795   188  (8,009) (18,140) (36,964)

   Please see Note 1 to our consolidated financial statements for an explanation of the method used to calculate the net loss allocable to common stockholders and pro forma net loss per share allocable to common stockholders and number of shares used in the computation of per share amounts.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following unaudited pro forma consolidated statement of operations is based on our historical consolidated financial statements for the year ended December 31, 1999 and the historical financial statements of GeneScreen for the period from January 1, 1999 to December 29, 1999, included elsewhere in this prospectus, adjusted to give pro forma effect to the acquisition of GeneScreen on December 30, 1999 as if it occurred on January 1, 1999. The historical consolidated balance sheet as of December 31, 1999 reflects our acquisition of GeneScreen.

   On December 30, 1999, we acquired all of the outstanding shares of our common and preferred stock of GeneScreen in exchange for a stated price of $18,000,000 which was satisfied by consideration consisting primarily of up to 4,000,000 shares of our Series E mandatorily redeemable convertible preferred stock with a stated value of $4.50 per share. The note payable to GeneScreen related to our purchase of Molecular Tool in the amount of $3,547,821 and other liabilities totaling $421,000 were also cancelled. We accounted for our acquisition of the GeneScreen under the purchase method of accounting.

   The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 gives effect to the GeneScreen acquisition as if it had occurred on January 1, 1999. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated statement of operations does not purport to represent what our results of operations would actually have been had the transaction occurred on such date, nor does it purport to project our results of operations for any future period.

                            ORCHID BIOSCIENCES, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999

                                   Actual
                          -------------------------   Pro Forma
                             Orchid     GeneScreen   Adjustments      Pro Forma
                          ------------  -----------  -----------     ------------
Revenues:
  Laboratory testing....  $        --   $13,662,510  $      --       $ 13,662,510
  Contract revenue from
   unrelated party......       828,000          --          --            828,000
  Grant revenue.........       810,838          --          --            810,838
  License and other
   revenue..............       154,167          --          --            154,167
                          ------------  -----------  ----------      ------------
      Total revenues....     1,793,005   13,662,510         --         15,455,515
Operating expenses:
  Cost of laboratory
   testing revenue......           --     9,034,730         --          9,034,730
  Compensation expense
   from equity
   issuances............       646,359      964,334    (964,334)(1)       646,359
  General and
   administrative.......     8,566,538    5,922,537    (902,490)(2)    14,941,585
                                                      1,355,000 (3)
  Research and
   development..........    13,412,586       97,909         --         13,510,495
                          ------------  -----------  ----------      ------------
    Total operating
     expenses...........    22,625,483   16,019,510    (511,824)       38,133,169
                          ------------  -----------  ----------      ------------
    Operating loss......   (20,832,478)  (2,357,000)    511,824       (22,677,654)
Other income (expenses):
  Interest income.......       202,699          --      (33,000)(4)       169,699
  Interest expense......    (3,473,662)    (159,698)    284,000 (5)    (3,349,360)
                          ------------  -----------  ----------      ------------
    Total other income
     (expenses).........    (3,270,963)    (159,698)    251,000        (3,179,661)
                          ------------  -----------  ----------      ------------
    Loss from continuing
     operations.........   (24,103,441)  (2,516,698)    762,824       (25,857,315)
                          ------------  -----------  ----------      ------------
Discontinued operations:
  Gain on sale of
   Molecular Tool, net
   of tax...............           --       357,175    (357,175)(6)           --
                          ------------  -----------  ----------      ------------
    Total discontinued
     operations.........           --       357,175    (357,175)              --
                          ------------  -----------  ----------      ------------
    Net loss............   (24,103,441)  (2,159,523)    405,649       (25,857,315)
Beneficial conversion
 feature of preferred
 stock..................    44,365,000          --          --         44,365,000
                          ------------  -----------  ----------      ------------
    Net loss allocable
     to common
     stockholders.......  $(68,468,441) $(2,159,523) $  405,649      $(70,222,315)
                          ============  ===========  ==========      ============
Basic and diluted net
 loss per share
 allocable to common
 stockholders...........  $     (90.20)                              $     (92.51)
Shares used in computing
 basic and diluted net
 loss per share
 allocable to common
 stockholders...........       759,078                                    759,078
                          ============                               ============

    See accompanying notes to unaudited pro forma consolidated statements of operations.

                            ORCHID BIOSCIENCES, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

   The unaudited pro forma consolidated financial information is based on the historical consolidated financial statements of Orchid BioSciences, Inc. ("Orchid") and GeneScreen, adjusted to give pro forma effect to the acquisition of GeneScreen.

   The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 give effect to the GeneScreen acquisition as if it had occurred on January 1, 1999. The unaudited pro forma adjustments set forth below are based upon available information and assumptions that Orchid believes are reasonable under the circumstances. The unaudited pro forma consolidated statements of operations does not purport to project Orchid's operating results for any future period. The information set forth below should be read together with the historical consolidated financial statements of Orchid and GeneScreen and related notes included elsewhere in this prospectus.

(1) Adjustment to reduce compensation expense from equity issuances for accelerated vesting and cashless exercise of GeneScreen common stock options in connection with Orchid's acquisition of GeneScreen.

(2) Adjustment to reduce general and administrative expense for transaction related costs incurred by GeneScreen in connection with Orchid's acquisition of GeneScreen.

(3) Adjustment to record the amortization of goodwill and other intangible assets on a straight line basis over the estimated useful life. In the application of purchase accounting for Orchid's acquisition of GeneScreen, Orchid allocated $14,540,000 of the net purchase price to intangible assets, as follows:

                                                                    Amortization
                                                           Value       Period
                                                        ----------- ------------
        Customer lists................................. $ 4,210,000   11 years
        Base technology................................   5,580,000   12 years
        Trademark and tradename........................   1,762,000   15 years
        Goodwill.......................................   2,402,000   15 years
        Other intangible assets........................     586,000    4 years
                                                        -----------
                                                        $14,540,000
                                                        ===========

(4) Adjustment to reduce Orchid's interest income for cash paid in lieu of issuing Series E shares and transaction costs incurred in the acquisition of GeneScreen.

(5) Adjustment to reduce interest expense on Orchid's note payable to GeneScreen which was cancelled in connection with the acquisition of GeneScreen.

(6) In 1998, Orchid acquired GeneScreen's Molecular Tool division. GeneScreen's historical financial statements for the period ended December 29, 1999 reflect a gain on the sale of Molecular Tool, net of tax, which has been reported as a discontinued operation. Such gain has been eliminated in the pro forma adjustments.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read with "Selected Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

   We are a leader in the development and commercialization of genetic diversity technologies, products and services. Since we began operations in March 1995, we have devoted substantially all of our resources to the development and application of a portfolio of products and services using our proprietary biochemistry for scoring SNPs and microfluidics technologies for applications in drug discovery, principally in the field of pharmacogenetics and DNA synthesis.

   For the first three years of our existence, we were primarily focused on developing our microfluidics technologies for applications in high-throughput synthesis of small molecules under collaborative research programs with SmithKline Beecham and Sarnoff Corporation. During this period, we derived most of our revenue from payments from a strategic partner. Revenue during these early years fluctuated due to the timing of both work performed under the contract with this strategic partner and of earning milestone revenue. After management and an independent third-party consulting firm conducted a strategic review of our business strategy in the first half of 1998, we decided to redirect our research and development efforts to the fields of pharmacogenetics and DNA synthesis. As a result of this realignment of our business focus, we acquired Molecular Tool, Inc. in September 1998, a wholly-owned subsidiary of GeneScreen, Inc., for approximately $7.1 million in cash, debt and equity securities. Molecular Tool's proprietary GBA primer-extension technology for scoring SNPs matched very well with our microfluidics technologies that we developed earlier and has together formed the basis for our SNP technology products and services.

   On December 30, 1999, we acquired GeneScreen, Inc. for a net purchase price of approximately $14.2 million consisting of a combination of cash and shares of our Series E mandatorily redeemable convertible preferred stock offset by the cancellation of certain debt to GeneScreen. GeneScreen is a company engaged in DNA laboratory analysis for paternity, forensics and transplantation testing and had revenues of approximately $13.7 million in 1999. GeneScreen analyzed over 290,000 specimens for the determination of paternity, which represented 70.9% of their revenue in 1999. Forensic testing services, which represent a small but growing segment of GeneScreen's revenue, represented 3.8% of GeneScreen's revenue in 1999. In 1999, GeneScreen provided transplantation testing for over 71,000 bone marrow donors. Transplantation testing services represented 25.3% of GeneScreen's revenue in 1999, most of which was related to a contract which was not renewed.

   Most of our current activities and resources are directed toward commercializing our SNP scoring products and services which apply our proprietary GBA primer-extension technology. We expect to recognize revenues from the sale of both our SNPstream instrument systems and our SNPware consumables. We also expect each SNPstream system we sell or lease will generate a recurring revenue stream from the sale of our SNPware consumables. We also provide, or plan to provide, a variety of genetic diversity services to the pharmaceutical and biotechnology industry through our ultra high-throughput MegaSNPatron facility.

   GeneScreen's established business in paternity testing, forensics and transplantation supported our goal of building our business in genetic diversity. We believe our GBA and microfluidics technologies will be able to improve the performance of GeneScreen's genetic testing laboratories. We plan on using the clinically approved laboratories at GeneScreen to expand our SNP scoring services to pharmacogenetics testing of patient samples in pharmaceutical clinical trials. We also plan on using these laboratories to conduct the SNP scoring for our planned direct-to-consumer SNP scoring service which we will provide over the Internet.

   GeneScreen's DNA testing business is dependent upon contracts with various states and counties to provide paternity testing. These contracts are generally put out to bid by each respective state every one to three years. The contract bidding process is highly competitive and the award varies from state to state. Some states and counties award contracts solely based on the lowest price while others use a scoring matrix to achieve the desired mix of price, quality and service. GeneScreen's transplantation business is derived through contracts with the National Marrow Donor Program, a not-for-profit agency that facilitates hematopoietic cell transplants through organizing volunteer donor drives, maintaining a national donor registry and other educational services. Contracts with the National Marrow Donor Program are also awarded on a bid basis. With the acquisition of GeneScreen, we expect to generate service revenue in fiscal year 2000 and use GeneScreen's CLIA approved testing laboratories to expand our genetic diversity testing business and services.

   Our ability to achieve profitability will depend in part on our ability to successfully develop and commercialize our proprietary SNP scoring and microfluidics technologies in the form of products and services for pharmaceutical and biotechnology companies and research institutions. Our SNPstream 25K GBA-based SNP scoring system, SNPware consumables and related services were introduced in late 1999. We intend to develop additional models of SNPstream instruments with lower throughput capabilities. Because our proprietary GBA primer-extension technology is very adaptable to other hardware platforms, we intend to offer our SNPware kits for use on instruments made or sold by other companies. Our collaboration with Affymetrix, Inc. is an example of this platform propagation strategy.

   Our proprietary SNP value creation strategy is based on the creation of proprietary rights covering the identification of SNPs and their associations to medically important attributes of patients. We intend to develop intellectual property rights in this area through collaborations with members of our Clinical Genetics Network, pharmaceutical and biotechnology companies. Royalties from commercial sale or license of intellectual property rights generated by using our technologies are not expected for at least several years, if at all.

   We have incurred losses since our inception and, as of December 31, 1999, we had a total stockholders' deficit of $36.9 million, including an accumulated deficit of $46.6 million. We anticipate incurring additional losses over at least the next several years. These losses are expected to continue as we expand the commercialization of our products and services to the research market and we fully implement our proprietary SNP value creation business strategies. This expansion is expected to result in increases in research and development, marketing and sales, and general and administrative expenses. Payments under strategic alliances, collaborations and licensing arrangements will be subject to significant fluctuation in both timing and amount and therefore our results of operations for any period may not be comparable to the results of operations for any other period.

 Sources of Revenue and Revenue Recognition

   We expect to generate substantial recurring revenue from the sale of our SNPware consumables for use in our SNPstream hardware systems.

   Prior to our acquisition of GeneScreen, substantially all of our revenue was from collaborations, technology grants and awards from several governmental agencies. We recognize revenue on product sales upon the transfer of title to the customer and development and support fees in the period in which the related costs are incurred and our specific performance obligations under the terms of the respective agreements are satisfied. Payments received in advance under all of these agreements are recorded as deferred revenue until earned. As of December 31, 1999, we had $.8 million of deferred revenue. Revenue on laboratory testing is recognized on a percentage-of-completion basis. Percentage of completion for tests in process is estimated by relating labor and supplies costs expended to date to expected total labor and supplies cost.

Results of Operations

   Pro forma results discussed below give pro forma effect to our acquisition of GeneScreen as if it was acquired on January 1, 1999.

 Years Ended December 31, 1999 and 1998

   Revenues. Revenue decreased to $1.8 million for the year ended December 31, 1999 from $2.8 million for the comparable period in 1998. The $1.0 million decrease, resulted primarily from a $2.7 million decrease in contract revenue from SmithKline Beecham, offset by an increase in grant revenue of $.8 million and contract revenue from Motorola of $.8 million. On a pro forma basis, revenue was $15.4 million for the year ended December 31, 1999.

   Research and Development Expenses. Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for chip development, material costs for prototype and test units, and other expenses related to the design, development, testing and enhancement of our products. We expense our research and development costs as they are incurred. Research and development expenses increased to approximately $13.4 million during the year ended December 31, 1999 from approximately $7.6 million in the comparable period in 1998. The increase was attributable to continued growth of research and development activities, including increased personnel and services to support our technology program and development of our initial products, higher operating expenses as a result of our move to a larger facility in May 1999, non-cash expenses from equity issuances for licensed technology, and expansion of our operating activities. We expect research and development spending to increase significantly over the next several years as we expand our research and product development efforts.

   General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, recruiting expenses, professional fees, legal expenses resulting from intellectual property prosecution and litigation, and other corporate expenses including business development and general legal activities. General and administrative expenses increased to approximately $8.6 million during the year ended December 31, 1999 from approximately $5.0 million in the comparable period in 1998. The increase was primarily due to increased compensation for general and administrative personnel, higher operating expenses as a result of our move to a larger facility in May 1999, increased costs related to intellectual property prosecution and protection and overall expansion of our operations. We expect general and administrative expenses to continue to increase over the next several years to support our growing business activities, the commercialization of our products, and due to the costs associated with operating as a public company. On a pro forma basis, general and administrative expense was $14.9 million for the year ended December 31, 1999.

   Compensation Expense from Equity Issuances. Compensation expense from equity issuances increased to $.6 million for the year ended December 31, 1999 from $.2 million for the comparable period in 1998 due to an increase in the number of stock options granted in 1999 with an exercise price less than the deemed fair value for financial reporting purposes at the grant date. This difference is deferred and amortized over the respective vesting periods of the respective options. Amortization related to deferred compensation recorded in prior years is also included in 1999 expense. Some of the increase also results from grants to non-employees which are subject to remeasurement each reporting period based upon changes in the fair value of our common stock, until the non-employee completes performance under the option agreement.

   Acquisition of in-process research and development. Acquisition of in-process research and development amounted to $2.4 million in 1998 arising from our acquisition of Molecular Tool in 1998, which had an in-process research and development component which was immediately charged to expense upon acquisition. No comparable charge was incurred in 1999. No comparable charge was incurred in 1999. Please see Note 2 to the Notes to Consolidated Financial Statements for a discussion of this charge.

   Interest Income. Interest income consists of income from our cash and short-term investments. Interest income decreased to $.2 million in the year ended December 31, 1999 from $.9 million in the comparable period of 1998. This $.7 million decrease resulted from a declining cash and short-term investment balance due to cash used in operating activities.

   Interest Expense. Interest expense was $3.5 million for the year ended December 31, 1999. This $3.5 million increase resulted from substantially non-cash interest expense on the bridge notes which was converted into Series E mandatorily redeemable convertible preferred stock in December 1999, the convertible note payable to GeneScreen, which was canceled in the GeneScreen acquisition, and interest expense attributable to warrants issued in connection with our bridge financing and borrowings on our line of credit in 1999.

   Net Loss. Due to the factors discussed above, our net loss was $24.1 million for the year ended December 31, 1999 compared with a net loss of $11.5 million for the comparable period in 1998.

 Years Ended December 31, 1998 and 1997.

   Revenue. Revenue decreased to $2.8 million for the year ended December 31, 1998 from $3.8 million for the comparable period in 1997. The $1.0 million decrease resulted from a decrease in contract revenue recognized from SmithKline Beecham.

   Research and Development Expenses. Our research and development expenses decreased to $7.6 million for the year ended December 31, 1998 from $10.8 million for the comparable period in 1997. The decrease of $3.2 million was primarily due to a reduction in our expenditures at Sarnoff Corporation and expenses recorded in 1997 related to an obligation under the SmithKline Beecham contract which did not have a corresponding charge in 1998.

   General and Administrative Expense. General and administrative expenses increased to $5.0 million for the year ended December 31, 1998 from $2.8 million for the comparable period in 1997. The $2.2 million increase was primarily due to hiring of additional personnel to support our growing business activities.

   Acquisition of in-process research and development. Acquisition of in-process research and development was $2.4 million for the year ended December 31, 1998 resulting from our acquisition of Molecular Tool in 1998, which had an in-process research and development component which was immediately charged to expense upon acquisition. No comparable charge was incurred in 1997.

   Interest Income. Interest income increased to approximately $.9 million for the year ended December 31, 1998 from approximately $0 for the comparable period in 1997. This $.9 million increase resulted from a higher cash and short-term investment balance due to the sale of Series C mandatorily redeemable convertible preferred stock in a private placement.

   Net loss. Due to the factors discussed above, our net loss was $11.4 million for the year ended December 31, 1998 compared to $9.9 million for the comparable period in 1997.

Liquidity and Capital Resources

   Since our inception, we have financed our operations primarily through research and development funding from collaborative partners and two private placements of equity securities that closed in March 1998 and January 2000 with aggregate net proceeds from the private placements of approximately $101 million. The issuance at the initial closing of the Series E mandatorily redeemable convertible preferred stock resulted in a $44,365,000 beneficial conversion feature included in net loss allocable to common stockholders in 1999. The closing of Series E mandatorily redeemable convertible preferred stock in January 2000 will result in an additional significant beneficial conversion feature. In December 1998, we obtained a secured $6.0 million equipment line of credit, for the purchase of plant and equipment at our corporate headquarters and research and development laboratories. At December 31, 1999, borrowings of $4.6 million were outstanding under this line. We lease our corporate facility under an operating lease which expires in 2009.

   In June 1999, we completed a bridge financing in which we issued convertible promissory notes in the aggregate principal amount of approximately $7.6 million. These notes and all accrued interest on the principal amount of the notes were automatically converted into shares of Series E mandatorily redeemable convertible preferred stock on December 22, 1999 in connection with the first closing of the private placement.

   In November 1999, we completed a bridge financing in which we issued a senior convertible promissory note in the original principal amount of approximately $2.3 million to Affymetrix, Inc. The principal amount of this note and all accrued interest thereon was automatically converted into shares of Series E mandatorily redeemable convertible preferred stock in December 1999 with the related shares being issued in January 2000.

   Net cash used in operations for the year ended December 31, 1999 was approximately $14.8 million compared with approximately $11.7 million for the comparable period in 1998. Non-cash charges in 1999 included compensation expense and research and development expense from the issuance of equity securities, depreciation and amortization expense and interest expense related to warrants issued in connection with our 1999 bridge financing. Investing activities included $8.2 million in cash used during the year ended December 31, 1999 for leasehold improvements and equipment purchases for our new facility in Princeton, New Jersey.

   Working capital increased to approximately $27.2 million at December 31, 1999 from approximately $5.8 million at December 31, 1998. The increase in working capital was primarily due to our Series E mandatorily redeemable convertible preferred stock financing in December 1999.

   At January 31, 2000, we held cash and cash equivalents of approximately $60.8 million. We believe that cash reserves, expected short-term revenue, and the net proceeds of this offering will be sufficient to fund our operations through at least the next 18 months. We may need to access the capital markets for additional financing to operate our ongoing business activities.

   In connection with the December 1997 License and Option Agreement with Sarnoff, we are obligated to fund research to be performed by Sarnoff in an amount not less than $5.5 million in the aggregate over four years for each of the two option fields that we have exercised, beginning from the date of exercise.

   In February 2000, we issued 1,633,400, 39,750 and 39,750 stock options at exercise prices of $6, $12 and at the per share price of the offering contemplated herein, respectively, for which a substantial compensation charge will be recognized over the respective vesting periods of the options.

   As of December 31, 1999, our net operating loss carryforwards were approximately $40.0 million and $44.0 million for federal and state income tax purposes, respectively. If not utilized, our federal and state tax loss carryforwards will begin to expire in 2003 and 2003, respectively. Utilization of our net operating losses to offset future taxable income, if any, may be substantially limited due to "change of ownership" provisions in the Internal Revenue Code of 1986. This annual limitation may result in the expiration of certain net operating losses prior to their use.

   We cannot assure you that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. We also cannot assure you that we will not require substantial additional funding before we can achieve profitable operations. Our capital requirements depend on numerous factors, including the following:

  .  our ability to enter into strategic alliances or make acquisitions;

  .  regulatory changes and competing technological and market developments;

  .  changes in our existing collaborative relationships;

  . the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

  .  the purchase of additional capital equipment;

  . the development of our SNPstream and DNAstream and software product lines and associated reagent consumables;

  .  the development of our SNPware consumables and kits;

  . the success rate of establishing new contracts, and renewal rate of existing contracts, for DNA testing services in the areas of paternity, forensics and transplantation;

  . the progress of our existing and future milestone and royalty producing activities; and

  . the availability of additional funding, if necessary, and if at all, on favorable terms.

Disclosure About Market Risk

   Our exposure to market risk is principally confined to our cash equivalents and investments, all of which have maturities of less than one year. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The fair value of these securities approximates their cost.

Year 2000 Impact

   Computer systems and software programs of many companies are currently coded to recognize only two digit entries in the date code field. These systems may accept a date using "00" as the year 1900 rather than the year 2000. As a result, these computer systems and software programs may need to be upgraded to comply with year 2000 requirements. We have made an assessment of the year 2000 readiness of our technology systems, including our SNPstream hardware system and associated software and our corporate information technology systems. We intend to revise our proprietary software to improve our year 2000 compliance, if necessary. We have been informed by our vendors who provide the SNPstream hardware system that this hardware is year 2000 compliant. We believe that substantially all of our applications, databases and corporate infrastructure are year 2000 compliant. We have been informed by many of our vendors of material hardware and software components of our information technology systems that substantially all of the products or components we use are year 2000 compliant.

Inflation

   We do not believe inflation has had a material impact on our business or operating results during the periods presented.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on our financial position or results of operations.

                                    BUSINESS

Overview

   We are a leader in the development and commercialization of genetic diversity technologies, products and services. We expect our proprietary technologies will significantly enhance the way the companies generate information about single nucleotide polymorphisms, or "SNPs", the most common form of genetic diversity. Genetic diversity information can be used to facilitate the development of highly specific and efficacious drugs, to improve the effectiveness of existing drugs, and to increase the likelihood of success of tissue transplants. Our proprietary technologies also have other commercial applications outside of the healthcare field, including forensics and paternity testing, as well as improved crop development and livestock breeding programs.

Background

   Genetic information provides a basis for understanding biological and medical functions in organisms. In recent years, scientists have begun to analyze large portions of deoxyribonucleic acid, or DNA, to determine the sequence of nucleotide bases in DNA within the human genome and within the genomes of plant and animal species. The Human Genome Project and other major genetic research programs are identifying hundreds of millions of DNA base sequences. These studies are expected to be completed within the next few years.

   The first phase of the genomics revolution has centered around sequencing significant portions of DNA within the human genome. We believe the next phase of the genomics revolution will involve the identification of genetic variation within the genome from person to person resulting from differences, or polymorphisms, in these DNA sequences.

 The Impact of Genetic Variation

   The study of the impact of genetic variation on the efficacy, pharmacology and toxicity of a drug is referred to as pharmacogenetics. As the understanding of genetic variation has evolved, it has become clear that the effect a drug has upon an individual is often a function of that individual's unique genetic sequence. Genetic variation may indicate why some individuals contract certain diseases and others do not and may also determine why two individuals respond differently to the same drug. Drugs are typically developed to interact with a single version of a given protein or receptor. Accordingly, a drug may only be effective in individuals who carry the specific protein or receptor for which the drug was designed. Individuals who have a slight genetically caused variation in these proteins or receptors, or the proteins involved in the metabolism of the drug, may not respond to the drug or may experience adverse side effects.

   The methods used by the pharmaceutical industry to develop new drugs and to improve existing drugs are expected to undergo a fundamental transformation to take genetic variation into account. In fact, genetic variation can play a significant role in all stages of drug discovery and development. The usefulness of genetic variation information is not limited to drug development. Genetic variation information can also be used to improve drugs already on the market by providing information to select the best drug for a particular patient. Genetic variation information may also be used to match the compatibility of donors to recipients to improve the success of organ and bone marrow transplantations as well as for paternity testing, forensics testing and for agricultural and livestock breeding programs.

 SNPs: A Key Indicator of Genetic Variation

   There are a variety of polymorphisms known to occur in DNA sequences. The most common form of polymorphism involves a change in a single nucleotide base and is called a single nucleotide polymorphism, or SNP. Because SNPs are the most common type of polymorphism, they can have significant effects on both susceptibility to disease as well as drug response. As a result, the discovery of SNPs has recently become the focus of increased attention. This is evidenced by the formation in 1999 of The SNP Consortium, Ltd., a group of leading pharmaceutical companies which have joined together for the primary purpose of discovering new SNPs and making them publicly available. The SNP Consortium members include: The Wellcome Trust, AstraZeneca, Aventis, Bayer, Bristol-Myers Squibb, F. Hoffmann-LaRoche, Glaxo Wellcome, IBM, Motorola, Novartis, Pfizer, Searle, and SmithKline Beecham.

   The increased focus on the discovery of SNPs highlights the important distinction between SNP discovery and SNP scoring. SNP discovery refers to the identification of the specific location in a gene where there is variability in a single nucleotide base across a population. By contrast, SNP scoring refers to the measurement of the presence or absence of a particular SNP in the genetic sequence of a particular individual. Unlike SNP discovery, SNP scoring focuses on what we believe is a compelling and potentially more valuable opportunity of correlating a given SNP or combination of SNPs with important medical attributes. There are estimated to be in excess of one million SNPs in each individual. While some of these SNPs have obvious and immediate medical relevance, the significance of the vast majority of SNPs is currently unknown. The mere discovery of SNPs has not been of significant value in the treatment of disease. We believe the commercial value of SNPs will be realized by identifying SNPs with medical relevance by performing SNP scoring studies on hundreds of thousands of SNPs on hundreds of thousands of individuals.

   As the Human Genome Project nears completion, the number of identified SNPs will increase dramatically. SNP association studies will be required to find the potential relevance of identified SNPs to human health. As a result, we expect the demand for SNP scoring to increase significantly over the next few years. The increase in demand for SNP scoring will be driven not only by a small group of dedicated laboratories conducting large-scale experiments, but also by a large number of smaller research and clinical laboratories conducting a more diverse set of experiments. To find the subset of SNPs that occurs with the greatest frequency in human disease or are potentially responsible for variations in drug response, hundreds of millions of SNP scores must be made and correlated with health and other features of interest. Finding these valuable SNPs will require the use of a highly accurate, high-throughput SNP scoring technology that can be implemented at a competitive cost.

   The SNP Consortium has announced its intention to identify a set of approximately 300,000 SNPs by April 2001. If all of these SNPs were to be scored in a group of 1,000 patients, it would require large-scale experiments consisting of over 300,000,000 individual SNP scores. Since there are many research laboratories currently conducting research on SNPs, we believe billions of SNP scores will have to be performed over the next few years and potentially a thousand-fold more over the next decade. Since SNP scoring using traditional sequencing methods can cost several dollars per SNP score, these studies would be cost-prohibitive without further technological advancement.

 Traditional Methods of SNP Analysis and Their Limitations

   SNPs are typically discovered by DNA sequencing, which is currently conducted by large dedicated laboratories using automated electrophoresis instruments. DNA sequencing is an efficient SNP discovery tool. However, the use of DNA sequencing to conduct SNP scoring is an expensive and complex process. As a result, variations upon standard DNA sequencing methods, such as DNA hybridization, have been developed. DNA hybridization is based upon the premise that a unique piece of DNA will hybridize most strongly to its exact complement as opposed to a complement containing a SNP.

   A significant problem with hybridization as a DNA sequencing method, however, is that it requires ideal testing conditions. Slight changes in temperature, salt concentration or DNA composition will dramatically affect the reliability of the hybridization reaction. As a result, some commercial tests based on hybridization require ten or more repetitive analyses for every SNP scored. While various commercial variations of the hybridization technique have improved the reliability of hybridization, the technique remains complex and costly.

 SNP Scoring Systems

   SNP scoring systems typically contain two basic elements: an instrument platform or "hardware" component and a biochemistry or "wetware" component. The hardware component, which is the instrument platform where the SNP scoring takes place, typically consists of a means of detection, such as fluorescence, mass spectroscopy or optical density; a separation apparatus such as electrophoresis, beads or multi-well plates; and a liquid dispensing apparatus having such features as pipetting or microfluidics. The wetware component, which is a specifically designed set of biochemical reagents, conducts the test, or assay, that recognizes the SNP at the molecular level as being present or absent at its expected location. The SNP recognition, or SNP scoring, takes place by having molecules bind or react with or near the location of the SNP in a test tube or other suitable chamber. Since the wetware component consists of consumable reagents designed for a specific set of procedures and packaged within a single kit, multiple kits must be purchased for multiple SNP analyses.

   The hardware and wetware components may be assembled from various technologies. There are certain key criteria of both components that contribute to the success of the overall SNP scoring system. For the hardware component, these criteria include throughput, cost, flexibility, automation and ease of use. For the wetware component, these criteria include the following:

  . Accuracy. The sensitivity of the biochemistry wetware in accurately recognizing and scoring a single SNP or a group of SNPs in a large group of samples.

  . Flexibility. The ability of the biochemistry wetware to be adapted for use on many different instrument platform hardware systems having various degrees of automation and detection methods.

  . Cost. The cost of the reagents and the labor used to perform each SNP score.

  . Robustness. The ability of the assay to perform well under a variety of experimental conditions and the user-friendliness of the protocol required to conduct the test.

  . Scalability. The ability of the biochemistry wetware to be easily scaled from single sample tests to large scale mass production.

   Because each SNP scoring customer will have specific system requirements, the ideal SNP scoring system should be capable of addressing all of the criteria described above.

   With the increased focus on the value of SNPs and the increase in the number of discovered SNPs, there is a pressing need for a fast and flexible SNP scoring system that can score SNPs with a higher level of accuracy and at a lower cost than is achievable with current methods.

Orchid's Unique Solutions

 Our Proprietary Wetware -- Genetic Bit Analysis

   We conduct SNP scoring using our proprietary Genetic Bit Analysis, or GBA, primer-extension SNP scoring technology. GBA primer extension is a method of isolating the precise location of the site of a suspected SNP and utilizing the inherent accuracy of DNA polymerase to determine the SNP's presence or absence. In GBA primer extension, a specially synthesized DNA primer is bound to the sample DNA to expose the DNA site of interest where a SNP may be present. DNA polymerase, a naturally occurring molecule whose design is specifically tailored to accurately and reliably insert the appropriate complementary base to a chain of DNA, is then added to extend the DNA chain by one base at the suspected SNP location. This single base extension is then detected by one of several conventional methods, including fluorescence, optical density, electrophoresis and mass spectroscopy. The result is a direct read-out method of detecting SNPs that creates a simple binary "bit" of genetic information representing the presence of a SNP in a DNA sample.

   We believe our proprietary GBA primer-extension SNP scoring technology is superior to all other SNP scoring technologies currently in use and overcomes most of the limitations present in other SNP scoring

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

systems. Further, our GBA primer-extension technology uses experimental steps and instruments already familiar to technicians and scientists in the life sciences field. GBA primer extension can be distinguished from other currently available SNP scoring technologies in the following ways:

  . Accuracy. We believe our proprietary technologies permit users to realize higher levels of accuracy without incurring the time and expense of conducting repetitive analyses of the same SNP. Unlike most alternative hybridization-based methods, our SNP scoring technologies rely on the inherent accuracy of DNA polymerase. The use of DNA polymerase enables our GBA primer-extension technology to achieve the accuracy and reproducibility of DNA sequencing, while lowering costs and reducing complexity. Since a SNP scoring technology that is susceptible to even a one percent error rate could double the sample requirements and significantly increase the costs of a clinical trial, the degree of accuracy of our SNP scoring technologies should improve the design and reduce the cost of entire clinical studies. The accuracy of our SNP scoring technologies has been confirmed by one of our customers who conducted a recent independent analysis and reported that our technologies were 100% accurate in performing 4,000 SNP scores.

  . Flexibility. We have developed a biochemistry wetware component which is not limited to use on our hardware platform, but can also be used with the 100,000 other instrument systems already installed around the world. Unlike the wetware components of competing systems, our wetware may be applied to a wide range of formats and systems including: arrays, gels and beads, as well as mass spectroscopy and optical systems. The unique flexibility of our GBA primer-extension technology permits commercialization opportunities on multiple platforms to provide the best combination of price and performance for a wide range and large number of customers.

  . Cost. The use of our GBA primer extension for SNP scoring is expected to provide a significant reduction in data point analysis relative to current hybridization-based methods. We believe eliminating the need for repetitive SNP scoring tests will reduce costs associated with both clinical trial sample collection and SNP scoring.

  . Robustness. Our GBA primer-extension technology provides accurate results over a wide range of testing conditions and is less vulnerable to failure or false results if testing conditions are not ideal.

  . Scalability. We believe we are unique in our ability to scale our SNP technologies to meet the needs of potential customers who will require tests ranging from a single SNP per sample to hundreds of thousands of SNPs on thousands of samples.

 Our Complementary Technologies

   We also have a portfolio of microfluidics technologies which we are applying to the field of SNP scoring. We plan to use our microfluidics systems to increase the throughput and decrease the costs of SNP scoring. We also plan to use our microfluidics systems to synthesize DNA for use as primers in SNP scoring. Our primer arrays can be manufactured for use in a wide variety of formats, including industry standard 384-well plates in our MegaSNPatron facility and arrays compatible with other DNA chip systems. This should allow us to format SNP arrays and tailor them rapidly on a project-by-project basis and give us the ability to produce DNA arrays on demand. By applying these technologies, we believe we will be able to increase the throughput and reduce the cost of SNP scoring to pennies per score.

   We have also developed additional chemistries and technologies which augment our SNP scoring capabilities, including detection methods, target preparation methods, signaling chemistries, surface chemistries, SNP scoring algorithms, primer design software, data management tools and primer extension permutations. We have designed proprietary algorithms which allow for the automated selection of important SNP patterns associated with the scoring of inherited SNPs. We intend to continue to pursue new technologies which improve our core technology position in SNP scoring and analysis.


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

Genetic Diversity Markets

   Due to the key role of SNPs as indicators of genetic diversity, we believe SNP scoring will have significant applicability in all stages of drug discovery and development. In each of these stages, we believe SNP scoring can provide significant value for our customers and create market opportunities for us as partially described below:

 The Use of SNP Scoring in Drug Discovery

  . Target Identification. Correlations between individuals with a given disease and SNPs can be used to identify candidate genes that are related to the disease. These candidate genes can then serve as candidate targets for new drug development.

  . Target Validation. A target containing many SNPs is likely to be a poor target for traditional drug discovery since too much variability may lead to a lack of uniform response in a patient population. SNP studies can be used to validate candidate targets by either taking into account the target's variability or by eliminating targets with excessive variability at an early stage of the drug discovery process.

  . Lead Identification. Lead compounds can be identified which act on proteins encoded by the target gene, including the SNP variants of the gene. In this manner, lead compounds can be identified for many versions of a target protein.

  . Lead Validation. Biological assays can be conducted on lead compounds against SNP variants of a given protein, thereby validating a lead candidate.

 The Use of SNP Scoring in Drug Development

  . Lead Optimization. Studies on known SNP variants of targets can be used to improve existing drugs by seeking broader efficacy over larger populations with genetic variations. SNP scoring may also be used to re-evaluate and modify drugs that previously failed or that have been dropped from the market through evaluation of efficacy on specific SNP variants of drug targets.

  . Pre-clinical Testing. Studies with model systems to correlate drug response or lack of response and metabolism to known SNPs in the target or in related enzymes can yield better efficacy and permit more accurate safety predictions for a drug.

  . Clinical Trials. Patients may be selected for clinical trials based on the presence or absence of SNPs known to be associated with drug response. The duration and expense of clinical trials may be reduced by using SNP scoring in smaller patient populations.

 The Use of SNP Scoring in Drug Marketing

  . Market Extension. SNP scoring may be used in marketing programs to expand or extend markets of an existing drug to new patient groups based on SNP variants. This may lead to label extensions and longer commercial lives for existing compounds based on patient SNP type. In addition, SNP scoring may be used to exclude patients that are more likely to experience toxicity when treated with a certain drug. This should permit drugs to remain on the market for a longer period of time.

  . Generic Drugs. SNP scoring may be used to discover novel uses of existing non-proprietary drugs.

  . Drug Revival. SNP scoring may be used to bring drugs which previously failed due to adverse drug response or lack of response in a given indication back to the market for different indications or for use on better defined populations.


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

 The Use of SNP Scoring and Other Polymorphism Analyses in Healthcare Delivery

  . Clinical Diagnostics. SNP scoring may be used in direct patient testing for disease diagnosis or in determining the appropriate medical treatment for a patient.

  . Drug Selection. SNP scoring may be used to tailor formulations of drug treatments selected specifically for a patient having a unique set of SNPs. This could revolutionize drug prescription, significantly reducing erroneous or ineffective prescriptions. Tailored formulations may be utilized to develop more cost-effective formularies for managed care systems. In the future, drugs may be approved with labels requiring the presence or absence of a SNP in the patient.

  . Medical Treatment Selection. SNP scoring may be used not only for drug selection but also to modulate drug dosage and to select non-pharmaceutical treatment, such as surgery, in cases where drugs may not be effective in a particular patient. Reducing the time to identify an effective treatment is expected to improve medical outcomes.

  . Transplantation Matching. Genetic variability in genes plays a key role in the success of transplantation therapy. The ability to rapidly and accurately match donated tissues to recipients through polymorphism matching has become increasingly important.

 Potential Impact of SNP Scoring on Our Markets

   The market potential for SNP scoring is a function not only of the variety of different markets as described above but also of the impact of our SNP scoring technologies on each of these markets. This impact is reflected in new and expanding uses of SNP scoring, which we believe may best be described in terms of the so-called lifecycle of a SNP consisting of the following five stages.

   Stage 1: Discovery. Discovery of a SNP, typically through high-throughput DNA sequencing.

   Stage 2: Confirmation. Confirmation that the suspected SNP is indeed a SNP and not a sequencing mistake or rare mutation. This is accomplished by scoring the SNP on hundreds of patients, plants or animals to determine its frequency of occurrence.

   Stage 3: Association. Association of the confirmed SNP with the occurrence of an adverse drug response, the lack of response to a drug or perhaps the presence or absence of a disease through SNP scoring on a set of patient samples grouped by medical attributes. In this manner, SNP associations can be used to determine the optimal drug selection for each patient SNP type.

   Stage 4: Clinical Trial. The use of SNP scoring in clinical trials where knowledge of the presence or absence of one or more SNPs is used to predict or improve the outcome of the experiment.

   Stage 5: Diagnostic Testing and Industrial Application. The use of SNPs in the clinical diagnostic testing of a patient prior to providing a particular medicine or in industrial applications.

   Each of these stages of the SNP lifecycle represents a separate business opportunity with unique market dynamics and product or service requirements. As a SNP progresses through this lifecycle, the throughput requirements at any given laboratory for scoring this SNP may decrease. However we expect the number of laboratories performing SNP scoring in these later stages to increase substantially. For example, it may take a laboratory with a throughput of a million SNPs per day to identify the one specific SNP from a potential pool of several thousand that can predict the response to a specific drug. In order to make such association studies commercially viable, such a laboratory would probably want to use a SNP scoring technology such as GBA primer extension, that can provide accurate results without the need for repetitive testing. Once a SNP progresses through the SNP association stage, that one SNP might find its way into thousands of clinical laboratories performing tests on a few hundred patients a day in order to complete clinical trials or diagnostic testing. Thus, as the field of genetic diversity matures over the next few years, it is expected that more and

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

more SNPs will be used in a larger number of smaller laboratories such as clinical laboratories. Following the completion of the sequencing of the human genome and the progression of many SNPs through the early stages of the SNP lifecycle, we expect that our GBA primer-extension technology, which can adapt to existing diagnostic testing instruments, will have the greatest market appeal.

 Industrial Applications of Genetic Diversity

   Genetic diversity also has many commercial and industrial applications. Genetic diversity between individuals can be used to determine identity and paternity. For example, DNA material collected from a crime scene can be tested to determine if a particular individual was involved in the crime. Similarly, the DNA of a child can be matched to that of the mother and the purported father to determine unambiguously the actual parents of the child. These two applications have revolutionized forensics and child support enforcement. DNA tests are also undertaken to check for likely compatibility of organ or tissue for transplantation from one unrelated individual to another. Large numbers of potential donors are screened for compatibility. We estimate that the market size for DNA testing in these areas is more than $100 million per year.

   As with humans, genetic diversity in plants and animals results in differences between species as well as differences in characteristics within the members of given species. For example, plants have genetic variations responsible for differences in crop yield as well as product size and flavor. Animals also have genetic variations responsible for traits such as fertility and resistance to disease. By using genetic variation information, traditional hybridization and breeding programs can be optimized to more rapidly attain desired quality traits of plants and animals without engaging in genetic engineering.

Our Business and Commercialization Strategy

   Our objective is to become the premier provider of instruments, consumables, services and technologies for SNP scoring and other genetic diversity tests. The key elements of our strategy to achieve this objective include the following:

 Rapid Commercialization

   We intend to rapidly commercialize our growing line of instruments, consumables and services for SNP scoring. Our product lines include our SNPstream hardware instruments, our SNPware wetware consumables and our ultra high-throughput MegaSNPatron facility for SNP scoring services. We intend to expand our existing products and services to offer a wide range of performance options.

   We provide non-exclusive, one-time use licenses of our GBA primer-extension technology in connection with the sale of our SNPware consumables. We expect to generate substantial recurring revenue from the sale of our SNPware consumables for our growing installed base of our SNPstream hardware systems.

   We also intend to expand the market for our proprietary SNP scoring biochemistry wetware through our platform propagation strategy by offering it for use on instruments made and sold by other companies. We will implement this strategy by selling SNPware consumables and kits directly to the existing customer base of such companies. In addition, we will develop, manufacture and supply kits directly to instrument companies to take advantage of their existing marketing and distribution channels. Our collaboration with Affymetrix is an example of this strategy. We also intend to form marketing distribution relationships to enhance the distribution of our products. We believe our proprietary biochemistry underlying our wetware is flexible enough to be adapted to various instrument platforms. Instrument platforms for which we may produce compatible wetware kits may include capillary and slab-gel electrophoresis, DNA sequencers, mass spectrometers, optical plate readers, fluorescence plate readers, micro array readers and DNA chip systems. We believe the installed base of such instruments is more than 100,000 instruments in the aggregate. We believe this strategy will allow us to establish our technologies as the leading means of SNP scoring more quickly than if our technologies were limited to a single platform.

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

 Market Extension

   We believe the pharmaceutical and research communities are currently our largest SNP scoring markets. Although these markets are expected to grow rapidly over the next several years, we expect SNP scoring for the clinical and diagnostic markets, which are still in the early stages of development, has the most significant long-term potential. Our market extension strategy is designed to leverage our developing research market position, which we expect to establish using our SNPstream and SNPware product lines, as well as the services we conduct in our ultra high-throughput MegaSNPatron facility, to enable us to expand into the clinical markets. As researchers find more medically important SNPs using our technologies, products and services, we believe more suppliers to the clinical and diagnostic markets will select our SNP scoring technologies. Due to the flexibility and scalability of our SNP scoring technologies, we also believe many systems in the clinical and diagnostic markets can be readily adapted for use of our technologies. As a result, we believe we are well positioned to collaborate with companies with large installed bases of clinical systems.

   We have already expanded our genetic diversity services by acquiring GeneScreen. GeneScreen sells genetic diversity testing services for use in forensic and paternity testing as well as for improving the success of transplantation of bone marrow. We believe we are currently the second largest provider of paternity tests in the United States. We will review other acquisition opportunities to further expand applications of SNP scoring in industrial and clinical markets.

   We also intend to expand our markets geographically by establishing SNP scoring facilities and distribution channels in many countries through what we call our Regional GeneScreen Centers. Through this strategy, we intend to rapidly penetrate the global market and form relationships with a diverse group of scientists throughout the world. The Regional GeneScreen Centers are intended not only to create service revenue but also to serve as applications laboratories to promote the local sale of our products.

   As the clinical value of SNPs becomes more accepted, we believe retail consumers will represent a significant potential market for our products and services. We plan on developing a Web site based service to provide SNP scoring on samples provided by individuals. This service would provide a report to individual consumers, which may be shared with their doctor, that would indicate the adverse drug responses to which they may be susceptible or assisting in the selection of drugs which may work best for them. We plan to provide a similar service to the healthcare industry which would be designed to provide important topical information about our available services and the field of pharmacogenetics generally. We plan on providing leadership in establishing high standards of medical ethics, confidentiality and data security in introducing and establishing these services. If implemented, we intend to perform this type of testing at our Regional GeneScreen Centers.

   We also intend to expand into industrial applications of SNP scoring, including agricultural applications which represent a growing market opportunity for our products and services. We believe the SNP scoring needs in the agricultural industry will be similar to those for the pharmaceutical industry and may involve similar products and/or SNP scoring facilities. Therefore, we believe we are well-positioned to take advantage of this market.

 Proprietary SNP Value Creation

   Our proprietary SNP value creation strategy is based on the creation of proprietary rights covering the identification of SNPs and their associations to medically important attributes of patients. We believe the knowledge gained from such associations will allow patients to be more accurately screened for appropriate medication. We expect this will result in proprietary rights covering a broad range of new and existing drugs, consisting of both "composition of matter" patents which cover the drugs themselves and "use patents" which extend their label coverage. Because this approach leverages existing drugs and molecular targets, we expect our drug development programs will be faster and less expensive than those relying solely on new chemical entities or new molecular targets.

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

   We believe our proprietary SNP value creation strategy can also be used to extend patent coverage on existing drugs as well as drugs that are off patent. We also believe, in some cases, SNP-enhanced pharmaceuticals will be tantamount to novel drugs and may either be licensed to pharmaceutical companies or commercially developed by us.

   We believe SNPs will be useful in a variety of research and clinical applications. As SNPs are associated with medically or commercially important attributes, they can be assembled into SNP scoring panels designed for specific applications. Once SNP associations are found, we believe patents can be filed on the use of specific SNPs. For example, a panel of five SNPs that were all known to correlate with a lack of response to a certain drug could be packaged as a SNP scoring kit. Individual patients might be able to benefit from such a SNP panel by receiving an effective drug in a shorter period of time. We believe we will generate revenue from the licensed use of our GBA primer extension technology as well as from our growing portfolio of proprietary uses of SNPs.

 Sustained Competitive Advantage

   In order to build and sustain our scientific leadership in the field of genetic diversity, we plan on forming strategic alliances and scientific collaborations and making strategic acquisitions. We believe our financial and technology positions will make us an attractive partner to a variety of other participants in this industry. We will seek to expand our paternity, forensic and transplant genetic testing services in our Regional GeneScreen Centers to include new testing services marketed to new groups of customers. We believe our SNP scoring technologies can be used at GeneScreen and in other Regional GeneScreen Centers to reduce costs or increase the types of testing offered. Through our collaborations and acquisitions, we will seek access to distribution channels and opportunities to improve operational efficiencies. We have formed a number of collaborations with research physicians in what we call our Clinical Genetics Network. Through this network, we believe we will gain access to clinical samples which will enable us to find correlations between SNPs and medically important attributes. This may create additional intellectual property rights for us.

   We also intend to continue our aggressive investment in our proprietary technologies through internal development and by licensing third-party technologies. Examples of this include the application of our microfluidics technology to DNA synthesis for use in genomics research and to increase the throughput and reduce the costs of SNP scoring in our MegaSNPatron facility. We will also seek to improve the cost-effectiveness of our products and services through increased automation and development of improved information technologies.

Products and Services

   We are currently marketing or developing the following products and services:

Instruments and Systems -- Hardware

   We have developed our instrument systems using an original equipment manufacturer, or OEM, strategy by modifying instruments already produced by other companies. Where possible, we intend to continue this OEM strategy to expand the number of instruments that we offer while minimizing the engineering expenses normally associated with the internal development of these systems.

 SNPstream Product Line

   We introduced our SNPstream 25K system in September 1999 and currently have five systems in operation. This system is based on an OEM robotic system optimized for use with our proprietary GBA primer-extension SNP scoring assays, formatted in 384-well plates, and uses our dedicated consumables and software and provides the user with turn-key SNP scoring capabilities of approximately 25,000 SNPs per day. This system is installed and serviced by the equipment manufacturer. We support the SNP scoring applications. We also intend to develop a lower-throughput version of our SNPstream system that will enable users to analyze up to 1,000 SNPs per day. The system is in product development and is expected to be beta tested by the end of 2000. In addition, we intend to introduce a medium-throughput SNP scoring systems capable of scoring between 1,000 and 10,000 SNPs a day.

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

  DNAstream Product Line

   Our DNAstream line of products is being designed to enable the simultaneous synthesis of up to 384 oligonucleotides. These oligonucleotides may be used, among other applications, as the DNA primers for our GBA primer-extension technology. We are developing our proprietary Chemtel microfluidic chips for use in DNA synthesis instruments. The unique control features of our Chemtel chip enable the use of standard chemistry to produce DNA of exceptional purity using controlled pore glass or polystyrene supports in arrays of microreactors. Potential benefits of our DNAstream products include reduced reagent usage and lower cost enabled by the execution of reactions in a microreactor well, instead of on the surface of glass plates or in flow-through cartridges commonly used in current commercial DNA synthesizers. The high-throughput versions of this line of products may be used internally to produce the DNA required for our ultra high-throughput MegaSNPatron facility and/or offered on a service basis. We currently anticipate the DNAstream product line to be launched in 2003.

SNPware Consumables -- Wetware

   Our SNP scoring biochemistry is conducted with a set of approximately ten reagents. These reagents can be pre-dispensed in the necessary amounts to run a specific number of SNP scores. This set of reagents along with the labware and instructions are assembled in a kit for the convenience of our customers. These kits would be sold under the SNPware brand name for use on our own SNPstream systems as well as the systems of other companies. We intend to market our SNPware on one of our Web sites, where individuals would be able to order custom panels of SNPs to fit their personal needs. Our SNPware consumable product line includes the following:

  SNPkits

   SNPkits are the custom 384 plate kits supplied with SNPstream 25K, containing optimized reagents and software for performing accurate, robust SNP scoring. These kits are typically formatted for scoring of specific sets of SNPs at the request of our customers. A given panel may screen thousands of samples for a small number of SNPs.

  SNPcode 100, 1000 and custom kits

   The initial version of SNPcode kits are designed for use with the Affymetrix GeneChip system and will enable users to run GBA primer extension for SNP scoring on the Affymetrix GeneChip system. We currently anticipate launching this line of kits in 2000.

   Additional SNPware Products

   In the future, we anticipate commercializing GBA primer-extension technology kits for use on other platforms or for other readout methods, including fluorescence polarization, gel-based sequencers, optical readers, and mass spectroscopy.

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

   The following chart summarizes the important features of our SNPstream, DNAstream and SNPware product lines:

                               Assay                       Expected  Expected
         Products            Media Mode   Platform/Readout Beta Test  Launch
-------------------------- -------------- ---------------- --------- ---------
SNPstream Product Line
SNPstream 25K (high        Plate            Orchid         1999      1999
 throughput)..............
SNPstream 1K (low          Plate            Orchid         2000      2001
 throughput)..............
SNPstream 10K (medium      Plate, bead or   Orchid         2000      2001
 throughput) ............. glass slide

DNAstream Product Line
DNAstream 96.............. Bead/cleave      Orchid         2002      2003
DNAstream 384............. Bead/cleave      Orchid         2003      2004

SNPware Product Line
SNPkit.................... Custom kit       Orchid         1999      1999
SNPcode 100............... Generic kit      Affymetrix     2000      2000
SNPcode 1000.............. Generic kit      Affymetrix     2000      2000
SNPcode custom............ Custom SNP kit   Affymetrix     2000      2001
Additional SNPware         Generic kits     Multiple       2000-2002 2001-2003
 Products.................                  instruments

Services

   We provide, or plan to provide, a variety of genetic diversity services through our ultra high-throughput MegaSNPatron facility and Regional GeneScreen Centers.

 MegaSNPatron Facility Services

   It is our intent to continue to provide the highest throughput and lowest cost SNP scoring services available in the industry. We introduced the first phase of our MegaSNPatron facility in March 1999. We are continuing to expand throughput capabilities with a view to performing over one million SNP scores per day by the first quarter of 2001.

  . SNP CONFIRM service. We offer customers SNP confirmation services to score new SNPs and verify the existence of SNPs discovered through DNA sequencing. We currently provide this service for The SNP Consortium.

  . SNP ASSOCIATE service. Association of SNPs with medically important attributes of patients is a critical phase in the lifecycle of a SNP. We offer our service to pharmaceutical companies to develop and undertake SNP association studies. These studies are improved by our use of our Clinical Genetics Network, whose members have expertise in specific areas of medical science.

  . SNP WIDEMAP service. We are able to perform genome-wide SNP studies at the chromosome or genome scale. Typically 300 to 3,000 SNPs are used to identify genome regions of interest for further mapping studies and candidate gene location. We believe we are well positioned with our relationship with The SNP Consortium to utilize the SNP sets from its discovery effort in these genome-wide mapping studies.

 Regional GeneScreen Center Services

  . GENESCREEN IDENTITY service. We offer a variety of paternity tests, consisting primarily of a standard test involving the mother, child and purported father.


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  .  GENESCREEN TRANSPLANT TESTING service. We provide screening test services for the typing of bone marrow specimens containing human leukocyte antigen, or HLA, through both DNA and serological testing.

  . GENESCREEN FORENSIC service. We test a variety of forensic samples found at crime scenes, such as hair, blood, semen, saliva, skin, bone, muscle tissue and urine.

  . DIRECT-TO-PATIENT service. We plan to provide direct-to-patient SNP scoring services via the Internet through one of our Web sites within the next 12 months.

Technology

 Genetic Bit Analysis

   The use of GBA primer extension in a typical experiment would include the following steps:

  .  Preparation of the target DNA sample.

  . Capture of the target DNA from a patient sample by hybridization. The GBA primer is typically synthesized and includes approximately twenty nucleotide bases ending immediately prior to the location of the suspected SNP on the patient's sample. Selective extension with labeled DNA, or primer extension, of the GBA primer will only occur when the base available at the expected location of the SNP matches the modified base available for extension.

  . Analysis of the GBA primer-extension product. This analysis can be done by a variety of means including fluorescence, optical density and mass spectroscopy.

         [Illustration showing the three steps of GBA primer extension]

   Since GBA primer extension can be performed in both solution and solid-phase formats, the operational advantages of the system are significant. The biochemistry can be automated using liquid handling robots and the data acquisition and analysis of test results can be automated using readily available array scanners or Microtiter plate readers that transmit quantitative information to a computer. This digitized data can then be automatically interpreted to provide customizable reports and statistical information on SNP scoring results.

   Standardization and reproducibility of GBA primer extension is facilitated by the stable attachment or capture and detection of oligonucleotide primers to the solid phase. This permits large-scale batch preparation of the GBA arrays, signal uniformity and quality control of the test.

 Microfluidics

   Microfluidics is a set of technologies designed to control the flow, reactions and measurements of minute amounts of chemicals and biochemicals in miniaturized systems. Our microfluidics chips are multi-layered devices consisting of arrayed networks of liquid reagent flow paths in channels or conduits. These chips allow the processing of sequential and/or parallel reactions. The reagents conveyed in the conduits and delivered to the location of the reactions can range in volume from nanoliters to milliliters with a typical reactor volume being from 100 to 800 nanoliters. We can use a variety of materials to create our chips, including glass, silicon and polymers. These structures are typically flat and layered to create the desired three-dimensional structures with the required network of fluidic channels in the upper reusable portions and an array of reactors in a consumable lower portion. We employ a variety of means to create the defined fluidic conduits or reactors within our chips, which may include laser ablation, etching, photolithography, milling, molding and embossing.

   Proprietary rights and patents cover our pumping and valving techniques which control the timing, location and amount of desired reagent delivery within our chips. Our proprietary valving technology relies on a capillary break, which halts the reagent flow at a defined expansion point in a fluidic channel. Once the flow

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

is halted, it can be reinitiated by pressure or electronically induced means. Our proprietary pumping technology includes simple pneumatic or hydraulic pressure and electrohydrodynamic pumping, which is created by electrodes in the channel.

 Combined Technologies

   Our microfluidics technologies are designed to drive drug discovery to higher throughput while achieving lower costs. By applying our GBA primer-extension technology to our two-dimensional arrays of identical reactors and channels, we intend to process in parallel a large number of similar samples to create highly automated internal facilities capable of performing millions of SNP scoring experiments per day. Traditional SNP scoring techniques, including DNA sequencing, cost several dollars per SNP score. We plan to use our microfluidics technologies to synthesize the DNA for use in our MegaSNPatron facility. This is expected to accelerate our ability to introduce new SNPs and increase the throughput at this facility. By significantly increasing the throughput of SNP scoring, we intend to reduce the cost of SNP scoring to pennies per SNP score.

Research and Development

   We intend to continue our aggressive investment in our proprietary technologies through internal development and licensing of third-party technologies to increase and improve other characteristics of our systems. We will also continue to invest in improving the cost-effectiveness of our products through automation and information technologies. We are actively pursuing research projects aimed at identifying and developing new technologies to improve and expand on our genetic diversity, microfluidics and software products. These projects involve research conducted by us, collaborations with other researchers and the acquisition of chemistries and other technologies developed by universities and other academic institutions.

Collaborations and Licenses

   A significant element of our business strategy is to enter into collaborative research programs and licenses with major pharmaceutical, biotechnology and agricultural companies which have proven capabilities in gene-based product discovery and commercialization. We believe this strategy will allow us to apply our technologies to a broader range of product development efforts, thereby generating a growing base of intellectual property rights and revenue for us.

   To date, we have entered into a license agreement with Affymetrix which is still in effect. We have also entered into license and collaboration agreements with Sarnoff, SmithKline Beecham and Motorola relating to the microfluidics field, none of which are material to our current business.

 Affymetrix, Inc.

   In November 1999, as part of our platform propagation strategy, we entered into a Collaboration Agreement with Affymetrix, Inc. to develop, manufacture, market and sell kits capable of performing GBA-based SNP detection on Affymetrix's GeneChip system and software applications for certain instruments commercialized by Affymetrix. We agreed to collaborate on the development of three types of kits, designated under our agreement as Generic Kits, Standard Kits and Custom Kits. We are responsible for all development costs associated with the development of Generic Kits and Custom Kits and the optimization of the GBA primer-extension tests to be used on the Affymetrix GeneChip system. Affymetrix is responsible for optimizing its GeneChip system for the GBA primer-extension test. We will share costs associated with the development of approved Standard Kits. Affymetrix will market and distribute all Generic and Standard Kits developed under the agreement, and we will market and distribute all Custom Kits. Affymetrix has agreed to purchase, and we have agreed to manufacture and supply, all of Affymetrix's requirements of Generic and Standard kits at an agreed-upon transfer price.

 Sarnoff Corporation

   In December 1997, we entered into a License and Option Agreement with Sarnoff Corporation pursuant to which Sarnoff granted us rights under certain technology to research, develop and sell products and services in the field of combinatorial chemistry and in vitro diagnostics. Sarnoff also granted us options to acquire exclusive licenses in certain other fields related to microfluidics, including the fields of genomics, high throughput screening, research products and cell-based assays. These options extend for a period of four years and expire one per year over such four year period. In consideration of the grant of these licenses, in December 1997 we issued to Sarnoff 82,500 shares of our common stock and 167,500 shares of our Series A convertible preferred stock. Upon the exercise of each option, we are obligated to issue to Sarnoff 33,300 shares of our common stock and 66,700 shares of our Series A convertible preferred stock and to fund research to be performed by Sarnoff in an amount of not less than $5.5 million in the aggregate over a four year period. We exercised one option in each of December 1998 and December 1999. In addition, we are obligated to issue Sarnoff 50,000 shares of our common stock at the end of each year during the term of the agreement for each option exercised. We are also obligated to make royalty payments on future net sales of products and services developed under these licenses, if any.

 Other Licenses and Collaborations

   In the past, we have entered into license and collaboration agreements with respect to our microfluidics technology with various third parties which are nearing completion and which are not material to our SNP scoring business. We intend to continue to enter into similar agreements to enable us to apply our microfluidics technologies for use in our SNP scoring products and services.

Manufacturing and Suppliers

   We manufacture biochemical kits and microfluidic chips at our Princeton, New Jersey facility. We believe we currently have sufficient manufacturing capacity to meet commercial demand for our products through the end of 2000. Although our manufacturing capacity may be scaled up at our facility, we may need to acquire additional facilities during the period from 2000 to 2002 and beyond. We plan to increase our manufacturing capacity by constructing additional facilities which we believe will be completed within the next 12 months. We may need to enter into manufacturing arrangements with third parties to produce commercial quantities of our products.

   Our manufacturing facility is designed to optimize material flow and personnel movement with centrally located manufacturing and quality control operations. Critical components are produced in an environmentally controlled clean room and isolated from the rest of the facility. We are planning on achieving compliance with quality system requirements, or QSRs, analyte specific reagents, or ASRs, and ISO 9001 registration standards over the next two years. Access and safety features are designed to meet federal, state and local health ordinances.

   We rely on outside vendors to manufacture a number of components of our SNPstream system and some reagents which we provide in our SNPware kits. We have agreements with Beckman Coulter for the components of our SNPstream system and NEN Life Science Products, Inc. for some of the key reagents in our SNPware kits. We also have an agreement with Motorola that relates to the manufacture and supply of our microfluidics chips. We also currently rely on DNA provided by suppliers and rely on other third parties to perform DNA synthesis for us.

   We are establishing a company-wide enterprise resource planning system to manage and control our material and product inventories. This system will encompass product costing, materials procurement, production planning and scheduling, inventory tracking and control and batch records, with links to document control for all manufacturing, quality control, quality assurance and regulatory compliance procedures.

   We also perform service testing at all of our facilities. Three of our facilities have the Clinical Laboratory Improvement Act, or CLIA, accreditations necessary to be in compliance with the required regulations.

Distribution

   We intend to expand our business internationally by establishing relationships with distributors in several countries. In larger countries, we will consider establishing our own direct sales force. Our international operations would also serve as service locations and redistribution centers for our consumables.

Intellectual Property

   We have implemented and continue to implement an aggressive patent strategy designed to provide us with a unique proprietary position in the fields of pharmacogenetics and microfluidics. This strategy will continue to focus on protecting and commercializing our current and future products. Our patent portfolio reflects our international ambitions and includes pursuing patent protection in many of the industrialized nations of the world. We currently own, or have exclusive licenses to, 44 United States patents and 6 foreign patents, and have received notices of allowance for 4 additional U.S. and 1 Australian patent applications. Additionally, we have 175 pending patent applications of which 70 are United States applications and 105 are foreign patent applications.

   Our commercial success will also depend in part on obtaining patent protection on SNPs for which we discover utility and on products, methods and services based on such discoveries. We intend to apply for patent protection on novel SNPs of known genes and their uses and novel uses for previously identified SNPs discovered by third parties. We have sought and intend to continue to seek patent protection for novel uses for SNPs which may have initially been patented by third parties. In such cases, we might need a license from the holders of the patent with respect to these SNPs in order to make, use or sell products using these SNPs.

   We also rely on both patent and trade secret protection of our intellectual property. Complex legal and factual determinations and evolving laws make patent protection uncertain. As a result, we cannot be certain that patents will be issued from any of our patent applications or from applications licensed to us or that any issued patents will have sufficient breadth to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do U.S. and Canadian laws.

   We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interests in discoveries, inventions, patents and copyrights arising from their work for us, maintain the confidentiality of our intellectual property, and refrain from unfair competition with us during their employment and for a period of time after their employment with us, which includes solicitation of our employees and customers. We cannot be certain that these agreements will not be breached or invalidated. In addition, we cannot assure you that third parties will not independently discover or invent competing technologies or reverse engineer our trade secrets or other technologies. If our intellectual property is not protected from disclosure to, or use by, third parties, our competitive market position may be adversely affected.

   Although we are not a party to any material legal proceedings, in the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or against the licensors of technologies licensed to us, or whether those claims will harm our business. If we are forced to defend against such claims, whether they are with or without any merit, whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop costly non-infringing technologies, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business and financial condition.

Competition

   The markets for our products are competitive, and we expect the intensity of competition to increase. Currently, we compete primarily with other companies that are pursuing technologies and products that are similar to our technologies and products. Many of our competitors have greater financial, operational, sales and marketing resources, and more experience in research and development and commercialization than we have. Moreover, competitors may have greater name recognition than we do, and may offer discounts as a competitive tactic. These competitors and other companies may have developed or could in the future develop new technologies that compete with our products or which could render our products obsolete. We cannot assure you that we will be able to make the enhancements to our technologies necessary to compete successfully with newly emerging techniques.

   In the SNP scoring field, we compete with several companies offering alternative technology concepts based on indirect detection of the molecule through hybridization and/or labeling. These companies include: Affymetrix, Inc., Amersham Pharmacia Biotech Ltd., Genometrix Inc., Luminex Corporation, Nanogen, Inc., PE Corporation, Rapigene, Inc., Sequenom, Inc., Third Wave Technologies, Inc. and Visible Genetics, Inc.,

   Our principal competitors in the field of pharmacogenetics research and development include: Celera Genomics Corporation, CLONTECH Laboratories, Inc., CuraGen Corporation, Genaissance Pharmaceuticals, Inc., GENSET Corp., Millennium Pharmaceuticals, Inc., Myriad Genetics, Inc. and Variagenics, Inc. Our competitors in the field of DNA testing include: Identagene Corporation, Laboratory Corporation of America and Lifecodes Corporation, and in the field of microfluidics include: ACLARA Biosciences Corporation and Caliper Technologies Corporation.

Government Regulation

   While most of our initial research products will not be subject to government regulation, we anticipate the manufacturing, labeling, distribution and marketing of some or all of our future diagnostic products and services developed or performed using our SNP-related technologies or microfluidics will be subject to government regulation in the United States and in certain other countries.

   In the United States, the FDA regulates, as medical devices, most diagnostic tests and in vitro reagents that are marketed as finished test kits or equipment. Some clinical laboratories, however, purchase individual reagents intended for specific analyses, and, using those reagents, develop and prepare their own finished diagnostic tests. The FDA has not generally exercised regulatory authority over these individual reagents or the finished tests prepared from them by the clinical laboratories. The FDA has recently proposed a rule that, if adopted, would regulate reagents sold to clinical laboratories as medical devices. The proposed rule would also restrict sales of these reagents to clinical laboratories certified under CLIA as high complexity laboratories. We intend to market some diagnostic products as finished test kits or equipment and others as individual reagents. Consequently, some or all of these products will be regulated as medical devices. Our CLIA laboratories are accredited by the American Association of Blood Banks which does not permit publicly funded DNA testing services to be offered together with privately funded testing services in a CLIA laboratory. As a result, we must maintain the separation of our DNA testing services or risk losing our accreditation which would adversely affect our business.

   The FDA has also adopted a set of regulations known as Analyte Specific Reagents, or ASRs, which cover the production of assays and their components consistent with Good Manufacturing Practices for use in clinical research and by clinical reference laboratories producing their own assays. We are planning to satisfy these ASR guidelines within two years in connection with our manufacture of any SNPstream product that may be affected by these guidelines.

   The Food, Drug, and Cosmetic Act requires that medical devices introduced to the United States market, unless exempted by regulation, be the subject of either a premarket notification clearance, also known as a 510(k) or an approved premarket approval, or PMA. Some of our products may require a PMA and others may require a 510(k). With respect to devices reviewed through the 510(k) process, we may not market a device until an order is issued by the FDA finding the product to be substantially equivalent to a legally marketed device known as a "predicate device." A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data, and may require a substantial FDA review. The FDA may agree the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. The FDA, however, may (i) determine that the device is not substantially equivalent and require a PMA, or (ii) require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can further delay market introduction of our products. If the FDA indicates that a PMA is required for any of our products, the application will require extensive clinical studies, manufacturing information and likely review by a panel of experts outside the FDA. Clinical studies to support either a 510(k) submission or a PMA application would need to be conducted in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA's refusal to accept the data or the imposition of regulatory sanctions. FDA approval of a PMA application could take significantly longer than a 510(k) approval.

   Medical device laws and regulations are also in effect in many countries in which we may do business outside the United States. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. Medical laws and regulations are also in effect in some states in which we do business. We cannot assure you that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining any such foreign regulatory approvals. In addition, the export by us of certain of our products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. The failure to obtain product approvals in a timely fashion or to comply with state or foreign medical device laws and regulations may have material adverse impact on our business and results of operations.

   Our current DNA testing laboratories are regulated under CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests,
(i) waived, (ii) moderately complex and (iii) highly complex, and the standards applicable to a clinical laboratory depend on the level of the tests it performs. Therefore we cannot assure you that the CLIA regulations and future administrative interpretations of CLIA will not have a material adverse impact on us by limiting the potential market for our DNA testing services.

   We are also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on our business and results of operations.

Employees

   As of January 31, 2000, we employed 201 persons, of whom 38 hold Ph.D. or M.D. degrees and 13 hold other advanced degrees. Approximately 61 employees are engaged in research and development, 15 employees are engaged in business development, sales and marketing, 75 employees are engaged in manufacturing and DNA testing services and 50 employees are engaged in intellectual property, finance and other administrative functions. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We believe we maintain good relations with our employees.

Facilities

   We lease a 30,000 square foot facility in Princeton, New Jersey for our headquarters and as the base for our marketing and product support operations, research and development and manufacturing activities. We also lease an approximate 19,000 square foot facility in Dallas, Texas; an approximate 12,500 square foot facility in Dayton, Ohio; and an approximate 5,100 square foot facility in Sacramento, California. The latter three facilities include CLIA approved laboratories where our genetic DNA diversity testing services are located. We currently believe our facilities are sufficient to meet our space requirements through the year 2000.

Legal Proceedings

   We are not a party to any material legal proceedings.

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

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and key employees and their respective ages and position(s) as of February 3, 2000 are as follows:

   Name                             Age                 Position
   ----                             ---                 --------
Dale R. Pfost, Ph.D................  42 Chairman, Chief Executive Officer,
                                         President
Donald R. Marvin...................  47 Senior Vice President, Chief Operating
                                         Officer, Chief Financial Officer and
                                         Secretary
Keith W. Brown.....................  46 Vice President and General Manager of
                                         GeneScreen
Michael T. Boyce-Jacino, Ph.D. ....  40 Vice President of Research and
                                         Development
Sarajane N. Mackenzie..............  43 Vice President of Human Resources and
                                         Chief People Officer
Russell T. Granzow.................  37 Executive Director of Business
                                         Development and Marketing
Gary J. Schnerr....................  56 Executive Director of Engineering and
                                         Manufacturing
Robert C. Giles, Ph.D. ............  47 Science Director of GeneScreen
Denis M. Grant, Ph.D. .............  42 Senior Director of Pharmacogenetics
Frank A. Shemansky, Jr., Ph.D. ....  38 Senior Director of Microsystems
                                         Development
William M. Testa, CPA..............  34 Corporate Controller
Sheldon M. Kugelmass, Ph.D. .......  35 Director of Manufacturing and Process
                                         Development
Kevin B. Nash, Esquire.............  35 Director of Licensing and Intellectual
                                         Property Counsel
Rolf E. Swenson, Ph.D. ............  37 Director of Chemistry
Michael S. Pettigrew...............  38 Director of Worldwide Commercial
                                         Programs
Sidney M. Hecht, Ph.D.(1),(2)......  55 Director
Samuel D. Isaly(2).................  53 Director
Jeremy M. Levin, D.Phil.,            45 Director
 MB.BChir.(1),(2)..................
Robert M. Tien, M.D., M.P.H. ......  42 Director
Anne M. VanLent(1),(2).............  51 Director

---------------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

   Dale R. Pfost, Ph.D. has served as our Chairman, Chief Executive Officer and President since November 1996. From 1988 to 1996, Dr. Pfost was the President and Chief Executive Officer of Oxford GlycoSciences, a leader in proteomics and glycobiology. From 1982 to 1986, Dr. Pfost was the President and a founder of Infinitek, Inc., the company that developed the Biomek 1000. From 1987 to 1988, Dr. Pfost served as the General Manager of the Robotics and Automated Chemistry Systems business at SmithKline Beckman following its acquisition of Infinitek. Dr. Pfost received his B.S. in Physics from the University of California Santa Barbara and his Ph.D. in Physics from Brown University. Dr. Pfost also serves on the Board of Directors of Spectra Science, an optical science company.

   Donald R. Marvin has served as our Senior Vice President, Chief Operating Officer and Secretary since November 1997 and has served as our Chief Financial Officer since February 2000. From 1994 to 1997, Mr. Marvin was the founder and President of Cairn Associates Inc., a firm providing management and financial services to emerging biomedical companies. From 1986 to 1994, Mr. Marvin was President and Chief Executive Officer of Diatron Corporation, a biomedical company developing fluorescence-based instrument systems for the clinical diagnostics industry. Mr. Marvin received his B.S. in Microbiology from Ohio State University and his M.B.A. from Iona College. Mr. Marvin serves on the Board of Directors of GenoVision AS, a diagnostic test systems company.

   Keith W. Brown has served as our Vice President and General Manager of our GeneScreen business, since January 2000. Mr. Brown co-founded GeneScreen in 1987 and from 1988 through December 1999 served as its President and Chief Executive Officer. Mr. Brown received his B.S. in Computer Science and Statistics from the University of Manitoba and his M.B.A. from Harvard Graduate School of Business Administration.

   Michael T. Boyce-Jacino, Ph.D. has served as our Vice President of Research and Development since September 1998. From 1991 until our acquisition of Molecular Tool, Inc. in 1998, Dr. Boyce-Jacino served in various capacities at Molecular Tool as a scientist, General Manager and Director, Research and Development and most recently President. Dr. Boyce-Jacino received his B.S. in Medical Microbiology from the University of Wisconsin Madison, and his Ph.D. in Microbiology from the University of Minnesota.

   Sarajane N. Mackenzie has served as our Vice President of Human Resources and Chief People Officer since January 2000. From 1998 to 1999, Ms. Mackenzie was founder and President of Mackenzie Strategic Human Resources, Inc., a consulting firm. From 1987 to 1997, Ms. Mackenzie was with Novo Nordisk A/S, first as head of international human resources and then as Vice President of Human Resources for their U.S. affiliate. Ms. Mackenzie received her B.A. in Psychology from the University of California at Santa Cruz, and her M.S. in Organization Development and Human Resources from the University of San Francisco.

   Russell T. Granzow has served as our Executive Director of Business Development and Marketing since 1997. From 1996 to 1997, Mr. Granzow served as Manager, Business Development at Sarnoff Corporation. Mr. Granzow was a founder of Pharmacia Biosensor, now BIAcore, and from 1992 to 1996 served in various positions, most recently as Manager, Marketing and Business Development. Prior to 1992, Mr. Granzow was involved in drug discovery in the Inflammation Group at Schering-Plough Corp. Mr. Granzow received his B.S. in Biochemistry from the University of Illinois.

   Gary J. Schnerr has served as our Executive Director of Engineering and Manufacturing since May 1998. From 1993 to 1997, Mr. Schnerr served as Vice President Manufacturing and Technology of Peak Instruments. From 1985 to 1993, he served as Vice President of Operations at Applied Color Systems. Mr. Schnerr received his B.S. in Electrical Engineering from Drexel University and his M.B.A. in Marketing/Finance from the Wharton School of the University of Pennsylvania.

   Robert C. Giles, Ph.D. has served as our Science Director of our GeneScreen business since January 2000. Dr. Giles co-founded GeneScreen in October 1987 and most recently served as Corporate Science Director and Operations Manager of its Dallas facility through December 1999. Dr. Giles has served as an auditor for laboratory accreditation for human parentage testing for the American Association of Blood Banks since 1995. Dr. Giles received his B.S. in General Science and his M.S. in Microbiology from Mississippi State University and his Ph.D. in Immunology and Medical Microbiology from the University of Florida.

   Denis M. Grant, Ph.D. has served as our Senior Director of Pharmacogenetics since May 1999. From 1995 to 1998, Dr. Grant was a Senior Scientist in the Genetics and Genomic Biology Program, Research Institute at the Hospital for Sick Children in Toronto, Canada. Prior to joining the Hospital for Sick Children Dr. Grant was a faculty member in the Department of Pharmacology at the University of Toronto. Dr. Grant received his B.S. in Biochemistry from McMaster University and his Ph.D. in Pharmacology from the University of Toronto.

   Frank A. Shemansky, Jr., Ph.D. has served as our Senior Director of Microsystems since March 1999. From September 1991 to March 1999, Dr. Shemansky worked at Motorola, Inc., where he held several positions and was most recently Manager of Sensor Technology Development for the Semiconductor Products Sector. Dr. Shemansky received his B.S. in Chemical Engineering from The Pennsylvania State University, and his M.S. and Ph.D. in Chemical Engineering from Arizona State University.

   William M. Testa, has served as our Corporate Controller since February 1998. From 1996 to 1998, Mr. Testa worked as a tax accountant for Sarnoff Corporation, where he was involved in maintaining the accounting functions of several spin-off companies, including Orchid. From 1994 to 1996, Mr. Testa served as the Controller of a manufacturing company. Prior to that, he spent seven years in public accounting. Mr. Testa received his B.S. in Accounting from Rider College.

   Sheldon M. Kugelmass, Ph.D. has served as our Director of Manufacturing and Process Development since October 1997. From 1992 to 1997, Dr. Kugelmass held a number of positions at Lepton, Inc., and was most recently Manager of Customer Applications. Dr. Kugelmass received his B.S.E. in Electrical Engineering from the University of Pennsylvania and his Ph.D. in Electrical Engineering from Cornell University.

   Kevin B. Nash, Esq. has served as our Director of Licensing and Intellectual Property Counsel since April 1999. From 1995 to 1998, Mr. Nash was patent counsel for Integra Life Sciences Corporation. Prior to joining Integra Life Sciences he was a special project assistant in the Office of Technology Licensing at Stanford University. Mr. Nash received his B.A. in Genetics from University of California, Berkeley and his J.D. from Golden Gate University School of Law.

   Rolf E. Swenson, Ph.D. has served as our Director of Chemistry since October 1998. From 1990 to 1998, Dr. Swenson was employed at Abbott Laboratories in a variety of capacities, where most recently he was Chemistry Group Leader for Combinatorial Chemistry. Dr. Swenson received his B.A. in Chemistry from the University of California at San Diego and his M.S. and Ph.D. in Organic Chemistry from Cornell University. Dr. Swenson served as a Postdoctoral Research Associate at the University of Wisconsin, Madison and the Universite de Geneve in Geneva, Switzerland.

   Michael S. Pettigrew has served as our Director of Worldwide Commmercial Programs since February 2000. From January 1997 to January 2000, he was at Amersham Pharmacia Biotech, Inc., where his most recent position was Director of Applied Genomics Marketing and Sales Support. From February 1986 to January 1997, he was at Pharmacia Biotech, Inc., where his most recent position was Senior Marketing Manager of Chromatography Instruments, Software and Media. Mr. Pettigrew received his B.S. in Biology from Fairleigh Dickinson University.

   Sidney M. Hecht, Ph.D. has served as a member of our Board of Directors since 1995. He has served as John W. Mallet Professor of Chemistry and Professor of Biology at University of Virginia since 1978. From 1981 to 1987, Dr. Hecht held concurrent appointments first as Vice President, Preclinical Research and Development, and then Vice President, Chemical Research and Development at SmithKline & French Laboratories, where he was appointed a Distinguished Fellow. From 1971 to 1979, he was Assistant Professor and then Associate Professor of Chemistry at the Massachusetts Institute of Technology. Dr. Hecht received his B.A. in Chemistry from the University of Rochester and his Ph.D. in Chemistry from the University of Illinois.

   Samuel D. Isaly has served as a member of our Board of Directors since February 1998. He has served as the Managing Member of OrbiMed Advisors LLC since January 1998. Mr. Isaly founded the investment consulting firm Mehta and Isaly in 1989, which provided consulting and investment management services to the biotechnology and healthcare industries, where he was a General Partner until 1998. He received his B.A. from Princeton University and his M.Sc. in International Economics, Mathematics and Econometrics at the London School of Economics, where he was a Fulbright Scholar.

   Jeremy M. Levin, D.Phil., MB.BChir. has served as a member of our Board of Directors since May 1998. From 1996 to 2000, Dr. Levin served as the Chairman of Physiome Sciences, Inc., and was appointed as Physiome Sciences' Chief Executive Officer in 2000. From 1998 through 1999, he was Managing Director of Perseus Capital LLC and from 1992 to 1998, Dr. Levin served as the President and Chief Executive Officer of Cadus Pharmaceutical Corporation, where he also served as Chairman from 1996 to 1998. Prior to 1992, Dr. Levin was a Vice President at IG Laboratories, a wholly owned subsidiary of Genzyme Corporation. Dr. Levin has served on a number of public biosciences companies and on the Executive Committee and the Emerging

Companies Section of the Biotechnology Industry Organization. He currently serves as an advisor to a global agricultural research company and on the Board of NeuroNZ. Dr. Levin received an MB.BChir. from the University of Cambridge and a D.Phil. in DNA structure from the University of Oxford.

   Robert M. Tien, M.D. M.P.H. has served as a member of our Board of Directors since February 2000. He is Founder and Chairman of Electronic Business International and Vice President and member of the International Scientific Advisory Board for the American Academy of Anti-Aging Medicine. He has several academic and hospital appointments, including a tenured Professorship at Duke University Medical Center, where his most recent positions included Director of Neuroradiology and Director of Neuro-MR from 1991 to 1996. He has authored or co-authored more than 160 papers. Dr. Tien received his B.S. and M.D. from the National Taiwan University and School of Medicine and his Master of Public Health, or M.P.H., from Harvard University Graduate School of Public Health.

   Anne M. VanLent has served as a member of our Board of Directors since June 1999. She has served as Vice President, Ventures of Sarnoff Corporation since July 1997. From March 1994 to July 1997, she was the founder and President of AMV Associates, which provides consulting services to emerging growth life sciences companies. Ms. VanLent received her B.S. in Physics from Mount Holyoke College and completed a graduate fellowship at Universite de Strasbourg, Strasbourg, France. She serves on the Board of Directors of Penwest Pharmaceuticals Co. and i-STAT Corp., both publicly traded life science companies, as well as several private companies.

Composition of the Board of Directors

   Following this offering, our Board of Directors will be divided into three staggered classes. The Board will initially consist of two Class I directors (Ms. VanLent and Dr. Hecht), two Class II directors (Messrs. Tien and Levin) and two Class III directors (Messrs. Pfost and Isaly). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the annual meeting of our Stockholders to be held during calendar years 2001, 2002, and 2003 respectively.

   Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

   Our Board of Directors has standing audit and compensation committees. The audit committee consists of Dr. Hecht, Mr. Isaly, Dr. Levin and Ms. VanLent. The audit committee oversees the engagement of our independent public accountants, reviews the annual financial statements and the scope of the annual audits and considers matters relating to accounting policy and internal contracts. The compensation committee reviews, approves and makes recommendations to our Board of Directors concerning our compensation practices, policies and procedures for our executive officers, including our Chief Executive Officer. The compensation committee's duties include the administration of our 1995 Stock Incentive Plan and 2000 Employee, Director and Consultant Stock Plan. The compensation committee is currently composed of Dr. Hecht, Mr. Isaly, Dr. Levin and Ms. VanLent.

Compensation Committee Interlocks and Insider Participation

   Dr. Hecht, Mr. Isaly, Dr. Levin and Ms. VanLent, all of whom are non-employee directors, constitute our compensation committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Scientific Advisory and Medical Advisory Boards

   Our Scientific Advisory and Medical Advisory Boards consist of individuals with demonstrated expertise in various fields who advise us concerning long-term scientific and medical planning, research and development. Members also evaluate our research program, recommend personnel to us and advise us on technology and medical matters.

Scientific Advisory Board

   Dr. Sidney M. Hecht has served as Chairman of our Scientific Advisory Board since March 1997. Dr. Hecht is the John W. Mallet Professor of Chemistry and Professor of Biology at University of Virginia. A member of our Board of Directors, Dr. Hecht has been an Alfred P. Sloan Fellow and a John Simon Guggenheim Fellow. Throughout his career, Dr. Hecht has been the recipient of numerous distinguished awards, including the 1996 Cope Scholar Award of the American Chemical Society and Virginia's Outstanding Scientist for 1996. He is also the author or co-author of more than 250 scientific papers. Dr. Hecht received his B.A. in Chemistry from the University of Rochester and his Ph.D. in Chemistry from the University of Illinois.

   Dr. Richard J. Roberts has served as Research Director of New England Biolabs since 1992. In 1993, Dr. Roberts was awarded a Nobel Prize for the discovery of introns. From 1972 to 1992, Dr. Roberts served as Assistant Director of Research at Cold Spring Harbor Laboratory. He has served as an advisor to many research organizations including HUGO, EMBO, and GENBANK. He is executive editor of Nucleic Acids Research and an editor of Bioinformatics, Inc. as well as several other scientific journals. Dr. Roberts has been a long-time advisor to Molecular Tools, Inc. and to us. He is also the Chairman of the Scientific Advisory Board for Celera Corporation. He received his Ph.D. in Organic Chemistry from the University of Sheffield and performed postdoctoral work at Harvard University.

   Dr. Michael C. Pirrung has been our first appointed President's Fellow since December 1999. He is a Professor of Chemistry at Duke University and Director of the University's Biotechnology for Business Program and Director of the Program in Biological Chemistry and was formerly an Assistant Professor of Chemistry at Stanford University. Dr. Pirrung is the co-founder of the VSLIPS technology for using photolithography to perform chemical synthesis. He also is a founder of and former Senior Scientist at Affymax Research Institute. He is the author or co-author of more than one hundred scientific papers and has previously been appointed an Alfred P. Sloan Fellow and a John Simon Guggenheim Fellow. Dr. Pirrung received his B.A. in Chemistry from the University of Texas and his Ph.D. in Organic Chemistry from the University of California, Berkeley.

   Dr. Nabil M. Lawandy has been a Research Professor of Engineering and Physics at Brown University since August 1981 and the Chief Executive Officer of Spectra Science Corporation and SpectraDisc Corporation since November 1996. From 1974 to 1980, Dr. Lawandy worked as a physicist at the Laser Technology Branch of NASA's Goddard Space Flight Center where he developed lasers for submillimeter heterodyne astronomy and upper atmospheric LIDAR. While at Brown University, Dr. Lawandy worked primarily on non-linear optics, opto-electronic devices and micro-structures. Dr. Lawandy has authored over 170 papers, holds over 30 patents, is a recipient of a Presidential Young Investigator Award and an Alfred P. Sloan Fellowship. He received his B.S. in Physics and M.S. and Ph.D. in Chemistry from The Johns Hopkins University.

   Dr. Nathan Lewis has been teaching at the California Institute of Technology, or CalTech, since 1988, and has served as Professor since 1991. He has also served as the Principal Investigator of the Beckman Institute Molecular Materials Resource Center at CalTech since 1992. From 1981 to 1986, he taught at Stanford where his most recent position was Associate Professor with tenure. Dr. Lewis has been an Alfred P. Sloan Fellow, a Camille and Henry Dreyfus Teacher-Scholar, and a Presidential Young Investigator. He received the Fresenius Award in 1990 and the ACS Award in Pure Chemistry in 1991. He has published approximately 150 papers and supervised approximately 50 graduate students and postdoctoral associates. Dr. Lewis received his Ph.D. in Chemistry from the Massachusetts Institute of Technology.

   Dr. F. Peter Guengerich has served as a Professor of Biochemistry and Director of the Center in Molecular Toxicology at Vanderbilt University since 1981. He has been the recipient of numerous awards, including Outstanding Investigator Awards from the National Cancer Institute, John Jacob Abel Award, Bernard B. Brodie Award in Drug Metabolism, and George H. Scott Award. Dr. Guengerich has also recently been awarded the distinction of AAAS Fellow by the American Association of the Advancement of Science. Dr. Guengerich received his B.S. in Agricultural Science from the University of Illinois, Urbana, and his Ph.D. in Biochemistry from Vanderbilt University.

   Dr. Philip Goelet serves as Director for Ribo Targets, Ltd., The Rhode Island Corporation and Boyce Thompson Institute for Plant Research, Inc. From 1996 to 1999, Dr. Goelet served as Director of GeneScreen, Inc. prior to its acquisition by Orchid. In 1989, he founded Molecular Tool, Inc. and served as Chairman and Chief Executive Officer until the company merged with GeneScreen in 1996. While at Molecular Tool, Dr. Goelet participated in the invention and development of a number of the company's key technologies and products. He has authored or co-authored more than 30 papers. Dr. Goelet received his B.A. from Oxford University and his M.Phil. and Ph.D. in Biochemistry from Cambridge University.

   Dr. Jonathan Karn is a leading molecular biologist who has made significant contributions in the areas of gene discovery, recombinant DNA technology and virology. Dr. Karn is a member of the Board of Directors of RiboTargets Ltd., and Chairman of its Scientific Advisory Board. In 1997, Dr. Karn founded RiboTargets, and served as the Company's Chief Scientific Officer until 1999. Since 1984, as a Senior Scientist at the MRC Laboratory of Molecular Biology, Dr. Karn has headed the laboratory's research efforts on AIDS, playing a leading role in the establishment of the UK's research effort into AIDS. During 1984, as a visiting scientist at the Salk Institute in California, he initiated his current program in the area of gene expression in retroviruses. He has authored more than 80 papers. Dr. Karn received his B.S. in Biology from Yale College and his Ph.D. in Molecular Biology from Rockefeller University.

Medical Advisory Board

   Dr. Stephen B. Liggett has been Professor of Medicine, Pharmacology, and Molecular Genetics and Director of Pulmonary and Critical Care Medicine at the University of Cincinnati College of Medicine, since 1995. From 1992 to 1995, he was Associate Professor of Pharmacology at the University of Cincinnati College of Medicine. From 1989 to 1992, Dr. Liggett was Assistant Professor at Duke University School of Medicine. Dr. Liggett is on the editorial boards of Molecular Pharmacology and the Journal of Biological Chemistry. He is author of more than 70 papers and a world-recognized expert in adrenegic receptors and pulmonary pharmocogenetics. He received his M.D. from the University of Miami School of Medicine and performed postgraduate work at Washington University and as a Howard Hughes Medical Institute Fellow at Duke University.

   Dr. Daniel J. Rader has been an Assistant Professor of Medicine at the University of Pennsylvania since 1994. At the University of Pennsylvania, Dr. Rader is Director of the Lipid Research Center and co-directs the Cardiovascular Disease Program in the Institute for Human Gene Therapy. From 1991 to 1993, he was a Research Associate at the National Institute of Health and from 1987 to 1988, was Chief Resident and Instructor in Medicine at Yale School of Medicine. Dr. Rader has authored more than 50 publications on lipid metabolism, including familial hyper-cholesterolemia and the influence of genetic polymorphisms on lipid metabolism. He received his B.A. from Lehigh University and his M.D. summa cum laude from the Medical College of Pennsylvania.

   Dr. Richard J. Davies is Chairman and Professor of the Department of Surgery at the Hackensack University Medical Center since 1993, as well as Professor of Surgery at University of Medicine and Dentistry New Jersey. From 1983 to 1993, he held various positions at the University of California at San Diego, School of Medicine. From 1981 to 1983, Dr. Davies was a fellow in surgical oncology at Memorial Sloan Kettering Cancer Center, New York, and Chief Surgical Fellow. He formerly served as Chairman of the Scientific

Advisory Board of Biofield Corporation of Atlanta, GA, and is a member of the Scientific Advisory Board of Dynamic Imaging, as well as the holder of many other national committee memberships. Dr. Davies is an internationally recognized specialist in surgical oncology who has published over 80 articles and chapters. Dr. Davies received his M.D. from the London Hospital Medical College, University of London.

   Dr. Garret A. FitzGerald has been a Professor of Medicine and Pharmacology and Director of the Clinical Research Center since 1994, and chair of the Department of Pharmacology since 1996, at the University of Pennsylvania. From 1991 to 1994, he was Professor and Chairman of the Department of Medicine and Experimental Therapeutics at the University of Dublin. From 1981 to 1991, he served in various positions at Vanderbilt University School of Medicine, most recently as Director of the Division of Clinical Pharmacology. He is the author of nearly 200 articles and has served as an editor of several clinical research journals including Circulation. Dr. FitzGerald received his M.D. from the University College of Dublin, Ireland and performed postgraduate work at several institutions including Max Planck.

   Dr. Michael B. Harris is Professor of Pediatrics at the University of Medicine and Dentistry of New Jersey since 1997. He also serves as Chief of Pediatric Hematology-Oncology and Director of the Tomorrow's Children's Institute at the Hackensack University Medical Center since 1987. Dr. Harris previously served as an Associate Professor at Mount Sinai School of Medicine from 1977 to 1987. He has published more than 50 peer reviewed articles in the field of pediatric oncology. He received his M.D. from Albert Einstein School of Medicine, New York, and completed post-doctoral training at the Children's Hospital of Philadelphia.

   Dr. Stephen Anderson is Chair, Department of Molecular Biology and Biochemistry at Rutgers University. He has served as Associate Professor of this department and Resident Member of the Center for Advanced Biotechnology and Medicine at Rutgers University since 1988. From 1987 to 1989, Dr. Anderson was an Associate Adjunct Professor in the Department of Pharmaceutical Chemistry, School of Pharmacy, at the University California at San Francisco. From 1982 to 1988, he was Associate Director of the Biocatalysis Department and leader of the Second Generation t-PA project team at Genentech, Inc. Dr. Anderson has authored or co-authored over 60 papers and holds over 20 patents. He received his A.B. in Biochemical Sciences from Harvard College and his Ph.D. in Biochemistry from Harvard University.

   Each member of our Scientific Advisory and Medical Advisory Boards has entered into a consulting agreement with us covering the terms of such person's position as a consultant to us and member of the Scientific Advisory and Medical Advisory Boards. All scientific or medical advisors own shares and/or options to acquire shares of our common stock, some of which are subject to vesting. All of our scientific or medical advisors are employed by employers other than us and may have commitments to, or consulting or advisory contracts with, other entities which may conflict or compete with their obligations to us. Generally, scientific or medical advisors are not expected to devote a substantial portion of their time to our matters.

Stock Incentive Plans

   We maintain two stock incentive plans for the benefit of our employees, directors and consultants: our 1995 Stock Incentive Plan and our 2000 Employee, Director and Consultant Stock Plan.

 1995 Stock Incentive Plan

   Our 1995 Stock Incentive Plan was approved by our Board of Directors and stockholders in November 1995. The 1995 plan authorizes the issuance of stock options and restricted stock grants to our employees, directors and consultants.

   Share Reserve. A total of 3,500,000 shares of our common stock have been reserved for issuance under the 1995 plan.

   Administration. The compensation committee of our Board of Directors administers the 1995 plan. The compensation committee has the authority to determine the following:

  . the persons to whom stock-based awards will be granted;

  . the number of shares to be covered by each stock-based award; and

  .the terms and conditions upon which a stock-based award may be granted.

   Stock-based awards under the 1995 plan will be subject to such terms and conditions as the compensation committee deems to be appropriate and in our best interest. These terms may include conditions relating to our right to reacquire the shares subject to a stock-based award, including the time and events upon which such rights shall accrue and the purchase price of the shares.

   Eligibility. Options granted under the 1995 plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended or (ii) non-qualified stock options. Incentive stock options may be granted to our employees. The compensation committee may also grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 1995 plan permits the compensation committee to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery of a promissory note, or by any combination of the permitted forms of payment. Non-qualified stock options may be granted to our consultants, non-employee directors or employees.

   General Provisions. The aggregate fair market value, determined on the date of grant, of shares issuable pursuant to incentive stock options that become exercisable in any calendar year under the 1995 plan and any of our other existing or future potential incentive stock plans may not exceed $100,000. Incentive stock options granted under the 1995 plan may not be granted at a price less than the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under the 1995 plan may not be granted at an exercise price less than the par value per share of our common stock on the date of the grant. Incentive stock options granted under the 1995 plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of our voting stock.

   Effect of Employment Termination. An incentive stock option granted under the 1995 plan may be exercised after the termination of the optionholder's employment with us, other than by reason of death, disability or termination for "cause" as defined in the 1995 plan, to the extent exercisable on the date of termination, at any time prior to the earlier of the option's specified expiration date or 90 days after such termination. The compensation committee may specify the termination or cancellation provisions applicable to a non-qualified stock option. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability, by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of death or six months from the date of disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options shall be forfeited.

   Effect of a Change in Control. The 1995 plan provides that in the event of a "change in control" as defined in the 1995 plan in the beneficial ownership of us, all options may, at the discretion of the compensation committee, become fully vested and exercisable immediately prior to the change in control.

 2000 Employee, Director and Consultant Stock Plan.

   Our 2000 Employee, Director and Consultant Stock Plan was approved by our Board of Directors in February 2000. We intend to submit the 2000 plan to our stockholders for their approval in March 2000. The 2000 plan authorizes the issuance of stock options and restricted stock grants to our employees, directors and consultants.

   Share Reserve. A total of 1,500,000 shares of our common stock have been reserved for issuance under the 2000 plan.

   Administration. Our Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret its provisions and may delegate authority under the 2000 plan to a committee of the Board of Directors. The compensation committee of our Board of Directors administers the 2000 plan. The compensation committee has the authority to determine the following:

  . the persons to whom stock-based awards will be granted;

  . the number of shares to be covered by each stock-based award; and

  .the terms and conditions upon which a stock-based award may be granted.

   Stock-based awards under the 2000 plan will be subject to such terms and conditions as the compensation committee deems to be appropriate and in our best interest. These terms may include conditions relating to our right to reacquire the shares subject to a stock-based award, including the time and events upon which such rights shall accrue and the purchase price of the shares.

   Eligibility. Options granted under the 2000 plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended or (ii) non-qualified stock options. Incentive stock options may be granted to our employees. The compensation committee may also grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 2000 plan permits the Board of Directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery of a promissory note, or by any combination of the permitted forms of payment. Non-qualified stock options may be issued to our consultants, directors or employees.

   General Provisions. The aggregate fair market value, determined on the date of grant, of shares issuable pursuant to incentive stock options that become exercisable in any calendar year under the 2000 plan and under any of our other existing or future potential incentive stock plans may not exceed $100,000. Incentive stock options granted under the 2000 plan may not be granted at a price less than the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under the 2000 plan may not be granted at an exercise price less than the par value per share of our common stock on the date of the grant. Incentive stock options granted under the 2000 plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of our voting stock. An option granted under the 2000 plan is not transferable by the optionholder except by will or by the laws of descent and distribution or as otherwise determined by the compensation committee and set forth in the applicable option agreement.

   Effect of Termination of Employment. An incentive stock option granted under the 2000 plan may be exercised after the termination of the optionholder's employment with us, other than by reason of death, disability or termination for "cause" as defined in the 2000 plan, to the extent exercisable on the date of termination, at any time prior to the earlier of the option's specified expiration date or 90 days after such termination. The compensation committee may specify the termination or cancellation provisions applicable to a non-qualified stock option. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability, by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of death or disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options shall be forfeited.

   Effect of Acquisition. If we are to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, the compensation committee or the board of directors of any entity assuming our obligations under the 2000 plan shall, as to outstanding options under the 2000 plan, either (i) make appropriate provision for the continuation of such options by substituting, on an equitable basis, for the shares then subject to such options, the consideration payable with respect to the outstanding shares of common stock in connection with such an acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the optionholders, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the compensation committee, all options being made fully exercisable for purposes of the transaction) within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the compensation committee, all options being made fully exercisable for purposes of the transaction) over the exercise price thereof.

Director Compensation

   All of the directors are reimbursed for expenses incurred to attend meetings of our Board of Directors and any committees of the Board of Directors. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our 1995 Incentive Stock Plan and our Board of Directors continues to have the discretion to grant options to new non-employee directors. All non-employee directors have received stock options.

Executive Compensation

   The following table sets forth the total compensation paid to or earned for the fiscal year ended December 31, 1999 by our chief executive officer and by all of our executive officers whose salary and bonus exceed $100,000. We refer to these persons as named executive officers:

                           Summary Compensation Table

                                                   Annual          Long-Term
                                                Compensation      Compensation
                                              ------------------- ------------
                                                                   Securities
                                                                   Underlying
Name and Principal Position                    Salary      Bonus    Options
---------------------------                   --------    ------- ------------
Dale R. Pfost, Ph.D.......................... $291,500(1) $66,250   160,300
 Chairman, Chief Executive Officer and
  President
Donald R. Marvin............................. $220,500(2) $52,500    67,300
 Senior Vice President, Chief Operating
  Officer,
  Chief Financial Officer and Secretary

(1) Includes $26,500 contributed by us on behalf of Dr. Pfost to our Executive Deferred Compensation Plan.
(2) Includes $10,500 contributed by us on behalf of Mr. Marvin to our Executive Deferred Compensation Plan.

                       Option Grants in Last Fiscal Year

   The following table sets forth information regarding options granted by us to our named executive officers during the fiscal year ended December 31, 1999. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate
of     shares of common stock granted under our option plans. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on an assumed initial public
offering price of $    per share.

                                       Individual Grants
                         ---------------------------------------------
                                                                            Potential
                                                                       Realizable Value at
                                                                         Assumed Annual
                         Number of   Percent of                          Rates of Stock
                         Securities Total Options                      Price Appreciation
                         Underlying  Granted to   Exercise               for Option Term
                          Options   Employees in  Price Per Expiration -------------------
                          Granted       1999        Share      Date       5%        10%
                         ---------- ------------- --------- ---------- --------- ---------
Dale R. Pfost, Ph.D.....  160,300       16.7        $1.25      2009
Donald R. Marvin........   67,300        7.0        $1.25      2009

            Aggregate Stock Option Exercises in Fiscal Year 1999 and
                         Fiscal Year-End Option Values

   The following table sets forth certain information concerning the number of unexercised options held by each of our named executive officers on December 31, 1999 and the value realized by named executive officers. None of our executive officers exercised stock options in the fiscal year ended December 31, 1999. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on an
assumed initial public offering price of     per share.

                                 Number of Shares
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                                 December 31, 1999         December 31, 1999
                             ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
                             ----------- ------------- ----------- -------------
Dale R. Pfost, Ph.D. .......   62,934       197,336       $            $
Donald R. Marvin............   31,792       110,617

 Corporate 401(k) Plan

   We sponsor a 401(k) plan covering all of our employees who meet certain defined requirements. Under the terms of our 401(k) plan, participants may elect to make contributions on a pre-tax and after-tax basis, subject to certain limitations under the Internal Revenue Code and we may match 50% of the first 4% of employee contributions as determined by our Board of Directors. We may make other discretionary contributions to the 401(k) plan. Although we currently match employee contributions, we have discretion to change that amount at any time.

 Executive Deferred Compensation Plan

   We have established an executive deferred compensation plan, which took effect on February 3, 1999. It was established primarily for the purpose of providing life and disability insurance and retirement benefits as well as deferred compensation for our executive officers, directors and highly compensated employees. Participants in the plan are permitted to defer receipt of, and income taxation on, a portion of their salary and all or any portion of any bonus until they terminate their employment with us. Under the terms of the plan, we will also provide an annual cash allowance to each eligible participant to pay the premiums for their supplemental life and disability insurance.

 GeneScreen 401(k) Plan

   We sponsor a 401(k) plan covering our GeneScreen employees who meet certain defined requirements. Under the terms of the GeneScreen 401(k) plan, participants may elect to make contributions on a pre-tax basis, up to 15% of compensation, subject to certain limitations under the Internal Revenue Code. We may at our discretion match employee contributions at a discretionary rate and make discretionary profit sharing contributions to the 401(k) Plan.

Employment Agreements

   In November 1996, we entered into an employment agreement with Dale R. Pfost, Ph.D., to serve as our Chairman of the Board, President and Chief Executive Officer at an annual base salary of $225,000 and with an annual discretionary bonus of up to 25% of his base salary based upon achievement of specific performance milestones to be agreed upon by Dr. Pfost and us. We also contribute an additional amount equal to 10% of Dr. Pfost's annual salary to a non-qualified retirement plan for the sole benefit of Dr. Pfost. In addition, in connection with the closing of a certain licensing transaction with Sarnoff Corporation in November 1997, Dr. Pfost received 109,333 shares of our common stock, 25% of which vested initially and the remaining 75% of which vested monthly in 36 equal installments over a three-year period. Upon termination of his employment for any reason, Dr. Pfost has the right to require us to repurchase all, but not less than all, of these shares at their fair market value as determined in good faith by our Board of Directors. If Dr. Pfost disagrees with the Board's valuation of the shares, fair market value shall be determined by a neutral independent appraiser. Dr. Pfost's employment agreement may be terminated by us at any time on 12 months' notice and contains a one year non-competition agreement. The agreement also provides that if Dr. Pfost voluntarily terminates his employment after a material breach by us, he will be paid his then current salary and have his benefits continued for an additional 12 months in monthly installments.

   In June 1998, we entered into an employment agreement with Donald R. Marvin, to serve as our Senior Vice President, Corporate Development and Chief Operating Officer at an annual base salary of $185,000, and with an annual discretionary bonus of up to 20% of his base salary based upon achievement of specific performance milestones to be determined by our Board of Directors. We also contribute an additional amount equal to 5% of Mr. Marvin's annual salary to a non-qualified retirement plan for the sole benefit of Mr. Marvin. Upon execution of the agreement, Mr. Marvin received options to purchase 60,000 shares of common stock, which vest over a four year period, and a four-year warrant to purchase 60,000 shares of common stock at an exercise price of $11.10 per share. Mr. Marvin's employment agreement may be terminated by us at any time on 12 months' notice and contains a one year non-competition agreement. The agreement also provides that if Mr. Marvin voluntarily terminates his employment after a material breach by us, he will be paid his then current salary and have his benefits continued for an additional 12 months.

                     TRANSACTIONS WITH EXECUTIVE OFFICERS,
                    DIRECTORS AND FIVE PERCENT STOCKHOLDERS

   Since January 1999, there has not been nor is there currently proposed, any transaction or series of similar transactions to which were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described below.

   In December 1997, we entered into a License and Option Agreement with Sarnoff Corporation, a five percent beneficial stockholder, pursuant to which we received a license under certain technology to research, develop and sell products and services in the field of combinatorial chemistry and in vitro diagnostics and options to obtain exclusive licenses for the use of technology in four designated areas of microfluidics. In consideration of the grant of the license, we issued Sarnoff 82,500 shares of our common stock and 167,500 shares of our Series A convertible preferred stock. Concurrent with the exercise of each option, we are obligated to issue Sarnoff 33,300 shares of our common stock and 66,700 shares of our Series A convertible preferred stock and to fund research to be performed by Sarnoff at an amount defined in the agreement, but no less than $5.5 million in the aggregate. We exercised one option in each of December 1998 and 1999. In consideration of the exercise of each option, we issued Sarnoff 33,300 shares of our common stock and 66,700 shares of our Series A convertible preferred stock in 1998 and in 1999. We are also obligated to issue Sarnoff an additional 50,000 shares of common stock at the end of each year during the term of the agreement for each option exercised. We issued Sarnoff 50,000 shares of common stock in 1999 in connection with the option we exercised in December 1998. In connection with this agreement, we also issued SmithKline Beecham an aggregate of 75,000 sharees of our common stock.

   In June 1999, we completed a bridge financing in which we issued subordinated convertible term notes in the aggregate principal amount of $7,590,000 and warrants to purchase an aggregate of 383,590 shares of common stock. In connection with this offering, we issued OrbiMed Advisors, LLC, a five percent beneficial stockholder, through each of Eaton Vance Worldwide Health Sciences Fund, Finsbury Worldwide Pharmaceutical Trust and PHARMA/wHEALTH, notes in the aggregate principal amount of $2,750,000 and warrants to purchase an aggregate of 275,000 shares of our common stock. We also issued INVESCO Global Health Sciences Fund, a five percent beneficial stockholder, through its affiliate Pirate Ship & Co., a note in the aggregate principal amount of $180,000 and warrants to purchase 90,090 shares of our common stock. On December 22, 1999, in accordance with the terms of the bridge financing, we issued OrbiMed Advisors and INVESCO Global Health Sciences Fund, warrants to purchase an additional 275,000 and 180,000 shares of stock, respectively.

   In December 1999 and January 2000, we completed a private placement in which we issued 14,930,204 shares of Series E convertible preferred stock. INVESCO Global Health Sciences Fund, a five percent beneficial stockholder, through each of Global Health Sciences Fund and Pirate Ship & Co., purchased an aggregate of 645,189 shares of Series E convertible preferred stock in this offering for an aggregate purchase price of $1,158,612.50 consisting of cash in the aggregate principal amount of $1,000,000, and the conversion of the principal amount of and accrued interest on a bridge note held by Pirate Ship & Co. in the aggregate amount of $158,612.50. OrbiMed Advisors, LLC, a five percent beneficial stockholder, through each of Caduceus II, L.P., Eaton Vance Worldwide Health Sciences Fund, Finsbury Worldwide Pharmaceutical Trust, PHARMAw/HEALTH and Winchester Global Trust Company Limited, as Trustee for Caduceus Capital Trust, purchased an aggregate of 1,312,864 shares of Series E convertible preferred stock for an aggregate purchase price of $6,056,006.84 in this offering consisting of cash in the aggregate amount of $3,148,147, and the conversion of the principal of and all accrued interest on the three bridge notes held by each of Eaton Vance Worldwide Health Sciences Fund, Finsbury Worldwide Pharmaceutical Trust and PHARMA w/HEALTH in the aggregate amount of $2,907,859.84. Oracle Strategic Partners, LP, a five percent beneficial stockholder, purchased an aggregate of 2,150,000 shares of Series E convertible preferred stock in this offering for an aggregate purchase price of $9,675,000. Dale R. Pfost purchased an aggregate of 5,558 shares of Series E convertible preferred stock in this offering for an aggregate purchase price of $25,011. Fred and JoAnn Pfost, parents of Dr. Pfost, purchased an aggregate of 4,500 shares of Series E convertible preferred stock in this offering for an aggregate purchase price of $20,250. The holders of Series E convertible preferred stock were also granted certain registration rights. See "Description of Capital Stock -- Registration Rights".

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of January 31, 2000 and as adjusted to reflect the sale of the shares of our common stock in this offering for:

  . each person known by us to beneficially own more than 5% of our common stock;

  . each of our directors;

  . each of our executive officers named in the summary compensation table;
    and

  . all of our directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of January 31, 1999 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

   Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 25,400,199 shares of common stock
outstanding on January 31, 2000 and     shares of common stock outstanding
after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Orchid BioSciences, Inc., 303 College Road East, Princeton, NJ 08540.

                                                                Percentage of
                                                                Common Stock
                                                                Beneficially
                                                                    Owned
                                                              -----------------
                                                 Shares       Prior to  After
  Name and Address of Beneficial Owner(1)  Beneficially Owned Offering Offering
  ---------------------------------------  ------------------ -------- --------
Stockholders owning approximately 5% or
 more
OrbiMed Advisors, LLC (2)................      2,450,676         9.6%
 767 Third Avenue, 6th Floor
 New York, NY 10017
Oracle Strategic Partners, LP............      2,150,000         8.5%
 712 5th Avenue, 45th Floor,
 New York, NY 10019
INVESCO Global Health Sciences Fund(3)...      1,685,779         6.6%
 7800 East Union Avenue, Mail Stop 1102,
 Denver, CO 80237
Sarnoff Corporation(4)...................      1,490,550         5.9%
 201 Washington Road,
 Princeton, NJ 08543-5300
SmithKline Beecham plc(5)................      1,279,230         5.0%
 New Horizons Court, Brentford,
 Middlesex, TW89EP, England

Directors and Executive Officers
Dale R. Pfost, Ph.D.(6)..................        194,094         0.7%
Donald R. Marvin(7)......................        127,703         0.5%
Sidney M. Hecht, Ph.D.(8)................         12,721           *
Samuel D. Isaly(9).......................      2,450,676         9.6%
Jeremy M. Levin, D.Phil., MB.BChir.(10)..          8,333           *
Robert M. Tien, M.D., M.P.H.(11).........          1,875           *
Anne M. VanLent(12)......................              0           *
All directors and executive officers as a
 group (7 persons)(13)...................      2,795,402        10.8%

---------------------
  * Represents beneficial ownership of less than one percent of our common stock.
 (1) Unless otherwise indicated, the address of each shareholder is c/o Orchid BioSciences, Inc., 303 College Road East, Princeton, New Jersey, 08540.
 (2) Includes 637,383 shares of common stock held by Eaton Vance Worldwide Health Sciences Fund, 100,000 shares of common stock subject to a currently exercisable warrant, held by Eaton Vance Worldwide Health Sciences Fund, 407,099 shares of common stock held by Finsbury Worldwide Pharmaceutical Trust, 100,000 shares of common stock subject to a currently exercisable warrant held by Finsbury Worldwide Pharmaceutical Trust, 520,472 shares of common stock held by PHARMAw/HEALTH, 75,000 shares of common stock subject to a currently exercisable warrant held by PHARMAw/HEALTH, 74,074 shares of common stock held by Caduceus Capital II, L.P., 148,148 shares held by Winchester Global Trust Company Limited as Trustee For Caduceus Capital Trust, 222,222 shares of common stock held by Hare & Co. for the benefit of Finsbury Worldwide Pharmaceutical Trust and 2,222 shares of common stock subject to a currently exercisable option held by OrbiMed Advisors, LLC OrbiMed Advisors, LLC is the investment advisor, and as such is considered the beneficial owner of the common stock held by each of these funds.
 (3) Includes 873,417 shares of common stock held by Pirate Ship & Co., 222,222 shares of common stock held by Global Health Sciences Fund and 180,000 shares of common stock subject to a currently exercisable warrant held by Pirate Ship & Co.
 (4) Includes 1,236,559 shares of common stock held by Sarnoff Corporation and 251,769 shares of common stock owned by certain current and former employees of Sarnoff Corporation with respect to which Sarnoff Corporation maintains voting discretion pursuant to the terms of a Common Stock Purchase Agreement by and among Sarnoff Corporation and each such stockholder.
 (5) Includes 464,615 shares of common stock owned by SmithKline Beecham plc, 539,615 shares of common stock subject to a currently exercisable warrant held by SmithKline Beecham plc, 539,516 shares of common stock owned by SmithKline Beecham Corporation and 275,000 shares of common stock subject to a currently exercisable warrant held by SmithKline Beecham Corporation.
 (6) Includes 70,870 shares of common stock subject to currently exercisable options.
 (7) Includes 60,452 shares of common stock subject to currently exercisable options and 70,000 shares of common stock subject to currently exercisable warrants held by Cairn Investments Inc.
 (8) Includes 12,721 shares of common stock subject to currently exercisable options. Mr. Hecht disclaims any beneficial ownership of the shares of common stock beneficially owned by SmithKline Beecham Corporation and SmithKline Beecham plc, except to the extent of his pecuniary interest in such shares, if any.
 (9) Mr. Isaly who is the Managing Member of OrbiMed Advisors, LLC is deemed to be the beneficial owner of shares of common stock attributed to OrbiMed Advisors, LLC. See footnote number 2, above.
(10) Includes 8,333 shares of common stock subject to currently exercisable options.
(11) Includes 1,875 shares of common stock subject to a currently exercisable option. Mr. Tien disclaims any beneficial ownership of EB Finance Co., Ltd., except to the extent of his pecuniary interest in such shares, if any.
(12) Ms. VanLent disclaims any beneficial ownership of the shares of common stock beneficially owned by Sarnoff Corporation, except to the extent of her pecuniary interest in such shares, if any. See footnote number 4.
(13) Includes 162,057 shares subject to currently exercisable options and 345,080 shares subject to currently exercisable warrants.

                          DESCRIPTION OF CAPITAL STOCK

   After this offering, our authorized capital stock will consist of     shares
of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

   After the closing of this offering, there will be:

  .     shares of common stock outstanding;

  .     options to purchase shares of common stock outstanding of which will be exercisable upon the closing of the offering;

  .     warrants to purchase shares of common stock outstanding, all of which will be exercisable upon the closing of this offering; and

  . no shares of preferred stock outstanding.

Common Stock

   Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, out of legally available funds for the dividends subject to the rights of the holders of our preferred stock and any preferences that may be applicable to any other then outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights and are not subject to future calls or assessments by us. No sinking fund provisions apply to our common stock. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Some holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances. See "Shares Eligible for Future Sale."

Preferred Stock

   Upon the closing of this offering, all of our outstanding shares of Series A convertible preferred stock, Series B convertible preferred stock, Series C mandatorily redeemable convertible preferred stock and Series E mandatorily redeemable convertible preferred stock will be converted into 24,671,450 shares of common stock.

   Under the terms of our certificate of incorporation, our Board of Directors will be authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. Our Board of Directors also has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

   The purpose of authorizing our Board of Directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. Examples of rights and preferences that the Board of Directors may fix are (1) dividend rights, (2) dividend rates, (3) conversion rights, (4) voting rights, (5) terms of redemption, including sinking price or prices, and (6) liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designated and issue in the future.

Warrants

   As of December 31, 1999, there were outstanding warrants to purchase 1,229,228 shares of common stock held by 16 investors. Such warrants have expiration dates ranging from June 2002 to June 2004, and have a weighted average exercise price of $4.68 per share. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions.

Registration Rights

   After this offering, the holders of approximately 24,680,952 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act of 1933. Under the terms of the agreements between us and the holders of those registrable shares, the former holder of Series A convertible preferred stock, the former holder of Series B convertible preferred stock and the holders of not less than one-third of the former holders of Series C convertible preferred stock and Series E convertible preferred stock may at any time require us to file a registration statement under the Securities Act with respect to shares of common stock owned by them and we are required to use our reasonable best efforts to effect that registration. This right will accrue to the former holder of Series A convertible preferred stock and the former holder of Series B convertible preferred stock at any time after the closing of this offering and to the former holders of Series C convertible preferred stock and Series E convertible preferred stock at any time after the first anniversary of the closing of this offering. Also, if we propose to register any of our securities under the Securities Act, other than in connection with demand registrations, registrations on Form S-8 or in connection with our initial public offering, the foregoing holders are entitled to notice of and to include in the registration shares of common stock owned by them. This right will accrue to the former holder of Series A convertible preferred stock and the former holder of Series B convertible preferred stock at any time after the closing of this offering and to the former holders of Series C convertible preferred stock and Series E convertible preferred stock at any time after the first anniversary of the closing of this offering. Finally, the former holders of not less than 25% of the Series C convertible preferred stock and Series E convertible preferred stock may at any time after the completion of this offering require us to file a registration statement under the Securities Act on Form S-3 with respect to shares of common stock owned by them having an offering price of at least $150,000. All of these registration rights are subject to various conditions and limitations, among them certain rights of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration within 90 days after the effective date of a previous registration on a Form S-1 or within 90 days after the effective date of a registration which included all shares requested by holders of registrable shares. We will bear all of the expenses incurred in connection with all exercises of these registration rights.

Delaware Law and Certain Charter and By-law Provisions

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our by-laws divide the Board of Directors into three classes with staggered three-year terms. See "Management." Under the by-laws, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

   Our by-laws also provide that after this offering, stockholders can only take action at an annual meeting or special meeting, and not by written action in lieu of a meeting. Our by-laws further provide that only stockholders holding a majority of outstanding shares, our Chairman of the Board, President or our Board of Directors may call a special meeting of stockholders.

   Our stockholders must comply with advance notice and information disclosure requirements in order for any matter to be considered "properly brought" before a meeting. Stockholders must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days' notice or prior public disclosure of the meeting date, stockholders must deliver written notice to us within ten days following the date upon which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating stockholder. For any other matter, the notice must set forth a brief description of the proposed matter and certain information regarding the proponent stockholder. These provisions could delay until the next stockholders' meeting proposed actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of the outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

   The Delaware General Corporation Law statute provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws require the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

   Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law statute. We believe these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our securities.
After completion of this offering there will be     shares of common stock
outstanding based upon the number of shares outstanding as of December 31,
1999. Of these shares, the     shares sold in this offering will be freely
tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

   All of the shares offered under this prospectus will be freely tradable in
the open market. The remaining     shares of common stock that will be
outstanding after this offering will be considered "restricted securities" under Rule 144 of the Securities Act. Generally, restricted securities that have been owned for a period of at least two years may be sold immediately after the completion of this offering, and restricted securities that have been owned for at least one year may be sold 90 days after the completion of this offering. Certain of the restricted securities are subject to lock-up agreements with the underwriters. Persons subject to lock-up agreements have agreed not to sell shares of our common stock without the prior permission of Credit Suisse First Boston Corporation for a period of 180 days after the completion of this offering. Credit Suisse First Boston Corporation has indicated that it does not intend to release anyone from the lock-up agreement. The table below sets forth information regarding potential sales of restricted securities.

  .     shares may be sold immediately after completion of this offering; and

  .     additional shares may be sold upon the expiration of the lock-up agreements.

Options

   Shares of common stock may also be issued and sold upon the exercise of
options. After this offering, we intend to register an aggregate of     shares
of common stock, which may be issued under our 1995 Stock Incentive Plan and our 2000 Employee, Director and Consultant Stock Plan and other stock options not issued under a plan. Shares issued upon the exercise of stock options after the effective date of the registration statements on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable. As a result of the exercise of vested options 90 days after the
completion of this offering,     additional shares may be sold. Upon the
expiration of the lock-up agreements, an additional     shares may be sold as a
result of the exercise of options.

Registration Rights

   After this offering, the holders of approximately 24,680,952 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act of 1933. Under the terms of the agreements between us and the holders of those registrable shares, the former holder of Series A convertible preferred stock, the former holder of Series B convertible preferred stock and the holders of not less than one-third of the former holders of Series C convertible preferred stock and Series E convertible preferred stock may at any time require us to file a registration statement under the Securities Act with respect to shares of common stock owned by them and we are required to use our reasonable best efforts to effect that registration. This right will accrue to the former holder of Series A convertible preferred stock and the former holder of Series B convertible preferred stock at any time after the closing of this offering and to the former holders of Series C convertible preferred stock and Series E convertible preferred stock at any time after the first anniversary of the closing of this offering. Also, if we propose to register any of our securities under the Securities Act, other than in connection with demand registrations, registrations on Form S-8 or in connection with our initial public offering, the foregoing holders are entitled to notice of and to include in the registration shares of common stock owned by them. This right will accrue to the former holder of Series A convertible preferred stock and the former holder of Series B convertible preferred stock at any time after the closing of this offering and to the former holders of Series C convertible preferred stock and Series E convertible preferred stock at any time after the first anniversary of the closing of this offering. Finally, the former holders of not less than 25% of the Series C convertible preferred stock and Series E convertible preferred stock may at any time after the completion of this offering require us to file a registration statement under the Securities Act on Form S-3 with respect to shares of common stock owned by them having an offering price of at least $150,000. All of these registration rights are subject to various conditions and limitations, among them certain rights of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration within 90 days after the effective date of a previous registration on a Form S-1 or within 90 days after the effective date of a registration which included all shares requested by holders of registrable shares. We will bear all of the expenses incurred in connection with all exercises of these registration rights.

Effect of Sales of Shares

   Prior to this offering, there has been no public market for our common stock, and we cannot advise you as to the effect, if any, that sales in the public market of shares of our common stock, or the availability of shares for sale, will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of our common stock and could impair our ability to raise capital.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and Salomon Smith Barney Inc. are acting as representatives, the following respective numbers of shares of our common stock:

                                                                        Number
       Underwriters                                                    of Shares
       ------------                                                    ---------
   Credit Suisse First Boston Corporation.............................
   FleetBoston Robertson Stephens Inc. ...............................
   Salomon Smith Barney Inc. .........................................
                                                                          ---
     Total............................................................
                                                                          ===

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to     additional shares of our common stock from us at the
initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of the common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions
 paid by us.............       $              $              $              $
Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the common stock being offered.

   We, our directors and officers and the majority of our stockholders agreed that we will and they will not:

  . offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly; or

  . file with the Securities and Exchange Commission a registration statement under the Securities Act relating to;

any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in connection with our incentive stock plan. In addition, we may issue shares of our common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 180 day period referenced above.

   The underwriters have reserved for sale, at the initial public offering
price, up to     shares of the common stock for our employees, directors and certain other persons associated with us who may wish to purchase common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make as a result of these liabilities.

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "ORCH."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price will be:

  . the information presented in this prospectus and otherwise available to the underwriters;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  . our prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Caliper. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Willkie Farr & Gallagher, New York, New York. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own options to purchase an aggregate of 3,750 shares of common stock.

                                    EXPERTS

   The consolidated financial statements of Orchid Biosciences, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of GeneScreen, Inc. and subsidiaries as of December 29, 1999, and for the period from January 1, 1999 to December 29, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of GeneScreen, Inc. and subsidiaries as of December 31, 1998 and for the year then ended have been included herein and in the registration statement in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 (including its exhibits and schedules) with the Securities and Exchange Commission under the Securities Act with respect to our common stock to be sold in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Orchid BioSciences, Inc., such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms.

   After we have filed this registration statement, we will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

   We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

   The registration statement and our other Securities and Exchange Commission filings can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Orchid BioSciences, Inc. and subsidiaries:
 Independent Auditors' Report.............................................  F-2
 Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1998 and 1999...............  F-3
  Consolidated Statements of Operations for the years ended December 31,
   1997, 1998 and 1999....................................................  F-5
  Consolidated Statements of Stockholders' Deficit for the years ended
   December 31, 1997, 1998 and 1999.......................................  F-6
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997, 1998 and 1999....................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8

GeneScreen, Inc. and subsidiaries:
 Independent Auditors' Report............................................. F-25
 Independent Auditors' Report............................................. F-26
 Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1998 and December 29, 1999.. F-27
  Consolidated Statements of Operations for the year ended December 31,
   1998 and the period from January 1, 1999 to December 29, 1999.......... F-28
  Consolidated Statements of Stockholders' Equity (Deficit) for the year ended December 31, 1998 and the period from January 1, 1999 to December
   29, 1999............................................................... F-29
  Consolidated Statements of Cash Flows for the year ended December 31,
   1998 and the period from January 1, 1999 to December 29, 1999.......... F-30
  Notes to Consolidated Financial Statements.............................. F-31

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Orchid BioSciences, Inc.:

   We have audited the accompanying consolidated balance sheets of Orchid BioSciences, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orchid BioSciences, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Princeton, New Jersey
February 11, 2000

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1998 and 1999

                                                                    Pro Forma
                                                                   December 31,
                                                                       1999
                                              1998        1999     (see note 1)
                                           ----------- ----------- ------------
                                                                   (Unaudited)
                 Assets
Current assets:
 Cash and cash equivalents...............  $   472,725 $34,203,935 $63,777,499
 Short-term investments..................    7,615,127         --          --
 Accounts receivable, net................          --    2,229,772   2,229,772
 Laboratory materials and supplies.......          --      182,532     182,532
 Other current assets....................      307,340     760,409     760,409
                                           ----------- ----------- -----------
    Total current assets.................    8,395,192  37,376,648  66,950,212
Equipment and leasehold improvements,
 net.....................................    1,736,654   9,474,416   9,474,416
Goodwill, net of accumulated amortization
 of $2,275 and $10,075 in 1998 and 1999,
 respectively............................       75,725   2,470,133   2,470,133
Other intangibles, net...................    4,840,590  16,518,757  16,518,757
Other assets.............................      551,264     464,815     464,815
                                           ----------- ----------- -----------
    Total assets.........................  $15,599,425 $66,304,769 $95,878,333
                                           =========== =========== ===========
  Liabilities and Stockholders' Equity
                (Deficit)
Current liabilities:
 Note payable--bank......................  $       --  $ 1,000,000 $ 1,000,000
 Current portion of long-term debt.......          --    1,141,230   1,141,230
 Accounts payable........................    1,004,860   2,302,123   2,302,123
 Accrued expenses........................    1,008,536   4,877,157   4,877,157
 Due to related party....................      381,033      63,519      63,519
 Deferred revenue........................      250,000     767,550     767,550
                                           ----------- ----------- -----------
    Total current liabilities............    2,644,429  10,151,579  10,151,579
Long-term debt, less current portion.....    3,547,821   4,122,357   4,122,357

Manditorily redeemable convertible
 preferred stock, $.001 par value
 (converts into 17,624,807 shares of
 common stock on an unaudited pro forma
 basis at December 31, 1999 upon
 consummation of the offering
 contemplated herein):
  Series C, at redemption value,
   designated 2,493,692 shares; issued
   and outstanding 2,480,176 shares at
   December 31, 1998 and 1999 (Aggregate
   liquidation value of $27,530,000 at
   December 31, 1999) ...................   27,530,000  27,530,000         --
  Series E, designated 19,000,000 shares;
   issued and outstanding 7,934,960
   shares (Aggregate liquidation value of
   $35,707,320 at December 31, 1999).....               39,183,609
  Series E to be issued, at redemption
   value, (4,951,452 shares, including
   518,534 shares subject to repurchase
   rights at December 31, 1999)
   (Aggregate liquidation value of
   $22,281,534 at December 31, 1999).....          --   22,281,533         --
                                           ----------- ----------- -----------
                                            27,530,000  88,995,142         --
                                           ----------- ----------- -----------

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS--(Continued)

                           December 31, 1998 and 1999

                                                                       Pro
                                                                      Forma
                                                                   December 31,
                                                                       1999
                                            1998         1999      (see note 1)
                                         -----------  -----------  ------------
                                                                   (Unaudited)
Stockholders' equity (deficit):
 Preferred stock, $.001 par value.
  Authorized 23,400,000 shares; 38,961
  shares with no designation; no shares
  issued or outstanding................. $       --   $       --   $       --
 Convertible preferred stock, $.001 par
  value (converts into 1,074,740 shares
  of common stock on an unaudited pro
  forma basis at December 31, 1999 upon
  consummation of the offering
  contemplated herein):
  Series A, designated 1,200,000 shares;
   issued and outstanding 904,200 and
   970,900 shares at December 31, 1998
   and 1999, respectively (Liquidation
   value--see note 13)..................         904          971          --
  Series B, designated 300,000 shares;
   issued and outstanding 68,640 and
   103,840 shares at December 31, 1998
   and 1999, respectively (Liquidation
   value--see note 13)..................          69          104          --
  Series B, to be issued (35,200 shares
   at December 31, 1998) (Liquidation
   value--see note 13)..................     211,200          --           --
  Series D, designated 367,347 shares;
   no shares issued or outstanding......         --           --           --
 Common stock, $.001 par value.
  Authorized 30,000,000 shares; issued
  and outstanding 726,751 and 845,450
  shares at December 31, 1998 and 1999,
  respectively (19,544,997 shares on an
  unaudited pro forma basis at December
  31, 1999 upon conversion of the
  manditorily redeemable convertible
  preferred stock and the convertible
  preferred stock)......................         727          845       25,517
 Common stock to be issued (5,000 and
  10,000 shares at December 31, 1998 and
  1999, respectively)...................      17,500       57,500       57,500
 Additional paid-in capital.............   4,808,773   16,054,422  134,599,531
 Deferred compensation..................    (624,318)  (6,437,030)  (6,437,030)
 Accumulated deficit.................... (22,537,680) (46,641,121) (46,641,121)
                                         -----------  -----------  -----------
    Total stockholders' equity
     (deficit).......................... (18,122,825) (36,964,309)  81,604,397
Commitments and contingencies...........
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     equity (deficit)................... $15,599,425  $66,304,769  $95,878,333
                                         ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              For the years ended December 31, 1997, 1998 and 1999

                                              Year ended December 31,
                                       ---------------------------------------
                                          1997          1998          1999
                                       -----------  ------------  ------------
Revenues:
  Contract revenue from related
   party.............................. $ 3,763,000  $  2,747,800  $        --
  Contract revenue from unrelated
   party..............................         --            --        828,000
  Grant revenue.......................         --         33,152       810,838
  License and other revenue...........         --            --        154,167
                                       -----------  ------------  ------------
    Total revenues....................   3,763,000     2,780,952     1,793,005
                                       -----------  ------------  ------------
Operating expenses:
  General and administrative..........   2,841,754     5,024,622     8,566,538
  Research and development............  10,812,612     7,574,113    13,412,586
  Compensation expense from equity
   issuances..........................      85,697       174,613       646,359
  Acquisition of in-process research
   and development....................         --      2,352,838           --
                                       -----------  ------------  ------------
    Total operating expenses..........  13,740,063    15,126,186    22,625,483
                                       -----------  ------------  ------------
    Operating loss....................  (9,977,063)  (12,345,234)  (20,832,478)
                                       -----------  ------------  ------------
Other income (expense):
  Interest income.....................      49,303       931,390       202,699
  Interest expense....................         --        (65,635)   (3,473,662)
                                       -----------  ------------  ------------
    Total other income (expenses).....      49,303       865,755    (3,270,963)
                                       -----------  ------------  ------------
    Net loss..........................  (9,927,760)  (11,479,479)  (24,103,441)
Beneficial conversion feature of
 preferred stock......................         --            --     44,365,000
                                       -----------  ------------  ------------
    Net loss allocable to common
     stockholders..................... $(9,927,760) $(11,479,479) $(68,468,441)
                                       ===========  ============  ============
Basic and diluted net loss per share
 allocable to common stockholders
 (note 1)............................. $    (27.57) $     (17.09) $     (90.20)
                                       ===========  ============  ============
Shares used in computing basic and
 diluted net loss per share allocable
 to common stockholders (note 1)......     360,079       671,589       759,078
                                       ===========  ============  ============

          See accompanying notes to consolidated financial statements.

                           ORCHID BIOSCIENCES, INC.
                               AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

             For the years ended December 31, 1997, 1998 and 1999

                        Convertible preferred stock
                   --------------------------------------
                      Series A       Series B
                   -------------- --------------
                   Number         Number         Series B
                     of             of            To be
                   shares  Amount shares  Amount  issued
                   ------- ------ ------- ------ --------
Balance, December
31, 1996.........  670,000  $670   68,640  $ 69       --
 Issuance of
 common stock....      --    --       --    --        --
 Issuance of
 restricted
 common stock....      --    --       --    --        --
 Issuance of
 Series A
 convertible
 preferred stock
 for technology
 license.........  167,500   168      --    --        --
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --       --    --        --
 Amortization of
 deferred
 compensation....      --    --       --    --        --
 Exercise of
 common stock
 options.........      --    --       --    --        --
 Net loss........      --    --       --    --        --
                   -------  ----  -------  ----  --------
Balance, December
31, 1997.........  837,500   838   68,640    69       --
 Exercise of
 common stock
 options.........      --    --       --    --        --
 Issuance of
 stock for
 technology
 licenses........   66,700    67      --    --        --
 Series B
 convertible
 preferred stock
 to be issued....      --    --       --    --    211,200
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --       --    --        --
 Amortization of
 deferred
 compensation....      --    --       --    --        --
 Issuance of
 common stock
 options in
 connection with
 acquisition of
 Molecular Tool,
 Inc.............      --    --       --    --        --
 Net loss........      --    --       --    --        --
                   -------  ----  -------  ----  --------
Balance, December
31, 1998.........  904,200   904   68,640    69   211,200
 Issuance of
 stock for
 technology
 licenses........   66,700    67      --    --        --
 Series B
 convertible
 preferred stock
 to be issued....      --    --    35,200    35  (211,200)
 Warrants in
 connection with
 convertible term
 loans...........      --    --       --    --        --
 Warrants in
 connection with
 draws on line of
 credit..........      --    --       --    --        --
 Warrants in
 connection with
 sale of Series E
 manditorily
 convertible
 preferred
 stock...........      --    --       --    --        --
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --       --    --        --
 Amortization of
 deferred
 compensation....      --    --       --    --        --
 Exercise of
 common stock
 options.........      --    --       --    --        --
 Net loss........      --    --       --    --        --
                   -------  ----  -------  ----  --------
Balance, December
31, 1999.........  970,900  $971  103,840  $104       --
                   =======  ====  =======  ====  ========
                    Common stock
                   --------------                                                       Total
                   Number         Common stock Additional   Deferred                stockholders'
                     of              to be      paid-in     compen-    Accumulated     equity
                   shares  Amount    issued     capital      sation      deficit      (deficit)
                   ------- ------ ------------ ----------- ----------- ------------ -------------
Balance, December
31, 1996.........  330,829  $331        --      1,317,812         --    (1,130,441)      188,441
 Issuance of
 common stock....  157,500   158        --        354,218         --           --        354,376
 Issuance of
 restricted
 common stock....  109,333   109        --        131,657    (131,766)         --            --
 Issuance of
 Series A
 convertible
 preferred stock
 for technology
 license.........      --    --         --      1,289,582         --           --      1,289,750
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --         --        314,562    (314,562)         --            --
 Amortization of
 deferred
 compensation....      --    --         --            --       85,697          --         85,697
 Exercise of
 common stock
 options.........    4,117     4        --            --          --           --              4
 Net loss........      --    --         --            --          --    (9,927,760)   (9,927,760)
                   ------- ------ ------------ ----------- ----------- ------------ -------------
Balance, December
31, 1997.........  601,799   602        --      3,407,831    (360,631) (11,058,201)   (8,009,492)
 Exercise of
 common stock
 options.........    1,582     2        --             (2)        --           --            --
 Issuance of
 stock for
 technology
 licenses........  123,390   123     17,500       762,643         --           --        780,333
 Series B
 convertible
 preferred stock
 to be issued....      --    --         --            --          --           --        211,200
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --         --        438,300    (438,300)         --            --
 Amortization of
 deferred
 compensation....      --    --         --            --      174,613          --        174,613
 Issuance of
 common stock
 options in
 connection with
 acquisition of
 Molecular Tool,
 Inc.............      --    --         --        200,000         --           --        200,000
 Net loss........      --    --         --            --          --   (11,479,479)  (11,479,479)
                   ------- ------ ------------ ----------- ----------- ------------ -------------
Balance, December
31, 1998.........  726,751   727     17,500     4,808,773    (624,318) (22,537,680)  (18,122,825)
 Issuance of
 stock for
 technology
 licenses........   83,300    83     40,000     1,333,250         --           --      1,373,400
 Series B
 convertible
 preferred stock
 to be issued....      --    --         --        211,165         --           --            --
 Warrants in
 connection with
 convertible term
 loans...........      --    --         --      2,548,000         --           --      2,548,000
 Warrants in
 connection with
 draws on line of
 credit..........      --    --         --         76,000         --           --         76,000
 Warrants in
 connection with
 sale of Series E
 manditorily
 convertible
 preferred
 stock...........      --    --         --        604,000         --           --        604,000
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --         --      6,459,071  (6,459,071)         --            --
 Amortization of
 deferred
 compensation....      --    --         --            --      646,359          --        646,359
 Exercise of
 common stock
 options.........   35,399    35        --         14,163         --           --         14,198
 Net loss........      --    --         --            --          --   (24,103,441)  (24,103,441)
                   ------- ------ ------------ ----------- ----------- ------------ -------------
Balance, December
31, 1999.........  845,450  $845     57,500    16,054,422  (6,437,030) (46,641,121)  (36,964,309)
                   ======= ====== ============ =========== =========== ============ =============

         See accompanying notes to consolidated financial statements.

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the years ended December 31, 1997, 1998 and 1999

                                               Year ended December 31,
                                        ---------------------------------------
                                           1997          1998          1999
                                        -----------  ------------  ------------
Cash flows from operating activities:
 Net loss.............................  $(9,927,760) $(11,479,479) $(24,103,441)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
 Noncash research and development
  expense.............................    1,644,126     3,115,671     1,373,400
 Noncash compensation expense.........       85,697       174,613       646,359
 Noncash amortization of debt
  issuance costs......................          --            --      3,228,000
 Depreciation and amortization........       99,235       513,444     1,359,772
 Changes in assets and liabilities:
  Other current assets................      279,307      (242,371)     (395,326)
  Other assets........................      (25,694)     (525,570)       86,449
  Accounts payable....................      117,460       627,199     1,089,365
  Accrued expenses....................      481,457       309,352     1,919,487
  Due to related party................   (1,469,907)       51,074      (317,514)
  Milestone advance...................    1,320,000    (1,320,000)          --
  Deferred revenue....................     (133,000)      161,000       346,045
  Obligation under research and
   development contract...............    3,130,000    (3,130,000)          --
                                        -----------  ------------  ------------
   Net cash used in operating
    activities........................   (4,399,079)  (11,745,067)  (14,767,404)
                                        -----------  ------------  ------------
Cash flows from investing activities:
 Acquisition of certain assets and
  liabilities of Molecular Tool,
  Inc.................................          --     (3,392,293)          --
 Cash acquired in acquisition of
  GeneScreen, Inc. and subsidiaries,
  net of costs........................          --            --      1,064,402
 Capital expenditures.................      (43,229)   (1,691,404)   (8,246,338)
 Purchase of short-term investments...          --    (15,545,308)          --
 Maturities of short-term
  investments.........................          --      7,930,181     7,615,127
                                        -----------  ------------  ------------
   Net cash used in (provided by)
    investing activities..............      (43,229)  (12,698,824)      433,191
                                        -----------  ------------  ------------
Cash flows from financing activities:
 Proceeds from issuance of Series B
  convertible preferred stock.........          --        211,200           --
 Proceeds from issuance of Series C
  mandatorily redeemable convertible
  preferred stock.....................    9,230,000    18,300,000           --
 Net proceeds from issuance of Series
  E manditorily redeemable convertible
  preferred stock.....................          --            --     33,562,819
 Proceeds from convertible term
  notes...............................                                9,840,000
 Proceeds from issuance of debt from
  line of credit......................          --            --      5,036,570
 Repayment of debt on line of credit..          --            --       (388,164)
 Proceeds from issuance of common
  stock/ exercise of options..........            4           --         14,198
                                        -----------  ------------  ------------
   Net cash provided by financing
    activities........................    9,230,004    18,511,200    48,065,423
                                        -----------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents.....................    4,787,696    (5,932,691)   33,731,210
Cash and cash equivalents at beginning
 of year..............................    1,617,720     6,405,416       472,725
                                        -----------  ------------  ------------
Cash and cash equivalents at end of
 year.................................  $ 6,405,416  $    472,725  $ 34,203,935
                                        ===========  ============  ============
Supplemental disclosure of noncash
 financing and investing activities:
 Deferred compensation from issuance
  of restricted stock, grant of
  options and warrants................  $   446,328  $    438,300  $  6,459,071
 Issuance of common stock and Series A
  convertible preferred stock for
  technology licenses.................    1,475,376       762,833     1,333,400
 Common stock granted or to be issued
  to SB...............................      168,750        17,500        40,000
 Series E mandatorily redeemable
  convertible preferred stock to be
  issued in connection with
  acquisition of GeneScreen...........          --            --     17,600,000
 Conversion of bridge notes and
  accrued interest into Series E
  mandatorily redeemable convertible
  preferred stock.....................          --            --     10,302,329
 Issuance of long-term debt in
  connection with acquisition of
  Molecular Tool, Inc.................          --      3,547,821           --
 Cancellation of long-term debt in
  connection with acquisition of
  GeneScreen, Inc.....................          --            --     (3,547,821)
 Issuance of warrants in connection
  with borrowings on line of credit...          --            --         76,000
 Issuance of common stock options in
  connection with acquisition of
  Molecular Tool, Inc.................          --        200,000           --
                                        ===========  ============  ============

          See accompanying notes to consolidated financial statements.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1998 and 1999

(1) Summary of Significant Accounting Policies

 Organization and Business Activities

   Orchid BioSciences, Inc. and subsidiaries (the "Company"), was organized under the laws of the State of Delaware on March 8, 1995 to develop and commercialize genetic diversity technologies, products and services using the Company's proprietary biochemistry for scoring single nucleotide polymorphisms ("SNPs") and microfluidics technologies for applications in drug discovery, principally in the field of pharmacogenetics and DNA synthesis. The Company was a wholly-owned subsidiary of Sarnoff Corporation ("Sarnoff") at inception, was reduced to a majority-owned subsidiary of Sarnoff in 1995 and as a result of the December 1997 financing, Sarnoff's ownership in the Company was reduced to less than a majority (see notes 11 and 13).

   On December 30, 1999, the Company acquired GeneScreen, Inc. ("GeneScreen"), a wholly-owned subsidiary of the Company, which operates genetic diversity testing laboratories in Dallas, Texas; Dayton, Ohio, and Sacramento, California. GeneScreen performs DNA laboratory analyses for paternity, transplantation and forensic testing. GeneScreen's primary sources of revenue represent paternity testing under contracts with several state and county government agencies and transplantation testing under grants from the National Marrow Donor Program.

   The Company has not yet achieved profitable operations or positive cash flow from operations. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development and commercialization activities will require significant additional financing. The Company's accumulated deficit aggregated $46,641,121 through December 31, 1999 and it expects to incur substantial losses in future periods.

 Consolidated Financial Statements

   The accompanying consolidated financial statements include the results of operations of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. As a result of the acquisition of GeneScreen, Inc. ("GeneScreen") during 1999, the Company is no longer considered to be in the development stage for financial reporting purposes as it was in the prior years.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in United States financial institutions and money market funds. To date, the Company has not experienced any losses on its cash and cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term and liquid nature.

 Short-term Investments

   Short-term investments consist of corporate debt securities with original maturities greater than three months. In accordance with Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," the Company classifies its short-term investments as available for sale. Available for sale securities are recorded at fair value, which approximates costs, of the investments based on quoted market prices at December 31, 1998. The Company considered all of these investments to be available for sale.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

 Laboratory Materials and Supplies

   Laboratory materials and supplies are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

 Equipment and Leasehold Improvements

   Equipment is carried at cost, less accumulated depreciation, which is computed on the straight-line basis over the estimated useful lives of the related assets, which range from two to eight years. Leasehold improvements are recorded at cost, less accumulated depreciation, which is computed on the straight-line basis over the shorter of their useful lives or the remaining lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

 Goodwill and Other Intangibles

   Goodwill, which represents the excess purchase price over fair value of net assets acquired, is amortized on a straight-line basis over its estimated useful lives, ranging from 10 to 15 years. Other intangibles are being amortized over their estimated useful lives, ranging from 4 to 15 years.

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

   In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company reviews long-lived assets, certain identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

 Income Taxes

   The Company accounts for income taxes in accordance with the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

 Revenue Recognition

   Revenue related to research and development contracts and grants is recognized when the related research expenses are incurred and the Company's specific performance obligations under the terms of the respective contract are satisfied. To the extent expended, funding related to research and development contracts for equipment is deferred and amortized over the shorter of its useful life or the life of the related contract. Revenue recognized in the accompanying consolidated financial statements is not subject to repayment. Payments, if any, received in advance of performance under the contract are deferred and recognized as revenue when earned. Up-front licensing fees are deferred and amortized over the estimated performance period.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


   Revenue on laboratory testing is recognized on a percentage-of-completion basis. Percentage of completion for tests in process is estimated by relating labor and supplies costs expended to date to expected total labor and supplies costs. Deferred revenue represents the unearned portion of payments received in advance related to tests in process. Unbilled receivables represent revenue which has been earned under the percentage of completion method, but has not been billed to the customer.

 Research and Development

   Costs incurred for research and product development, including costs incurred in obtaining license rights to technology in the development stage are expensed as incurred. In addition, the Company recognizes research and development expenses in the period in which it becomes obligated to incur such costs under terms of contracts.

 Stock-based Compensation

   The Company accounts for its stock-based compensation to employees and members of the Board of Directors in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation is recorded on the date of issuance or grant as the excess of the current estimated fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation", which permits non-public entities to provide pro forma net loss and net loss per share disclosures for stock-based compensation as if the minimum value method defined in SFAS No. 123 had been applied. As required by SFAS No. 123, transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair value basis in accordance with SFAS 123.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

 Net Loss Per Share

   Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share", by dividing the net loss allocable to common stockholders by the weighted average number of shares of common stock outstanding. As of December 31, 1999, the Company has certain options, warrants, convertible preferred stock and mandatorily redeemable convertible preferred stock (see notes 11 and 13), which have not been used in the calculation of diluted net loss per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share allocable to common stockholders for each year are equal. The Company has reflected $44,365,000 as a beneficial conversion feature in the net loss allocable to common stockholders for the Series E mandatorily redeemable convertible preferred stock issued or issuable in exchange for cash. The amount of the beneficial conversion feature was calculated as the difference between the deemed fair value of the Company's common stock on the commitment date over the conversion price with a limitation that the beneficial conversion feature can not exceed the gross proceeds received from the issuance of the stock.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


 Pro Forma Net Loss Per Share (Unaudited)

   The following pro forma basic and diluted net loss per share allocable to common stockholders and shares used in computing pro forma basic and diluted net loss per share allocable to common stockholders have been presented reflecting the automatic conversion into shares of common stock of the convertible preferred stock and mandatorily redeemable convertible preferred stock upon completion of the offering contemplated herein (see note 13), using the if converted method from their respective dates of issuance:

                                                                   Year ended
                                                                  December 31,
                                                                      1999
                                                                  ------------
   Pro forma basic and diluted net loss per share allocable to
    common stockholders..........................................  $   (10.19)
                                                                   ==========
   Shares used in computing pro forma basic and diluted net loss
    per share allocable to common stockholders...................   6,718,250
                                                                   ==========

 Pro Forma Balance Sheet (Unaudited)

   Upon the closing of the offering contemplated herein, all of the outstanding shares and shares to be issued of convertible preferred stock and mandatorily redeemable convertible preferred stock, including 5,971,903 shares of Series E sold in January 2000, automatically convert into 24,671,450 shares of common stock (see notes 13 and 16) and the repurchase rights of certain Series E holders expire (see note 3). The December 31, 1999 unaudited pro forma balance sheet has been prepared assuming the sale of the Series E for approximately $29,573,564 in January 2000 and the conversion of the mandatorily redeemable convertible preferred stock and the convertible preferred stock, including Series E sold in January 2000, into common stock as of December 31, 1999.

 Reclassifications

   Certain reclassifications have been made in the 1998 consolidated financial statements to conform to the 1999 presentation.

(2) Acquisition of Molecular Tool, Inc.

   On September 11, 1998, the Company acquired substantially all the assets and assumed certain liabilities of Molecular Tool, Inc. (MT), a subsidiary of GeneScreen. The acquisition has been accounted for by the purchase method and, accordingly, the assets and liabilities acquired have been recorded at their fair values. The purchase price was approximately $7.1 million of which $3.2 million was paid in cash, $3,548,000 was in the form of a note (see note 7) and $200,000 represented the fair value of 93,289 Orchid stock options exchanged for GeneScreen options held by employees of MT and others.

   The purchase price, including acquisition costs of approximately $163,000, was allocated as follows:

   Patents.......................................................... $1,100,000
   Base technology..................................................  3,635,000
   Other intangibles................................................    240,000
   Goodwill.........................................................     78,000
   In-process research and development..............................  2,353,000
   Other assets.....................................................     35,000
   Liabilities......................................................   (300,000)
                                                                     ----------
                                                                     $7,141,000
                                                                     ==========

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

   The results of operations of MT have been included in the Company's consolidated financial statements from September 11, 1998.

   Acquired in this transaction were a variety of intellectual property and intangible assets including Molecular Tool's patent portfolio, assembled workforce of research and development staff, and core technology upon which its research efforts were based.

   Molecular Tool was engaged in the development of proprietary technologies and products for the identification and analysis of DNA sequence variation, including an approach called Genetic Bit Analysis ("GBA"), an approach to analyzing large numbers of DNA samples for a given genetic effect, and the use of genetic variations called single neucleotide polymorphisms ("SNPs").

   The charge relating to the acquisition of Molecular Tool consists of acquired in-process research and development of $2,353,000 which was immediately charged to expense.

   The value of acquired research and development related to this acquisition represents the computed value of several products and services associated with the application of SNP and GBA technologies under development by Molecular Tool as of the closing date of the transaction. These products and services include SNP Kits, collections of SNPs contained in plates and arrays to facilitate genetic analysis; SNP Services, the provision of genetic analysis by Molecular Tool based on the SNP Kits under development; SNP OEM equipment and machinery designed to perform automated genetic analysis based on the technology and procedures inherent in the SNP Kits; and GBA Chips, a system permitting genetic analysis to be performed at the level of a silicon chip in an effort to further automate genetic analysis.

   At the date of acquisition, none of the products or services under development by Molecular Tool, Inc. had achieved technical feasibility and none were being sold on the market. There still remained substantial risks and significant uncertainty concerning the remaining course of technical development. Key development risks for this product included validation testing, engineering of stability into the critical reagents to permit their use in the field, and developing the means of scaling-up manufacturing of the reagents and other elements of the product for eventual sale. In the case of the SNP OEM equipment, development of the analysis machine was largely complete but was still expected to face engineering challenges before ultimate completion and approval. The GBA Chip was at a somewhat earlier stage of technical completion, facing a different set of technical challenges. An overall risk facing these projects was the potential development of competing technologies to facilitate cost reduction in genetic assays before the Molecular Tool products would even reach the market.

   Because of the great uncertainty associated with these issues, and both the uncertainty and remaining effort associated with development for these products, the Molecular Tool development projects had not established technological feasibility at the acquisition date.

   The estimated value of all acquired intangible assets including the acquired development projects were determined. Other identified intangibles included patents, the assembled workforce (principally research and development personnel), and the core technology of Molecular Tool associated with Genetic Bit Analysis and single neucleotide polymorphisms.

   The value of the acquired in-process research and development projects were determined by projecting expected completion costs for the development projects as well as projected cash flows resulting from their

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

commercialization. In the development of projected cash flows a completion percentage of 60.0% was employed in the calculation of cash flows to be discounted. The resulting net cash flows implied by this projection were discounted to present value using an appropriate risk adjusted cost of capital. This rate was developed by including a risk premium above the return associated with the valuation of the core technology of Molecular Tool, and above the observed weighted average costs of capital for comparable companies involved with the development and sale of similar technologies.

   The following unaudited pro forma financial information presents the combined results of operations of the Company and Molecular Tool as if the acquisition had occurred as of January 1, 1997, after giving effect to certain pro forma adjustments, including amortization of goodwill and other intangibles, increased interest expense from the Company's note payable to GeneScreen, excluding the related acquired in-process research and development charge of $2,352,838. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Molecular Tool constituted a single entity during this period or the results of operations which may occur in the future.

                                                        For the Year Ended
                                                           December 31,
                                                      ------------------------
              Statement of Operations Data               1997         1998
              ----------------------------            -----------  -----------
                                                            (unaudited)
   Revenues.......................................... $ 4,889,066  $ 3,348,941
   Net loss allocable to common stockholders before
    non-recurring charge............................. (11,296,644) (10,624,275)
   Basic and diluted net loss per share allocable to
    common stockholders, before non-recurring
    charge........................................... $    (31.37) $    (15.82)

(3) Acquisition of GeneScreen, Inc.

   On December 30, 1999, the Company acquired all of the outstanding shares of common and preferred stock of GeneScreen in exchange for a stated price of $18,000,000 which was satisfied by consideration consisting primarily of up to 4,000,000 shares of the Company's Series E with a stated value of $4.50 per share. The note payable to GeneScreen related to the purchase of the MT assets in the amount of $3,547,821 (see note 7) and certain other liabilities totalling $421,000 were also cancelled. The acquisition has been accounted for by the purchase method and, accordingly, the assets and liabilities acquired have been recorded at their fair values.

   The net purchase price of $14,181,000, including acquisition costs of approximately $150,000, was allocated as follows:

   Cash............................................................ $ 1,064,000
   Accounts receivable, net........................................   2,230,000
   Other assets....................................................     624,000
   Customer list...................................................   4,210,000
   Base technology.................................................   5,580,000
   Trademark/tradename.............................................   1,762,000
   Other intangibles...............................................     586,000
   Goodwill........................................................   2,402,000
   Current debt....................................................  (1,190,000)
   Accounts payable and accrued expenses...........................  (2,490,000)
   Deferred revenue................................................    (172,000)
   Long-term debt, less current portion............................    (425,000)
                                                                    -----------
                                                                    $14,181,000
                                                                    ===========

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


   As of December 31, 1999, none of the 4,000,000 shares had been issued. Of these, shares with a value of $1 million, allocated from the GeneScreen stockholders on a pro rata basis, will remain in escrow for up to one year to satisfy any claims by the Company. Also, 518,534 of the 4,000,000 shares, when issued, will give the holders the rights to force the Company to repurchase these shares after certain dates falling within one year from the acquisition date. These repurchase rights expire upon the closing of an initial public offering of the Company's common stock with gross proceeds of at least $25 million. Additionally, the Company estimates that approximately $400,000 will be paid in lieu of issuing Series E shares to satisfy certain regulatory requirements and to eliminate fractional shares. This equates to approximately 88,889 shares of Series E, which are not expected to be issued. At December 31, 1999, 3,911,111 estimated shares remain to be issued which is recorded as Series E manditorily redeemable convertible preferred stock to be issued in the consolidated balance sheet.

   The results of operations of GeneScreen since its acquisition by the Company on December 30, 1999 through December 31, 1999 have not been included in the Company's 1999 consolidated statement of operations as they are not material to those results of operations. The acquisition of GeneScreen is reflected in the accompanying consolidated balance sheet as of December 31, 1999.

   The following unaudited pro forma financial information presents the combined results of operations of the Company and GeneScreen as if the acquisition had occurred as of January 1, 1999, after giving effect to certain pro forma adjustments, including amortization of goodwill and other intangibles, decreased interest expense from the cancellation of the Company's note payable to GeneScreen and elimination of transaction-related costs incurred by GeneScreen prior to the acquisition. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and GeneScreen constituted a single entity during this period or the results of operations which may occur in the future.

                                                                  Year ended
                                                                 December 31,
                                                                     1999
                                                                 ------------
                                                                 (unaudited)
Revenues........................................................ $ 15,455,515
                                                                 ============
Net loss........................................................ $(25,956,692)
                                                                 ============
Net loss allocable to common stockholders....................... $(70,222,315)
                                                                 ============
Basic and diluted net loss per share allocable to common
 stockholders................................................... $     (92.51)
                                                                 ============

(4) Accounts Receivable and Credit Risks

   Accounts receivable are comprised of the following at December 31, 1999:

   Billed trade receivables......................................... $1,616,533
   Unbilled trade receivables.......................................    831,705
                                                                     ----------
                                                                      2,448,238
   Less allowance for doubtful accounts.............................    218,466
                                                                     ----------
   Accounts receivable, net......................................... $2,229,772
                                                                     ==========

   Accounts receivable is primarily composed of amounts owed by government agencies. The Company performs periodic credit evaluations of its customer's financial condition and generally does not require a deposit from government agencies or private institutions. The Company believes private pay accounts for paternity testing represent the most significant credit risk and generally requires a deposit for all or a portion of the services to be rendered. Credit losses have consistently been within management's estimates.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                          December 31, 1998 and 1999


(5) Equipment and Leasehold Improvements

   Equipment and leasehold improvements are comprised of the following at December 31, 1998 and 1999:

                                                           1998        1999
                                                        ----------  -----------
   Laboratory equipment................................ $1,155,216  $ 4,886,052
   Computers...........................................    485,201      721,604
   Furniture and fixtures..............................    229,219      918,378
   Leasehold improvements..............................    299,154    4,271,657
                                                        ----------  -----------
                                                         2,168,790   10,797,691
   Less accumulated depreciation.......................   (432,136)  (1,323,275)
                                                        ----------  -----------
                                                        $1,736,654  $ 9,474,416
                                                        ==========  ===========

(6) Other Intangibles

   Other intangibles are comprised of the following at December 31, 1998 and 1999:

                                                           1998        1999
                                                        ----------  -----------
   Base technology..................................... $3,635,000  $ 9,215,000
   Customer list.......................................        --     4,210,000
   Trademark/trade name................................        --     1,762,000
   Patents.............................................  1,100,000    1,100,000
   Other...............................................    240,000      827,000
                                                        ----------  -----------
                                                         4,975,000   17,114,000
   Less accumulated amortization.......................   (134,410)    (595,243)
                                                        ----------  -----------
                                                        $4,840,590  $16,518,757
                                                        ==========  ===========

(7) Debt

   On September 11, 1998, the Company entered into a subordinated convertible term note in the amount of $3,547,821 in connection with the MT acquisition. The note bears interest at 6% per annum and all principal and accrued interest was due September 11, 2008. On December 30, 1999, the note was cancelled in connection with the acquisition of GeneScreen, the holder of the note (see note 3).

   In December 1998, the Company entered into a $6,000,000 equipment line of credit which is secured by the purchased equipment. The funding commitment terminated in December 1999. All borrowings under the facility are to be repaid in monthly principal installments plus interest over 48 months from the date of funding with the final 15% of the original principal amount due in a balloon payment at the end of loan term. At December 31, 1998 and 1999, $0 and $4,648,606, respectively, were outstanding under the facility and annual interest rates on the four draws range from 10.55% to 11.66%. In connection with this arrangement, 20,894 warrants to purchase common stock were granted at the time of the borrowings with exercise prices which ranged from $4.50 to $12.25 per share. The fair value of these warrants of $76,000, as determined using a Black-Scholes option pricing model, was recorded as debt issuance costs and is being amortized over the term of the debt.

   GeneScreen had outstanding borrowings under a revolving credit agreement of $1,000,000 at December 31, 1999. On January 20, 2000, the Company repaid the balance and cancelled the credit facility.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


   Long-term debt is comprised of the following at December 31, 1998 and 1999:

                                                             1998       1999
                                                          ---------- ----------
   Equipment line of credit secured by purchased
    equipment...........................................  $      --  $4,648,606
   Note payable to former employee, due in 16 quarterly
    installments of $27,932, commencing January 1, 1999,
    and one lump-sum payment of $51,013, due January 1,
    1999, net of unamortized discount of $23,030........         --     312,154
   Note payable to employee, due in 12 quarterly
    installments of $25,514, commencing January 1, 2000,
    net of unamortized discount of $21,037..............         --     285,131
   Convertible note payable to GeneScreen, cancelled in
    1999................................................   3,547,821        --
   Other................................................         --      17,696
                                                          ---------- ----------
                                                           3,547,821  5,263,587
   Less current portion.................................         --   1,141,230
                                                          ---------- ----------
   Long-term debt, less current portion.................  $3,547,821 $4,122,357
                                                          ========== ==========

   The scheduled maturities of long-term debt outstanding as of December 31, 1999 are summarized as follows:

   2000.............................................................. $1,141,230
   2001..............................................................  1,241,000
   2002..............................................................  1,371,000
   2003..............................................................  1,510,357
                                                                      ----------
                                                                      $5,263,587
                                                                      ==========

(8) Accrued Liabilities

   Accrued liabilities is comprised of the following at December 31, 1998 and 1999:

                                                            1998       1999
                                                         ---------- ----------
   Employee compensation................................ $  397,066 $1,358,776
   Professional fees related to acquisition of
    GeneScreen by Orchid................................        --     679,570
   Other professional fees..............................     98,468    404,107
   Employee relocation..................................    342,901     72,177
   Royalties on licensed technology.....................        --     906,107
   Other................................................    170,101  1,456,420
                                                         ---------- ----------
                                                         $1,008,536 $4,877,157
                                                         ========== ==========

(9) Income Taxes

   No Federal or state taxes are payable as of December 31, 1998 and 1999. As of December 31, 1999, the Company has approximately $40,000,000 of Federal and $44,000,000 of state net operating loss ("NOL") carryforwards available to offset future taxable income. The Federal and state NOL carryforwards will begin expiring in 2003 if not utilized.

   The Tax Reform Act of 1986 ("the Act") provides for a limitation on the annual use of NOL carryforwards (following certain ownership changes, as defined by the Act) which could significantly limit the

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

Company's ability to utilize these carryforwards. The Company may have experienced various ownership changes, as defined by the Act, as a result of past financings and may experience others in connection with future financings, including the offering contemplated herein. Accordingly, the Company's ability to utilize the aforementioned carryforwards may be limited. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for Federal income tax purposes.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1999 are presented below:

                                                         1998          1999
                                                      -----------  ------------
Deferred tax assets:
  Net operating loss carryforwards................... $ 6,120,000  $ 16,285,000
  Other..............................................     204,000     1,201,000
                                                      -----------  ------------
    Total gross deferred tax assets..................   6,324,000    17,486,000
  Less valuation allowance...........................  (6,289,000)  (17,450,000)
                                                      -----------  ------------
    Net deferred tax assets..........................      35,000        36,000
Deferred tax liabilities:
  Depreciation on equipment..........................      35,000        36,000
                                                      -----------  ------------
    Net deferred taxes............................... $       --   $        --
                                                      ===========  ============

   At December 31, 1999, a valuation allowance of $17,450,000 has been recognized to fully offset the net deferred tax assets as realization of these assets is uncertain. The net change in the valuation allowance for the years ended December 31, 1998 and 1999 were increases of $1,878,500 and $11,161,000, respectively, related primarily to additional net operating losses incurred by the Company.

(10) Segment Information

   The Company operates in two segments, each of which are strategic businesses that are managed separately because each business develops, manufactures and sells distinct products and services. The segments and a description of their business are as follows: (i) the Company prior to the acquisition of GeneScreen ("Orchid"), which performs SNP scoring analysis and markets related equipment and consumables; and (ii) GeneScreen, which performs DNA laboratory analysis for paternity, transplantation and forensic testing.

   The Company evaluates performance of and allocates resources to the segments. The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies, as discussed in note 1.

   Prior to the acquisition of GeneScreen on December 30, 1999, the Company was operated and managed as one business. Segment assets as of December 31, 1999 for Orchid and GeneScreen amounted to approximately $52,124,000 and $14,181,000, respectively. No other segment information is presented as the 1999 activity is that of Orchid only.

   One related party accounted for 100%, 99% and 0% of total revenue for 1997, 1998 and 1999, respectively.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


(11) Agreements

   In August 1995, the Company entered into an Investment Agreement and a Development and License Agreement with Sarnoff and SmithKline Beecham ("SB"), which were amended in 1997 and 1998 (as amended, the "Agreements").

   Under the Agreements, Sarnoff granted to the Company a perpetual, royalty-free, exclusive, worldwide license for certain technology. In addition, Sarnoff agreed to provide, for a fee, contract research services necessary under the Agreements to the Company. In consideration for the license, the Company issued 670,000 shares of Series A convertible preferred stock ("Series A") to Sarnoff. In 1997, 1998 and 1999, Sarnoff provided contract research services of $5,991,641, $5,186,953 and $930,677, respectively. The Company's office was also located in the Sarnoff facility until 1998 and Sarnoff provides certain administrative support, for which the Company paid Sarnoff; expenses related to these items totalled $114,636, $251,449 and $63,519 in 1997, 1998 and 1999,
respectively. A total of $381,033 and $63,519 is recorded as due to related party in the accompanying balance sheets at December 31, 1998 and 1999, respectively, related to these items.

   The Company and Sarnoff also issued to SB a license to technology which may result from this research, subject to certain potential future payments from SB to allow SB to retain exclusivity. The Company also agreed to sell products developed under the contract to SB at prices to be determined per the Agreements. SB also granted to Orchid certain non-exclusive licenses (the "Licenses") which Orchid may require in conducting research or producing products developed under the contract.

   In accordance with the Agreements, in October 1995, SB purchased 41,667 shares of Series B convertible preferred stock ("Series B") for $800,000. SB also agreed to provide research and development funding of up to approximately $16 million for the design and testing of a product for certain applications and is required to make further payments of up to $8 million upon the achievement of certain technical milestones. The Company met its first milestone in 1996 and received a milestone payment of $1.5 million and issued 26,973 shares of Series B to SB. The Company allocated $517,882 of this amount to the Series B shares, which was the deemed fair value at the time of issuance and recorded the remaining $982,118 of this milestone payment as contract revenue. The Company paid $350,000 of this amount to Sarnoff as a milestone payment. In 1997, SB provided certain advances against the second milestone payment. Such advances totaled $1,320,000 and was recorded as a milestone advance at December 31, 1997. In 1998, the Company and SB entered into an agreement acknowledging that a portion of the second milestone related to this milestone advance had been accomplished, and was therefore earned and non-refundable. They also agreed that SB would receive 35,200 shares of Series B, the number of shares proportionate to the milestone fee earned. Those shares were issued in 1999. The Company allocated $211,200 of this amount to the Series B shares, which was the deemed fair value at the time of the agreement and recorded the remaining $1,108,800 of this milestone payment as contract revenue. Any future milestone payments are subject to reduction for cost overruns funded by SB or delays in the timing of the performance of the milestones and the Company is obligated to pay Sarnoff 10% of any future milestone payments received. The Company is required to issue a total of up to 96,533 additional shares of Series B for no additional consideration upon the payment by SB to the Company of these remaining milestones. During 1997, 1998 and 1999 the Company recognized contract revenue from SB of $3,763,000, $2,747,800 and $0 in the accompanying consolidated statements of operations.

   In December 1997, in consideration for an amendment of the Agreements, the Company issued to SB an additional 75,000 shares of common stock and warrants to purchase 275,000 shares of common stock at an exercise price of $11.10 per share. The deemed fair value of the shares of common stock was $168,750, which was recorded as research and development expense in the accompanying 1997 consolidated statement of

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

operations. No value was ascribed to the warrants based on the fair value as determined using a Black-Scholes option pricing model. Warrants to purchase 138,000 shares of common stock became exercisable immediately with the 137,000 remaining warrants vesting upon the payment of the next milestone payment to the Company. All of these warrants expire in December 2002. Also, the Company is obligated to issue up to an additional 20,000 shares of common stock to SB upon the exercise of certain options to acquire additional licenses for technology under the License and Option Agreement discussed below. As of December 31, 1998 and 1999, the Company is obligated to issue 5,000 and 10,000 shares (including the 5,000 shares from 1998) of common stock, respectively, to SB related to the option fields exercised by the Company in 1998 and 1999. The deemed fair value of these 5,000 shares of common stock in 1998 and 1999 was $17,500 and $40,000, respectively, and has been recorded as research and development expense in the accompanying statements of operations. Common stock to be issued has been recorded in the amounts of $17,500 and $57,000 at December 31, 1998 and 1999, respectively.

   Pursuant to a December 1997 amendment to the Development and License Agreement, the Company committed to fund $3.5 million of research within the scope of the original Agreements and $3.0 million outside of the original scope. Accordingly, as the Company was obligated to incur these costs in fulfilling the terms of the Agreements without any increase in corresponding contract revenue, this obligation was recorded as research and development expense during 1997. The Company fulfilled its obligation and incurred these costs during 1998.

   In December 1997, the Company entered into a License and Option Agreement ("Option Agreement") with Sarnoff under which the Company has options to obtain exclusive licenses for the use of certain technology in four designated areas. In addition, the Company obtained non-exclusive and exclusive licenses in a certain field. In consideration of the licenses obtained under the Option Agreement, the Company issued to Sarnoff 82,500 shares of common stock, with a deemed fair value of $185,626 and 167,500 shares of Series A, with a deemed fair value of $1,289,750, of which both amounts were recorded as research and development expense in the accompanying 1997 consolidated statement of operations. The options expire one per year over a four year period with certain extension provisions as defined in the Option Agreement. Concurrent with the exercise of each option, the Company is obligated to issue 33,300 shares of common stock and 66,700 shares of Series A to Sarnoff and to fund research to be performed by Sarnoff at an amount as defined in the contract, but no less than a total of $5.5 million over 4 years. In both December 1998 and 1999, the Company exercised one of its options under the Option Agreement. In consideration for the options, the Company issued to Sarnoff 33,300 shares of common stock in each of 1998 and 1999, with a deemed fair value of $114,885 in 1998 and $266,400 in 1999, and 66,700 shares of Series A in each of 1998 and 1999, with a deemed fair market value of $400,200 in 1998 and $667,000 in 1999, which amounts were recorded as research and development expense in the accompanying 1998 and 1999 consolidated statements of operations.

   In addition, the Company is obligated to issue an additional 50,000 shares of common stock to Sarnoff at the end of each year during the term of the research for each option exercised. Accordingly, the Company issued 50,000 shares of common stock in 1999 to Sarnoff related to the option exercised in December 1998. The deemed fair value of this stock was $400,000, which was recorded as research and development expense in the accompanying 1999 consolidated statement of operations. The Company is also required to make royalty payments as set forth in the Option Agreement on future net sales of products and services derived from these licenses, if any.

   On March 27, 1998, the Company entered into a license agreement with Motorola, Inc. ("Motorola"). In 1999, Motorola exercised an option to acquire a license under this agreement, effective January 1, 2000, by making a $100,000 payment. This amount has been recorded as deferred revenue at December 31, 1999. The Company also issued an option to Motorola to purchase up to $5,000,000 of common stock at a per share

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

price of the lessor of $33.30 or 110% of the average closing price of the common stock for the ten days following an initial public offering. No value was ascribed to the option based on the fair value as determined using a Black-Scholes option pricing model. The option expired unexercised on December 15, 1999.

   On November 11, 1998, the Company entered into a Collaboration Agreement with Motorola to jointly perform certain research and development activities. Motorola intended to invest cash or in-kind payments of at least $5 million over a 30 month period in these activities. Total cash payments of at least $1.7 million are to be made to the Company for services in support of the collaboration. Motorola made a payment to the Company in 1998 of $250,000, which was recorded as deferred revenue as of December 31, 1998 and which was recognized as revenue in 1999. On October 25, 1999, this agreement was terminated. In 1999, Motorola made additional payments under this agreement aggregating $505,000, of which the Company recognized $245,000 as revenue and $260,000 is recorded as a liability at December 31, 1999 as it relates to work which will not be performed given the termination of the agreement. The Company has also accrued approximately $333,000 as a termination fee receivable at December 31, 1999 and will be reimbursed for certain shutdown costs not to exceed $178,000. The Company does not expect that shutdown costs will exceed $178,000.

   On April 1, 1998, the Company entered into a license agreement with Dynal A.S. whereby the Company issued 90,090 shares of common stock for an exclusive license. The deemed fair value of the stock, $247,748, has been recorded as research and development expense in the accompanying 1998 consolidated statement of operations.

   In February 1999, the Company and Cytomics, A.S. ("Cytomics") entered into a Collaborative Research and License Agreement whereby Cytomics will perform research on the Company's behalf with the Company's financial support and granted to the Company a non-exclusive, royalty-free, worldwide license for certain technology. Prior to executing the agreement in February 1999, the Company made payments to Cytomics of $345,000, for which services were performed and which was recorded as research and development expense in 1998. The agreement was terminated, effective June 30, 1999. The Company recorded research and development expense of $110,000 in 1999.

   In September 1998, the Company entered into a Cooperative Agreement with the National Institute of Standards and Technology ("NIST") to perform certain research and development. The total amount expected to be provided to the Company over the three year period of January 1, 1999 through December 31, 2001 is $1,954,000, however no obligation exists for the federal government to provide any portion of the 2001 funding. Funding in 1999 amounted to $690,000 which was recorded as grant revenue and $602,000 in funding for 2000 has been approved. The anticipated funding for the year 2001 is $662,000. The award in 1999 was conditional upon the Company's funding of indirect costs aggregating $319,000 in 1999 which was incurred by the Company. To receive full funding in 2000 and 2001, the Company's funding of indirect costs must aggregate $309,000 and $385,000 in 2000 and 2001, respectively.

   On December 31, 1998, the Company entered into a Collaborative Development and Marketing Agreement with Advanced Bioanalytical Services, Inc. ("ABS"). As consideration for the research and development to be performed by ABS and the licensing of certain technology owned by ABS, the Company paid ABS $100,000 upon signing the agreement, which was recorded as research and development expenses in 1998. In 1999, the Company made payments aggregating $225,000 to ABS, all of which was recorded as research and development.

   In October 1999, the Company entered in a one year license and supply agreement with a licensee to provide an instrument, consumables and related support for automated SNP scoring analysis. As consideration for access to certain technology and an instrument of the Company, the licensee paid $500,000, which is

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

refundable on a pro-rata basis upon certain events. The licensee is obligated to purchase a minimum order of consumables and may elect to purchase the instrument from the Company. The Company is required to provide technical support. The licensee may terminate the contract, in which case the Company would be entitled to a termination fee of $100,000 and to bill the remaining minimum amount of consumables to the licensee. As of December 31, 1999, the Company has recognized approximately $104,000 of the license fee and deferred the remaining $396,000.

   On November 5, 1999, the Company entered into a collaboration agreement with Affymetrix, Inc. ("Affymetrix"), for the Company to develop, manufacture, and for both parties to market and sell specific products. Each party is responsible for costs associated with their respective development responsibilities. The agreement is for an initial term of five years and is renewable by mutual agreement.

(12) Stock Incentive Plan

   During 1995 the Company established the 1995 Stock Incentive Plan (the "Plan"), which provides for the granting of restricted common stock or incentive and nonqualified stock options to directors, employees and consultants. An aggregate of 1,500,000 shares of the Company's common stock is authorized to be issued under the Plan. The options are exercisable generally for a period of ten years after the date of grant and generally vest over a four-year period. The Plan provides that in the event of a "change in control" as defined, in the beneficial ownership of us, all options may, at the discretion of the compensation committee become fully vested and exercisable immediately prior to the change in control. The plan also specifies other terms such as eligibility and annual limits.

   A summary of activity under the Plan is as follows:

                                                                      Exercise
                                                                       price
                                                           Shares    per share
                                                          ---------  ----------
   Balance at December 31, 1996..........................    10,292  $  .001
     Granted.............................................   211,730    .01--.10
     Exercised...........................................    (4,117)    .001
                                                          ---------
   Balance at December 31, 1997..........................   217,905    .01--.10
     Granted.............................................   418,038   .75--1.25
     Exercised...........................................    (1,582)    1.25
                                                          ---------
   Balance at December 31, 1998..........................   634,361  .001--1.25
     Granted.............................................   957,529     1.25
     Exercised...........................................   (35,399) .001--1.25
     Cancelled...........................................   (93,480) .001--1.25
                                                          ---------
   Balance at December 31, 1999.......................... 1,463,011
                                                          =========

   At December 31, 1999, the Plan had the following options outstanding and exercisable by price range, as follows:

                      Options outstanding                      Options exercisable
              ------------------------------------------       ----------------------
                                                Weighted                     Weighted
                               Weighted         average                      average
                                average         exercise                     exercise
Range of                       remaining         price         Number         price
exercise       Number         contractual         (per           of            per
prices        of shares          life            share)        shares         share
--------      ---------       -----------       --------       -------       --------
$.001-.10       165,980        7.7 years         $.013          95,269        $0.01
   .75          202,350        8.2 years           .75          89,618          .75
  1.25        1,094,681        9.6 years          1.25         102,553         1.25
              ---------        ---------         -----         -------        -----
              1,463,011        9.2 years          1.04         287,440          .68
              =========        =========         =====         =======        =====

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


   The Company applies APB Opinion No. 25 in accounting for its stock option plan. In 1997, 1998 and 1999, certain employees of the Company were granted options to acquire 170,130, 322,575 and 870,329 shares of common stock, respectively. The difference between the deemed fair value for financial reporting purposes and the respective exercise prices at the grant dates has been recorded as deferred compensation ($291,700, $308,488 and $4,516,552 for 1997, 1998 and 1999, respectively) which is being amortized to expense over the respective vesting periods.

   Had the Company determined compensation cost for options based on the minimum value method at the measurement date for its stock options under SFAS No. 123, the Company's net loss allocable to common stockholders and net loss per share allocable to common stockholders would have been increased to the pro forma amounts indicated below:

                                             Year ended December 31,
                                      ---------------------------------------
                                         1997          1998          1999
                                      -----------  ------------  ------------
   Net loss allocable to common
    stockholders:
     As reported..................... $(9,927,760) $(11,479,479) $(68,468,441)
                                      ===========  ============  ============
     Pro forma under SFAS No. 123.... $(9,932,266) $(11,484,871) $(68,682,679)
                                      ===========  ============  ============
   Basic and diluted net loss per
    share allocable to common
    stockholders:
     As reported..................... $    (27.57) $     (17.09) $     (90.20)
                                      ===========  ============  ============
     Pro forma under SFAS No. 123.... $    (27.58) $     (17.10) $     (90.48)
                                      ===========  ============  ============

   In 1997, 1998 and 1999, the Company granted options to certain non-employees to purchase 41,600, 95,463 and 87,200 shares of common stock, respectively. Such options vest over a three or four year period based upon future service requirements. The Company recorded deferred compensation of $22,862, $129,812 and $1,085,284 for 1997, 1998 and 1999, respectively, based on the fair value at the grant date as determined using a Black-Scholes option pricing model. Such deferred compensation is being amortized to expense over the respective vesting periods. In accordance with EITF Issue 96-18, the amount of compensation expense to be recorded in future periods related to the 1998 and 1999 grants is subject to change each reporting period based upon changes in the fair value of the Company's common stock, estimated volatility and risk free interest rate until the non-employee completes performance under the option agreement. Additional deferred compensation in the amount of $857,235 was recorded in 1999 related to the remeasurement of the 1998 grants. 146,316 options subject to this treatment remain unvested at December 31, 1999.

   The per share weighted-average minimum value of the stock options granted to employees during 1997, 1998 and 1999 was $1.71, $2.15 and $5.17 per share, respectively, on the date of grant. The per share weighted-average fair value of stock options granted to non-employees during 1997, 1998 and 1999 was $.79, $2.39 and $5.35 per share, respectively, on the date of grant. Such values were determined using the minimum value method for employees and the Black Scholes option-pricing model for non-employees with the following weighted-average assumptions: expected dividend yield 0%; risk free interest rate of 6.5% for 1997, 5.0% for 1998 and 5.0% for 1999; a volatility of 0% for employees and 60% in 1997, 70% in 1998 and 1999 for non-employees; and an expected option life of 7 years for employees and 10 years for non-employees.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


(13) Mandatorily Redeemable Convertible Preferred Stock, Convertible Preferred Stock and Common Stock

   On December 24, 1997, the Company completed the sale of 1,101,801 shares of Series C mandatorily redeemable convertible preferred stock ("Series C"), through a private placement for $11.10 per share. The Company received cash proceeds of $9,230,000 in 1997 and recorded a stock subscription receivable of $3,000,000 at December 31, 1997, which was subsequently received in January 1998. On March 27, 1998, the Company completed the sale of 1,378,375 shares of Series C, through a private placement, for $11.10 per share.

   In May and June 1999, the Company issued an aggregate of $7,590,000 of convertible subordinated term notes and warrants to purchase 379,500 shares of the Company's common stock. The note bore interest at prime plus 2%. In December 1999, the principal plus accrued interest of approximately $436,000 were automatically converted into 1,783,509 shares of Series E. Based upon the issuance price per share of the Series E and the conversion not occurring until December 1999, 379,500 additional warrants are to be issued related to these convertible subordinated term notes. All warrants have an exercise price of $1.25 per share and are exercisable for five years. The deemed fair value of the warrants, using a Black Scholes option pricing model, was approximately $2,548,000 and was recorded as interest expense in 1999.

   In November 1999, Affymetrix paid the Company $2,250,000 in consideration for a convertible promissory note. The note bears interest at the prime rate plus 2%. In December 1999, on closing of the sale of Series E, the principal and accrued interest in the amount of $2,276,537 should have automatically converted into Series E. As the Series E was not issued, the amount is shown as Series E to be issued at December 31, 1999. In addition, Affymetrix granted the Company two put options to sell, under certain circumstances, $250,000 of common stock of the Company at $9.00 per share for each put. In December 1999, the triggering event for one of the puts occurred, however, the Company has not exercised its option as of December 31, 1999. These put options expire in December 2001.

   In December 1999, the Company completed the sale of 6,151,451 shares of the Series E, through a private placement for aggregate net proceeds of $31,157,818. In connection with this sale, the Company will issue five year warrants to purchase 83,334 shares of common stock at an exercise price of $6.00 per share. The Company recorded $604,000 of additional paid-in capital based on the fair value of these warrants as determined using a Black-Scholes option pricing model.

   The Company has reflected $44,365,000 as a beneficial conversion feature in the net loss allocable to common stockholders for the Series E mandatorily redeemable preferred stock issued or issuable in exchange for cash.

   The Series A and Series B are not entitled to any dividends. The Series C, Series D and Series E shall be entitled to receive dividends if and when declared by the Board of Directors. No dividends were declared in 1997, 1998 or 1999.

   On or after December 2002 and 2004, at the request of holders of not less than 66-2/3 percent of the then outstanding shares of Series C and Series E, respectively, the Company is required to redeem the outstanding shares of Series C and Series E of those requesting stockholders at $11.10 and $4.50 per share, respectively, in three equal annual installments plus any accrued but unpaid dividends.

   The holders of Series A, Series B, Series C, and Series D are entitled to vote that number of shares of common stock into which each respective share of preferred stock held by such holder could be converted. Each share of Series A, Series B, Series C, Series D and Series E is convertible into one share of common stock, subject to adjustment, (i) at the option of the holder at any time (prior to any redemption as noted above for the Series C and Series E) or,
(ii) automatically at the closing of a registration statement under the Securities Act of 1933 for the sale of the Company's common stock with a gross offering price of at least $15 million for the Series A, Series B and Series D and for the Series C and Series E both a gross offering price of at least $25 million and a per share price of at least $15, subject to adjustment.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


   Upon liquidation, dissolution or winding up of the Company, the holders of Series B, Series C and Series E are entitled to liquidation preferences over all other types of capital stock as follows: $19.20 per share and the Licenses for the Series B, $11.10 per share plus an amount equal to any declared but unpaid dividends for the Series C and $4.50 per share plus an amount equal to any declared but unpaid dividends for the Series E. The Series A stockholder is entitled to the license originally granted (if Sarnoff continues to own all Series A), or its fair value in cash as consideration for the Series A shares. The holders of Series D are entitled to a liquidation preference of $12.25 per share plus an amount equal to any declared but unpaid dividends, after payment in full of all amounts required to be distributed to the holders of Series A, Series B, Series C and Series E. After these liquidation payments, holders of the common stock and Series C and Series E would share ratably in the remaining assets of the Company.

   In 1997, the Company issued 109,333 shares of restricted common stock to an executive officer of the Company. The shares vested over a two year period. The deemed value of this stock was $131,766 which was recorded as deferred compensation and was amortized to expense over the vesting period.

   In 1997 and 1998, the Company issued warrants to purchase 60,000 and 25,000 shares of common stock at $11.10 and $12.25 per share, respectively, to an executive officer of the Company. The warrants vest based upon specific performance criteria, which were met for 70,000 warrants by December 31, 1999.

(14) Employee Benefit Plan

   Effective January 1, 1999, the Company sponsors a defined contribution 401(k) savings plan (the 401(k) Plan) covering all employees of the Company. Participants can contribute up to 15% of their pretax annual compensation to the 401(k) Plan, subject to certain limitations. The Company matches 50% of the participant's contribution, up to 4% of compensation. For 1999, the Company's contributions amounted to $119,452 in accordance with the terms of the Plan.

(15) Commitments and Contingencies

   The Company leases office and laboratory facilities under noncancellable operating lease arrangements. Future minimum rental commitments required by such leases as of December 31, 1999 are as follows:

   2000.............................................................. $  988,000
   2001..............................................................    938,000
   2002..............................................................    783,000
   2003..............................................................    695,000
   2004..............................................................    726,000
   2005 and thereafter...............................................  2,904,000
                                                                      ----------
                                                                      $7,034,000
                                                                      ==========

   Rental expense aggregated $32,518 in 1997, $276,615 in 1998 and $695,115 in 1999.

   In certain cases, the Company may be obligated to pay several executives their salary and benefits for one year after leaving the Company.

 Self-Insurance Reserve

   GeneScreen is self-insured for the risk of loss relating to certain litigation claims that might arise from GeneScreen's testing results. However, due to provisions in certain service contracts, GeneScreen is insured for claims arising from testing performed under the Texas, Ohio and Arizona contracts. Insurance coverage began

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

in 1995 for testing under the Texas contract, in 1997 for testing under the Ohio and Arizona contracts and all other contracts in August 1998. Management estimates future litigation costs based on historical litigation experience. The accrued litigation reserve for the self-insured risk at December 31, 1999 was $191,000.

(16) Subsequent Events

 Change in Authorized Shares

   In January 2000, the Company amended its Certificate of Incorporation to change the authorized number of shares as follows: Common stock to 30,000,000 shares and Series E convertible preferred stock to 19,000,000 shares.

 Sale of Convertible Preferred Stock

   In January 2000, the Company completed the sale of 5,971,903 shares of Series E for net proceeds of $29,573,564. The issuance of these securities will result in a significant beneficial conversion feature which will increase net loss per share allocable to common stockholders in the first quarter of 2000. The Company also issued 1,040,341 shares of Series E related to the conversion of the Affymetrix convertible promissory note (see note 13) and for cash received by December 31, 1999 for which shares were not issued, and which was included in Series E to be issued at December 31, 1999.

 Stock Option Grants

   On February 2, 2000, the Company granted 1,633,400, 39,750 and 39,750 stock options under the Plan at exercise prices of $6, $12 and at the per share price of the offering contemplated herein, respectively, for which a substantial compensation charge will be recognized over the respective vesting periods of the options.

 Initial Public Offering

   On February 11, 2000, the Board of Directors authorized the filing of a registration statement with the SEC for the sale of shares of common stock. If the offering is consummated under the terms presently anticipated, all shares of Series A, B, and E stock outstanding as of the closing date of the Offering will automatically convert into shares of common stock on a one-for-one basis. The 2,480,176 shares outstanding of Series C will convert into 4,738,395 shares of common stock. No dividends will be payable on any of the Series A, B, C, or E.

 Change in Authorized Shares

   On February 11, 2000, the Board of Directors approved filing a restated certificate of incorporation effective upon the closing of the offering contemplated herein which would increase the authorized shares of common stock to 50,000,000 shares, all existing preferred stock designations will be revoked and 5,000,000 shares of preferred stock will be authorized.

 2000 Employee, Director and Consultant Stock Incentive Plan

   On February 11, 2000, the Board of Directors approved, subject to stockholder approval, the 2000 Employee, Director and Consultant Stock Incentive Plan for the issuance of common stock, incentive stock options and non-qualified stock options to employees, directors and consultants. The Board of Directors also authorized the granting of up to a total of 5,000,000 options under this plan and the 1995 Stock Incentive Plan.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GeneScreen, Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheet of GeneScreen, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeneScreen, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Dallas, Texas
February 19, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GeneScreen, Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheet of GeneScreen, Inc. and subsidiaries as of December 29, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from January 1, 1999 to December 29, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeneScreen, Inc. and subsidiaries as of December 29, 1999, and the results of their operations and their cash flows for the period from January 1, 1999 to December 29, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Princeton, New Jersey
January 21, 2000

                       GENESCREEN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    December 31, 1998 and December 29, 1999

                                                         1998         1999
                                                      -----------  -----------
                       Assets
Current assets:
  Cash (including $400,000 of restricted cash at
   December 29, 1999)................................ $ 1,873,302  $   938,411
  Accounts receivable, net...........................   3,160,988    2,355,763
  Laboratory materials and supplies..................     413,792      304,938
  Escrow receivable..................................     380,000          --
  Prepaid expenses and other current assets..........      42,221       57,743
                                                      -----------  -----------
    Total current assets.............................   5,870,303    3,656,855
Property and equipment, net..........................     574,637      382,563
Note receivable......................................   3,547,821    3,547,821
Other assets.........................................     111,297       47,920
                                                      -----------  -----------
    Total assets..................................... $10,104,058  $ 7,635,159
                                                      ===========  ===========
   Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Note payable--bank................................. $ 1,130,000  $ 1,000,000
  Current portion of long-term debt..................   1,309,714      190,352
  Accounts payable...................................   1,307,540      541,226
  Accrued liabilities................................   1,197,382    1,949,135
  Deferred revenue...................................     194,727      171,505
                                                      -----------  -----------
    Total current liabilities........................   5,139,363    3,852,218
Long-term debt, less current portion.................     328,819      424,628
Deferred gain on sale of Molecular Tool..............   3,927,821    3,570,646
                                                      -----------  -----------
    Total liabilities................................   9,396,003    7,847,492
Stockholders' equity (deficit):
  Convertible preferred stock, Series A, $.05 par
   value; 350,000 shares authorized, issued and
   outstanding (liquidation preference of $1,423,443
   at December 29, 1999).............................      17,500       17,500
  Convertible preferred stock, Series B, $.05 par
   value; 700,000 shares authorized; 691,723 shares
   issued and outstanding (liquidation preference of
   $2,964,630 at December 29, 1999)..................      34,586       34,586
  Common stock, $.01 par value; 10,000,000 shares
   authorized; 2,620,493 and 2,804,239 shares issued
   and outstanding at December 31, 1998 and December
   29, 1999, respectively............................      26,205       28,042
  Additional paid-in capital.........................   7,695,716    8,896,451
  Treasury stock--53 common shares, at cost..........         (22)         (22)
  Notes receivable--stockholders.....................     (36,563)         --
  Accumulated deficit................................  (7,029,367)  (9,188,890)
                                                      -----------  -----------
    Total stockholders' equity (deficit).............     708,055     (212,333)
Commitments and contingencies........................
                                                      -----------  -----------
    Total liabilities and stockholders' equity
     (deficit)....................................... $10,104,058  $ 7,635,159
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    Year ended December 31, 1998 and period
                   from January 1, 1999 to December 29, 1999

                                                          1998         1999
                                                       -----------  -----------
Revenues:
  Laboratory testing.................................. $15,254,566  $13,662,510
                                                       -----------  -----------
Operating expenses:
  Cost of laboratory testing revenue..................  12,075,396    9,034,730
  Compensation expense from equity issuances..........         --       964,334
  General and administrative..........................   4,953,158    5,922,537
  Research and development............................      84,843       97,909
                                                       -----------  -----------
    Total operating expenses..........................  17,113,397   16,019,510
                                                       -----------  -----------
    Operating loss....................................  (1,858,831)  (2,357,000)
Other expense:
  Interest expense....................................    (208,858)    (159,698)
                                                       -----------  -----------
    Loss from continuing operations...................  (2,067,689)  (2,516,698)
                                                       -----------  -----------
Discontinued operations:
  Loss on discontinued operations of Molecular Tool...    (939,864)         --
  Gain on sale of Molecular Tool, net of tax..........   2,277,476      357,175
                                                       -----------  -----------
    Total discontinued operations.....................   1,337,612      357,175
                                                       -----------  -----------
    Net loss.......................................... $  (730,077) $(2,159,523)
                                                       ===========  ===========



          See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                    Year ended December 31, 1998 and period
                   from January 1, 1999 to December 29, 1999

                   Convertible preferred stock
                 -------------------------------
                    Series A        Series B       Common stock
                 --------------- --------------- -----------------
                 Number          Number           Number           Additional             Notes
                   of              of               of              paid-in   Treasury receivable - Accumulated
                 shares  Amount  shares  Amount   shares   Amount   capital    stock   stockholders   deficit      Total
                 ------- ------- ------- ------- --------- ------- ---------- -------- ------------ -----------  ----------
Balance,
December 31,
1997............ 350,000 $17,500 691,723 $34,586 2,619,497 $26,195 7,695,409    (22)     (85,317)   (6,299,290)   1,389,061
Exercise of
common stock
options.........     --      --      --      --        996      10       307    --           --            --           317
Cancellation of
note receivable
from
stockholder.....     --      --      --      --        --      --        --     --        48,754           --        48,754
Net loss........     --      --      --      --        --      --        --     --           --       (730,077)    (730,077)
                 ------- ------- ------- ------- --------- ------- ---------    ---      -------    ----------   ----------
Balance,
December 31,
1998............ 350,000 $17,500 691,723 $34,586 2,620,493 $26,205 7,695,716    (22)     (36,563)   (7,029,367)     708,055
Exercise of
common stock
options.........     --      --      --      --    136,736   1,367    40,839    --           --            --        42,206
Cancellation of
note receivable
from
stockholder.....     --      --      --      --        --      --        --     --        36,563           --        36,563
Common stock
issued in
exchange for
consulting
services........     --      --      --      --     47,010     470   195,562    --           --            --       196,032
Net loss........     --      --      --      --        --      --        --     --           --     (2,159,523)  (2,159,523)
Accelerated
vesting and
cashless
exercise of
common stock
options.........     --      --      --      --        --      --    964,334    --           --            --       964,334
                 ------- ------- ------- ------- --------- ------- ---------    ---      -------    ----------   ----------
Balance,
December 29,
1999............ 350,000 $17,500 691,723 $34,586 2,804,239 $28,042 8,896,451    (22)         --     (9,188,890)    (212,333)
                 ======= ======= ======= ======= ========= ======= =========    ===      =======    ==========   ==========



         See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    Year ended December 31, 1998 and period
                   from January 1, 1999 to December 29, 1999

                                                          1998         1999
                                                       -----------  -----------
Cash flows from operating activities:
  Net loss...........................................  $  (730,077) $(2,159,523)
  Adjustments to reconcile net loss to net cash
   provided by
   (used in) in operating activities:
    Gain on sale of Molecular Tool...................   (2,277,476)    (357,175)
    Depreciation and amortization....................      465,622      384,309
    Non-cash employee compensation...................      510,959      327,750
    Common stock issued in exchange for consulting
     services........................................          --       196,032
    Non-cash compensation on accelerated vesting and
     cashless exercise of common stock options.......          --       964,334
    Loss on disposal of property and equipment.......          --        59,566
    Changes in assets and liabilities:
      Accounts receivable............................     (909,975)     805,225
      Laboratory materials and supplies..............      (79,162)     108,854
      Prepaid expenses and other current assets......      (51,637)       1,247
      Accounts payable...............................      102,954     (766,314)
      Accrued liabilities............................      595,848      751,753
      Deferred revenue...............................       51,810      (23,222)
      Discontinued operations items, net.............      756,969          --
                                                       -----------  -----------
        Net cash provided by (used in) operating
         activities..................................   (1,564,165)     292,836
                                                       -----------  -----------
Cash flows from investing activities:
  Additions to property and equipment................     (107,632)    (188,424)
  Proceeds from sale of Molecular Tool...............    2,506,807      357,175
  Advances to Molecular Tool.........................     (277,819)         --
                                                       -----------  -----------
        Net cash provided by investing activities....    2,121,356      168,751
                                                       -----------  -----------
Cash flows from financing activities:
  Borrowings (net payments) under line of credit.....      130,000     (130,000)
  Borrowings from stockholders.......................      863,526          --
  Borrowings from Lifecodes..........................      300,000          --
  Payments on long-term obligations..................          --    (1,308,684)
  Exercise of common stock options...................          317       42,206
                                                       -----------  -----------
        Net cash provided by (used in) financing
         activities..................................    1,293,843   (1,396,478)
                                                       -----------  -----------
Net increase (decrease) in cash......................    1,851,034     (934,891)
Cash at beginning of year............................       22,268    1,873,302
                                                       -----------  -----------
Cash at end of year..................................  $ 1,873,302  $   938,411
                                                       ===========  ===========
Supplemental disclosure of cash flow information:
  Cash payments during the period for:
    Interest.........................................  $   112,389  $   314,164
    Income taxes.....................................       38,821      245,000
                                                       ===========  ===========
Supplemental disclosure of non-cash financing activi-
 ties:
  Notes payable issued and notes receivable cancelled
   in exchange
   for employee severance and settlement agreements..  $   510,959  $   327,750
                                                       ===========  ===========

          See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    December 31, 1998 and December 29, 1999

(1) Summary of Significant Accounting Policies

 Organization and Business Activities

   GeneScreen, Inc. ("GeneScreen" or the "Company") operates genetic testing laboratories in Dallas, Texas; Dayton, Ohio (acquired in 1992); and Sacramento, California (acquired in 1994). GeneScreen performs paternity testing, forensic identification testing to assist in criminal investigations and medical genetic testing using technologies developed at the University of Texas Southwestern Medical Center and other medical research facilities. GeneScreen's primary sources of revenue represent paternity testing under contracts with several state government agencies and genetic testing under grants from the National Marrow Donor Program.

   On September 11, 1998, the Company sold the assets of its Molecular Tool ("MTool") division to Orchid BioSciences, Inc. ("Orchid") (see Note 2). Prior to this sale, MTool performed research and development activities for third parties under contract and for its own account and developed and patented a proprietary technology called genetic bit analysis ("GBA(R)") for the analysis of DNA.

   GeneScreen was acquired by Orchid on December 30, 1999 (see Note 11).

 Consolidated Financial Statements

   The consolidated financial statements include the accounts of GeneScreen and its wholly owned subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation.

 Use of Estimates

   Financial statement preparation requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Laboratory Materials and Supplies

   Laboratory materials and supplies are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation on equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

 Financial Instruments

   Financial instruments consist of cash, accounts and notes receivable, payables and notes payable, the carrying value of which approximate their fair values due to their short maturities or current interest rates.

 Revenue Recognition

   Revenue is recognized on a percentage-of-completion basis. Percentage of completion for tests in process is estimated by relating labor and supplies costs expended to date to expected total labor and supplies costs.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999

Deferred revenue represents the unearned portion of payments received in advance related to tests in process. Unbilled receivables represent revenue which has been earned under the percentage of completion method, but has not been billed to the customer.

 Research and Development and Advertising

   Costs incurred for research and product development and advertising are expensed as incurred. The results of operations for the MTool research and development facility sold during 1998 are reported as discontinued operations (see note 2). Advertising costs totalled $131,237 and $47,262 in 1998 and 1999, respectively.

 Stock-based Compensation

   The Company accounts for its stock-based compensation to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, deferred compensation is recorded on the date of issuance or grant as the excess of the fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation", which permits entities to provide pro forma net income (loss) disclosures for stock-based compensation as if the minimum value method defined in SFAS No. 123 had been applied. As required by SFAS No. 123, transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair value based method.

 Income Taxes

   The Company accounts for income taxes in accordance with the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

   In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company reviews long-lived assets, certain identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

 Reclassifications

   Certain reclassifications have been made in the 1998 consolidated financial statements to conform to the 1999 presentation.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999

(2) Discontinued Operations of Molecular Tool, Inc.

   In May 1998, the Board of Directors approved a plan to sell the MTool assets, except that the Company retained certain rights to the GBA(R) technology of MTool to permit the Company to continue implementation of the GBA(R) testing processes.

   In September 1998, the MTool assets were acquired by Orchid. GeneScreen received $2,806,807 in cash and $3,547,821 in a subordinated convertible note receivable, and $380,000 was placed in escrow.

   The escrow was to be released to GeneScreen by Orchid upon approval by certain Federal regulatory agencies of Orchid as a valid recipient of outstanding MTool grant funds and totaled $380,000 and $0 at December 31, 1998 and December 29, 1999. The note receivable of $3,547,821, bears interest at 6% annually, and is due on September 11, 2008. As part of this agreement, GeneScreen retained a lien on the existing MTool patents until settlement of this note has occurred. This note was cancelled in the acquisition of GeneScreen by Orchid (see note 11).

   This sale resulted in a gain for the Company of $6,205,297. Of this amount, $3,927,821, which is equal to the convertible note receivable plus the escrow, was deferred at December 31, 1998, until the respective settlements of these items occur. The convertible note receivable was cancelled as part of the acquisition by Orchid (see note 11) and the escrow funds of $380,000 were received in 1999 and $357,175 was recorded as a gain, net of tax.

   The accompanying consolidated financial statements include the Company's investment in MTool on the equity basis and MTool's operations as discontinued operations. The Company's investment, on the equity basis, in the net assets of MTool at the time of the sale on September 11, 1998 was determined as follows:

   Current assets..................................................... $156,858
   Property and equipment.............................................   69,402
   Intangible assets..................................................  399,919
   Liabilities (reduced by $1,335 in cash)............................ (396,848)
                                                                       --------
   Basis in MTool assets.............................................. $229,331
                                                                       ========

   Revenues and expenses for the MTool research and development facility for the period from January 1, 1998 to September 11, 1998, are as follows:

   Research and development revenue................................ $  567,989
   Operating expenses:
     Cost of revenue...............................................    666,174
     General and administrative....................................    490,539
     Patent legal fees.............................................    218,572
     Depreciation and amortization.................................    199,421
                                                                    ----------
     Total operating expenses......................................  1,574,706
   Other income....................................................     66,853
                                                                    ----------
     Net loss...................................................... $ (939,864)
                                                                    ==========

   Interest expense was not allocated to these discontinued operations.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999

(3) Accounts Receivable and Credit Risks

   Accounts receivable at December 31, 1998 and December 29, 1999, consist of the following:

                                                             1998       1999
                                                          ---------- ----------
   Billed trade receivables.............................. $2,351,255 $1,742,524
   Unbilled receivables on tests completed...............    743,608    742,663
   Unbilled receivables on tests in process..............    171,318     89,042
                                                          ---------- ----------
                                                           3,266,181  2,574,229
   Less allowance for doubtful accounts..................    105,193    218,466
                                                          ---------- ----------
     Accounts receivable, net............................ $3,160,988 $2,355,763
                                                          ========== ==========

   GeneScreen's accounts receivable is primarily composed of amounts owed by government agencies. GeneScreen performs periodic credit evaluations of its customer's financial condition and generally does not require a deposit from government agencies or private institutions. GeneScreen believes private pay accounts for paternity testing represent the most significant credit risk and generally requires a deposit for all or a portion of the services to be rendered. Credit losses have consistently been within management's estimates.

(4) Property and Equipment

   Property and equipment at December 31, 1998 and December 29, 1999 consist of the following:

                                                             1998       1999
                                                          ---------- ----------
   Laboratory and office equipment....................... $1,972,554 $1,950,268
   Leasehold improvements................................    151,955    151,955
                                                          ---------- ----------
                                                           2,124,509  2,102,223
   Less accumulated depreciation and amortization........  1,549,872  1,719,660
                                                          ---------- ----------
                                                          $  574,637 $  382,563
                                                          ========== ==========

(5) Credit Facility and Debt

   On November 30, 1999, the Company amended its revolving credit agreement. Borrowings are available under this agreement for up to $1,000,000. The note bears interest at prime plus 2% (10.5% at December 29, 1999) payable monthly, and is collateralized by $400,000 of pledged cash and cash equivalents on deposit at the financial institution. The note is also secured by the tangible and intangible assets of the Company. The Company had outstanding borrowings under its revolving credit agreement of $1,130,000 and $1,000,000 at December 31, 1998 and December 29, 1999, respectively. On January 20, 2000, the $1,000,000 was repaid.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999


   Long-term debt at December 31, 1998 and December 29, 1999, consist of the following:

                                                              1998      1999
                                                            --------- --------
   Note payable to former employee, due in 16 quarterly
    installments of $27,932, commencing January 1, 1999,
    and one lump-sum payment of $51,013, due January 1,
    1999, net of unamortized discount of $39,583 and
    $23,030 at December 31, 1998 and December 29, 1999,
    respectively..........................................  $ 458,342 $312,154
   Note payable to employee, due in 12 quarterly
    installments of $25,514, commencing January 1, 2000,
    net of unamortized discount of $21,037 at December 29,
    1999..................................................        --   285,131
   Note payable to stockholders due April 30, 1999,
    bearing interest at 18%...............................    863,526      --
   Note payable to Lifecodes Corporation, due February 28,
    1999, bearing interest at prime rate..................    300,000      --
   Other..................................................     16,665   17,695
                                                            --------- --------
                                                            1,638,533  614,980
   Less current portion...................................  1,309,714  190,352
                                                            --------- --------
     Long-term debt, less current portion.................  $ 328,819 $424,628
                                                            ========= ========

(6) Accrued Liabilities

   Accrued liabilities at December 31, 1998 and December 29, 1999 consist of the following:

                                                             1998       1999
                                                          ---------- ----------
   Employee compensation................................. $  239,597 $   42,913
   Professional fees for transaction with Orchid.........        --     529,375
   Self-insurance reserve................................    125,211    191,000
   Royalties on licensed technology......................    114,769    906,107
   State income taxes payable............................    300,000     30,226
   Other.................................................    417,805    249,514
                                                          ---------- ----------
                                                          $1,197,382 $1,949,135
                                                          ========== ==========

(7) Income Taxes

   As of December 29, 1999, the Company has approximately $5,074,000 of Federal and $2,261,000 of state net operating loss ("NOL") carryforwards available to offset future taxable income. The Federal and state NOL carryforwards will begin expiring in 2003 and 2002, respectively, if not utilized.

   The Tax Reform Act of 1986 ("the Act") provides for a limitation on the annual use of NOL carryforwards (following certain ownership changes, as defined by the Act) which could significantly limit the Company's ability to utilize these carryforwards. The Company has experienced various ownership changes, as defined by the Act, as a result of past financings and the acquisition by Orchid (see note 11). Accordingly, the Company's ability to utilize the aforementioned carryforwards may be limited. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for Federal income tax purposes.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities, consist of the following at December 31, 1998 and December 29, 1999:

                                                        1998         1999
                                                     -----------  -----------
   Current:
     Allowances and accruals, not currently
      deductible.................................... $   190,884  $   165,862
     Less valuation allowance.......................    (190,884)    (165,862)
                                                     -----------  -----------
                                                     $       --   $       --
                                                     ===========  ===========
   Long-term:
     Net operating loss carryforward................     899,251    2,033,358
     Depreciation and amortization, not currently
      deductible....................................     384,967      164,254
     Allowances and accruals, not currently
      deductible....................................      10,888      199,511
     Deferred gain on sale of MTool, currently
      taxable.......................................     847,695      434,353
     Other..........................................     (29,093)     (13,991)
                                                     -----------  -----------
                                                       2,113,708    2,817,485
     Less valuation allowance.......................  (2,113,708)  (2,817,485)
                                                     -----------  -----------
       Net deferred taxes........................... $       --   $       --
                                                     ===========  ===========

   At December 29, 1999, a valuation of allowance of $2,983,347 has been recognized to fully offset the deferred tax assets as it is more likely than not that these assets will not be realized. The change in the valuation allowance in 1998 and 1999 were increases of $504,253 and $678,755, respectively, related primarily to additional net operating losses incurred by the Company.

(8) Stockholders' Equity (Deficit)

 Preferred Stock

   The Company is authorized to issue a total of 5,000,000 shares of various series of preferred stock. The Series A and Series B preferred stocks are convertible into common stock on a 1-for-1 basis, subject to adjustment for dilution, are entitled to vote with common stock on the basis of common shares into which they are convertible, and provide for noncumulative annual dividends at rates of $.20 and $.26 per share, respectively, when and if declared.

   The Series A and Series B preferred stocks may be redeemed in whole or in part, at the Company's option, at any time beginning after March 31, 1999 and January 31, 2003, respectively. The per share redemption price for Series A is $2.50 plus approximately $.20 for each year outstanding since February 1992. The per share redemption price for Series B is $3.28 plus approximately $.02 for each month outstanding since February 1996. For both series, the liquidation value is computed in the same manner as the redemption price. The Series A and Series B preferred stocks have a liquidation preference over common stock.

   All shares of the Series A and Series B preferred stocks will automatically convert to common stock upon the sale of the Company's common stock in a public offering, subject to certain offering criteria. At December 29, 1999, the Company has reserved approximately 1,050,000 shares of common stock for issuance upon conversion of all preferred stock (see note 11).

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999


 Common Stock

   During 1999, a member of GeneScreen's Board of Directors provided consulting services to the Company in exchange for total consideration of $289,277, consisting of $93,245 in cash and 47,010 shares of common stock valued at $196,032.

 Notes Receivable from Stockholders

   Warrants to purchase 50,000 shares of common stock at $2.50 per share were exercised by two employees in 1996 in exchange for notes receivables totaling $125,000, which were shown as a reduction of stockholders' equity. During 1997, the Company received payments of $39,683. In 1998, $48,754 was canceled pursuant to the severance agreement with one of the employees. During 1999, the remaining outstanding balance of $36,563 was cancelled pursuant to the settlement agreement with the other employee (see note 10).

(9) Stock Option Plan

   Under the Stock Option Plan (the "Plan"), options to purchase up to 686,667 shares of common stock may be granted to certain key employees and officers of the Company. Options are exercisable immediately and expire no later than ten years from the date of grant. The Board may determine the individuals to whom and the time at which options shall be granted and the number of shares of common stock covered by each option. The exercise price per share will be determined by the Board but may not be less than 85% of the fair value of the common stock on the date of grant. Common stock issued related to the options is subject to repurchase by GeneScreen upon termination of employment. The percentage of stock eligible for repurchase will decrease ratably over a period varying from three to five years from the date of grant. Options for stock no longer eligible for repurchase are considered fully vested (see note
11).

   The following is a summary of the Plan's activity for the periods shown:

                                                            Weighted average
                                                             exercise price
                                       Number of shares         per share
                                      --------------------  -----------------
                                        1998       1999       1998     1999
                                      ---------  ---------  -------- --------
   Options outstanding, beginning of
    period...........................   577,677    511,079  $    .45 $    .41
     Granted.........................    40,000    172,500       .80      .80
     Exercised.......................      (996)  (136,736)      .32      .31
     Terminated......................  (105,602)   (22,396)      .79      .59
                                      ---------  ---------
   Options outstanding, end of
    period...........................   511,079    524,447       .41      .55
                                      =========  =========

   The following table summarizes information for options outstanding and vested at December 29, 1999:

                       Options outstanding                    Options vested
                ----------------------------------------   ------------------------
                               Weighted
                                average       Weighted                   Weighted
   Range of                    remaining      average                    average
   exercise     Number of     contractual     exercise     Number of     exercise
    prices       shares          life          price        shares        price
   --------     ---------     -----------     --------     ---------     --------
     $.12        167,747          1.7           $.12        167,747        $.12
      .25         20,000          2.5            .25         20,000         .25
      .50         14,600          4.0            .50         14,600         .50
      .80        322,100          7.9            .80        107,075         .80
                 -------                                    -------
                 524,447          5.6            .55        309,422         .38
                 =======                                    =======

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999


   Immediately prior to Orchid's acquisition of the Company, all unvested stock options were subject to accelerated vesting and all outstanding options were exercised (on a cashless basis) for shares of GeneScreen common stock, resulting in compensation expense of $964,334, which is reflected in the consolidated statements of operations for 1999.

   The Company applies the provisions of APB No. 25 and related interpretations in accounting for its stock option plan. No compensation cost has been recognized for its stock option plan, since the fair market value of the common stock at the date of grant was not in excess of the option exercise price. Had compensation cost for the Company's stock option plan been determined based on the minimum value of the options at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's pro forma net loss would have been $733,000 and $2,199,198 in 1998 and 1999, respectively.

   In the pro forma calculations, the weighted average minimum value of options granted in 1998 and 1999 was estimated at $.21 and $.23, respectively. The minimum value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1998 and 1999: risk free interest rate of 5.1% and 5.6% in 1998 and 1999, respectively; expected lives of six years; no dividend yield; and no expected volatility (because the Company's stock is not publicly traded).

(10) Commitments and Contingencies

 Leases

   The Company leases its facilities under noncancellable operating leases with options to renew. Future minimum rental payments as of December 29, 1999, are as follows:

   2000................................................................ $292,527
   2001................................................................  242,984
   2002................................................................   87,861
                                                                        --------
                                                                        $623,372
                                                                        ========

   Rent expense in 1998 and 1999 was $295,258 and $322,270, respectively.

 Self-Insurance Reserve

   The Company is self-insured for the risk of loss relating to certain litigation claims that might arise from the Company's testing results. However, due to provisions in certain service contracts, the Company is insured for claims arising from testing performed under the Texas, Ohio and Arizona contracts. Insurance coverage began in 1995 for testing under the Texas contract, in 1997 for testing under the Ohio and Arizona contracts and all other contracts in August 1998. Management estimates future litigation costs based on historical litigation experience. The accrued litigation reserve for the self-insured risk at December 31, 1998 and December 29, 1999 was $125,211 and $191,000, respectively.

 Employment Contracts

   Under a 1992 employment contract, the Company was contingently liable to one individual through December 31, 2001, for minimum payments in the event of involuntary termination or death of this individual. In 1999, the Company agreed to a settlement agreement with the employee with a net cost of $327,750, which

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999

includes cancellation of a note receivable from the employee for $36,563 plus accrued interest of $6,056 (see note 8). The settlement is payable in quarterly installments over three years, the total of which has been recorded at a discounted amount of $285,131 plus interest of $21,037 (see note 5).

   Until 1998, the Company was contingently liable to another employee under similar contract conditions. This employee retired effective December 31, 1998, and the Company agreed to a total severance cost of $550,542, which is payable as follows: cancellation of a note receivable due from the employee for $48,754 plus accrued interest of $3,863 (see note 8) and payment of the balance of his contract in quarterly installments over four years, the total of which has been recorded at a discounted amount of $458,342 plus interest of $39,583 (see note
5).

(11) Acquisition of GeneScreen by Orchid

   On December 30, 1999, Orchid acquired all of the outstanding shares of common and preferred stock of GeneScreen in exchange for a stated price of $18,000,000 which was satisfied by consideration consisting primarily of Orchid Series E convertible preferred stock ("Series E") with a stated value of $4.50 per share (see note 9). The Company estimates that approximately $400,000 will be paid in lieu of issuing Series E shares to satisfy certain regulatory requirements and eliminate fractional shares. This equates to approximately 88,889 shares of Series E, which are not expected to be issued. Also, as part of the acquisition, the note receivable from Orchid of $3,547,821 was cancelled. GeneScreen incurred costs totaling $902,490 for fees to outside advisors related to this transaction which are included in general and administrative expenses in the 1999 consolidated statements of operations. Amounts included in the accompanying consolidated financial statements are stated on a historical cost basis and do not reflect any fair value adjustments which might result from the application of purchase accounting as a result of the acquisition of the Company by Orchid.

 [Description of our objective and the four major strategies of it as discussed in the "Business and Commercialization Strategy".]

                                [corporate logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the estimated underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

      SEC registration fee................................................. $
      NASD filing fee......................................................
      Nasdaq National Market listing fee...................................
      Blue Sky fees and expenses...........................................
      Transfer Agent and Registrar fees....................................
      Accounting fees and expenses.........................................
      Legal fees and expenses..............................................
      Printing and mailing expenses........................................
      Miscellaneous........................................................
                                                                            ---
        Total.............................................................. $
                                                                            ===

Item 14. Indemnification of Directors and Officers

   Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

   Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

Item 15. Recent Sales of Unregistered Securities

   Set forth in chronological order is information regarding shares of common stock issued, options granted and warrants granted by the Registrant in the three years preceding the filing of this Registration Statement. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

   A. Certain Stock Option Grants

   The Registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either (1)
Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                                        Average
                                                                Number  Weighted
                                                                  of    Exercise
                                                                Shares   Price
                                                                ------- --------
February 1, 1997 to January 31, 1998........................... 211,730  $.001
February 1, 1998 to January 31, 1999........................... 418,038  $ .92
February 1, 1999 to January 31, 2000........................... 957,529  $1.25

   B. Issuances of capital stock

   1. In December 1997, we entered into a License and Option Agreement with Sarnoff Corporation, a five percent beneficial stockholder, under which we received a license under certain technology to research, develop and sell products and services in the field of combinatorial chemistry and in vitro diagnostics and options to obtain exclusive licenses for the use of technology in four designated areas of microfluidics. In consideration of grant of those licenses, we issued Sarnoff 82,500 shares of our common stock and 167,500 shares of our Series A convertible preferred stock. Concurrent with the exercise of each option, we are obligated to issue Sarnoff 33,300 shares of our common stock and 66,700 shares of our Series A convertible preferred stock and to fund research to be performed by Sarnoff in an amount as defined in the agreement, but no less than $5.5 million in the aggregate. We exercised one option in each of December 1998 and 1999. In consideration of the exercise of each option, we issued Sarnoff 33,300 shares of our common stock and 66,700 shares of our Series A convertible preferred stock in 1998 and in 1999. In connection with this agreement we also issued SmithKline Beecham an aggregate of 75,000 shares of our common stock.

   2. From December 23, 1997 through March 27, 1998, we sold approximately 2,480,176 shares of our Series C convertible preferred stock in a private placement to sixteen accredited investors for an aggregate purchase price of $27,500,000.

   3. On April 1, 1998, in connection with the consummation of a License Agreement with Dynal A.S., we issued 90,090 shares of our common stock to Dynal at an aggregate purchase price of $1,000,000.

   4. On December 10, 1998, in connection with the exercise of options under our License and Option Agreement with Sarnoff Corporation, we issued Sarnoff an aggregate of 33,300 shares of our common stock and 66,700 shares of our Series A convertible preferred stock. In connection with the exercise of one of the options under this agreement, we also issued SmithKline Beecham an aggregate of 35,200 shares of our Series B convertible preferred stock.

   5. In June 1999, we consummated a bridge financing in which we issued subordinated convertible term notes in the aggregate principal amount of $7,590,000 and warrants to purchase 379,500 shares of our common stock to twelve accredited investors. The aggregate principal amount of these notes, and all accrued interest thereon, automatically converted into 1,916,849 shares of our Series E convertible preferred stock in December 1999.

   6. On November 5, 1999, we consummated a bridge financing in which we issued a senior convertible promissory note in the original principal amount of $2,250,000 to Affymetrix, Inc. The aggregate principal amount of this note, and all accrued interest thereon, was automatically converted into 505,897 shares of our Series E convertible preferred stock in January 2000. In connection with the closing of this bridge financing, Affymetrix granted us two put options to require Affymetrix to purchase an aggregate of approximately 55,555 shares of common stock at a purchase price of $9.00 per share. The put options are exercisable by us upon the occurrence of certain triggering events and expire, if not exercised, on the second anniversary of their issuance.

   7. On December 10, 1999, in connection with the exercise of certain options under our License and Option Agreement with Sarnoff Corporation, we issued Sarnoff an aggregate of 83,300 shares of our common stock and 66,700 shares of our Series A convertible preferred stock. In connection with the agreement, we also issued SmithKline Beecham an aggregate of 35,200 shares of our Series B convertible preferred stock.

   8. On December 22, 1999, in connection with the consummation of the Series E private placement and pursuant to the terms of the June 1999 bridge financing, we issued the investors in the bridge financing additional warrants to purchase 382,410 shares of our common stock.

   9. From December 22, 1999 through January 27, 2000, we sold an aggregate of 19,000,000 shares of our Series E convertible preferred stock in a private placement to 147 investors at an aggregate purchase price of $85,500,000.

   The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
 * 1         Form of Underwriting Agreement

   3.1       Certificate of Incorporation of the Registrant

 * 3.2 Restated Certificate of Incorporation of the Registrant, to be effective immediately prior to the closing of this offering

   3.3       Bylaws of the Registrant

 * 3.4 Restated Bylaws of the Registrant, to be effective immediately after the closing of this offering

 * 4.1       Specimen certificate for shares of common stock

 * 5         Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

  10.1 1995 Stock Incentive Plan, as amended, including form of stock option certificate for incentive and non-statutory stock options

 *10.2 2000 Employee, Director, Consultant Stock Plan, including form of stock option certificate for incentive and non-statutory stock options

 *10.3       Executive Benefit Program

  10.4       Lease Agreement between College Road Associates, Limited
             Partnership and the Registrant, dated March 6, 1998

 +10.5       Collaboration Agreement, by and between the Registrant and
             Affymetrix, Inc., dated
             November 5, 1999, as amended by Amendment No. 1 dated November 12,
             1999

 +10.6       License and Option Agreement, dated December 10, 1997, between
             Sarnoff Corporation and the Registrant

  10.7       Employment Agreement, dated November 1, 1996, by and between the
             Registrant and Dale R. Pfost, Ph.D.

 *10.8       Employment Agreement, dated June 1, 1998, by and between the
             Registrant and Donald R. Marvin

  21.1       Subsidiaries of the Registrant

  23.1       Consent of KPMG LLP

  23.2       Consent of KPMG LLP

  23.3       Consent of Deloitte & Touche LLP

 *23.4       Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
             (included in Exhibit 5)

  24         Power of Attorney (see page II-6)

  27         Financial Data Schedule

------------
*  To be filed by amendment

+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Act, filed on February 18, 2000

    (b) Financial Statement Schedules

    All schedules are omitted because they are not required, are not applicable or the information is included in financial statements or notes thereto.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on this 18th day of February, 2000.

                                          Orchid BioSciences, Inc.
                                                     /s/ Dale R. Pfost
                                          By:__________________________________
                                                      Dale R. Pfost,
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   We, the undersigned officers and directors of Orchid BioSciences, Inc., hereby severally constitute and appoint Dale R. Pfost, Donald R. Marvin and Joseph E. Mullaney III Esq., John J. Cheney III Esq. and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Dale R. Pfost, Ph.D.        President, Chief Executive  February 18, 2000
______________________________________  Officer and Director
         Dale R. Pfost, Ph.D.           (principal executive
                                        officer)

         /s/ Donald R. Marvin          Senior Vice President,      February 18, 2000
______________________________________  Chief Operating Officer
           Donald R. Marvin             and Chief Financial
                                        Officer (principal
                                        financial and accounting
                                        officer)

      /s/ Sidney M. Hecht, Ph.D.       Director                    February 18, 2000
______________________________________
        Sidney M. Hecht, Ph.D.

         /s/ Samuel D. Isaly           Director                    February 18, 2000
______________________________________
           Samuel D. Isaly

    /s/ Jeremy M. Levin, D. Phil.,     Director                    February 18, 2000
              MB.BChir.
______________________________________
 Jeremy M. Levin, D.Phil., MB.BChir.

         /s/ Anne M. VanLent           Director                    February 18, 2000
______________________________________
           Anne M. VanLent

   /s/ Robert M. Tien, M.D., M.P.H.    Director                    February 18, 2000
______________________________________
     Robert M. Tien, M.D., M.P.H.

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
 * 1         Form of Underwriting Agreement

   3.1       Certificate of Incorporation of the Registrant

 * 3.2 Restated Certificate of Incorporation of the Registrant, to be effective immediately prior to the closing of this offering

   3.3       Bylaws of the Registrant

 * 3.4 Restated Bylaws of the Registrant, to be effective immediately after the closing of this offering

 * 4.1       Specimen certificate for shares of common stock

 * 5         Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

  10.1 1995 Stock Incentive Plan, as amended, including form of stock option certificate for incentive and non-statutory stock options

 *10.2 2000 Employee, Director, Consultant Stock Plan, including form of stock option agreement for incentive and non-statutory stock options

 *10.3       Executive Benefit Program

  10.4       Lease Agreement between College Road Associates, Limited
             Partnership and the Registrant, dated March 6, 1998

 +10.5 Collaboration Agreement, by and between the Registrant and Affymetrix, Inc., dated
             November 5, 1999, as amended by Amendment No. 1 dated November 12,
             1999.

 +10.6       License and Option Agreement, dated December 10, 1997, between
             Sarnoff Corporation and the Registrant

  10.7       Employment Agreement, dated November 1, 1996, by and between the
             Registrant and Dale R. Pfost, Ph.D

 *10.8       Employment Agreement, dated June 1, 1998, by and between the
             Registrant and Donald R. Marvin

  21.1       Subsidiaries of the Registrant.

  23.1       Consent of KPMG LLP

  23.2       Consent of KPMG LLP

  23.3       Consent of Deloitte & Touche LLP

 *23.4       Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
             (included in Exhibit 5)

  24         Power of Attorney (see page II-6)

  27         Financial Data Schedule

------------
*  To be filed by amendment.

+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Act, filed on February 18, 2000.